Exhibit 10.6

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated as of May 13, 2025

by and among

BARCLAYS BANK PLC,

as Purchaser,

RE BDC LOANS 1, LLC,

as a Seller,

and

any Additional Seller joined hereto from time-to-time

i

TABLE OF CONTENTS

(continued)

ii

ANNEXES AND EXHIBITS

ANNEX I	Seller Wire Instructions

EXHIBIT I	Names and Addresses for Communications between Parties
EXHIBIT II	Form of Confirmation Statement
EXHIBIT III	Authorized Representatives of Sellers
EXHIBIT IV-A	Form of Power of Attorney (for Purchased Assets secured by Mortgaged Properties located in the United States)
EXHIBIT IV-B	Form of Power of Attorney (for Purchased Assets secured by Mortgaged Properties located in England or Wales)
EXHIBIT IV-C	Form of Power of Attorney (for Purchased Assets secured by Mortgaged Properties located in the European Union)
EXHIBIT IV-D	Form of Power of Attorney (for Purchased Assets secured by Mortgaged Properties located in Sweden)
EXHIBIT IV-E	Form of Power of Attorney (for Purchased Assets secured by Mortgaged Properties located in Australia)
EXHIBIT IV-F	Form of Power of Attorney (for Purchased Assets secured by Mortgaged Properties located in Canada)
EXHIBIT V-A	Representations and Warranties Regarding Individual Purchased Assets (for all Purchased Assets)
EXHIBIT V-B	Representations and Warranties Regarding Individual Purchased Assets (for Purchased Assets secured by Mortgaged Properties located in England or Wales)
EXHIBIT V-C	Representations and Warranties Regarding Individual Purchased Assets (for Purchased Assets secured by Mortgaged Properties located in the European Union)
EXHIBIT V-D	Representations and Warranties Regarding Individual Purchased Assets (for Purchased Assets secured by Mortgaged Properties located in Sweden)
EXHIBIT V-E	Representations and Warranties Regarding Individual Purchased Assets (for Purchased Assets secured by Mortgaged Properties located Australia)
EXHIBIT V-F	Representations and Warranties Regarding Individual Purchased Assets (for Purchased Assets secured by Mortgaged Properties located in Canada)
EXHIBIT V-G	Representations and Warranties Regarding Individual Purchased Assets (for Repack Securities)
EXHIBIT VI	Asset Information
EXHIBIT VII	Advance Procedures
EXHIBIT VIII	Form of Margin Call Notice
EXHIBIT IX	Form of Release Letter
EXHIBIT X	Form of Covenant Compliance Certificate
EXHIBIT XI	Form of Redirection Letter
EXHIBIT XII	Form of Bailee Letter

iii

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of May 13, 2025 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and among BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (including any successor thereto, “Purchaser”), RE BDC LOANS 1, LLC, a limited liability company organized under the laws of the State of Delaware, and any Additional Seller joined hereto from time-to-time (each, a “Seller” and collectively, “Sellers”).

ARTICLE 1

APPLICABILITY

Subject to the terms of the Transaction Documents, from time to time during the Availability Period (as defined herein) the parties hereto may enter into transactions in which a Seller will sell to a Purchaser, all of such Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) on a servicing-released basis and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds (in the Applicable Currency of the related Eligible Asset) by Purchaser to such Seller (or at the direction of such Seller to a Designated Funding Party), with a simultaneous agreement by Purchaser to re-sell back to such Seller, and by such Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds (in the Applicable Currency of the related Eligible Asset) by such Seller to Purchaser. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by the applicable Seller and Purchaser, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Purchaser to engage in Transactions, but sets forth the requirements under which Purchaser would consider entering into Transactions from time to time. At no time shall Purchaser be obligated to purchase or effect the transfer of any Eligible Asset from any Seller to Purchaser.

ARTICLE 2

DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“Accelerated Repurchase Date” shall have the meaning specified in Article 14(b).

“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those mortgage loan, mezzanine loan or participation interest servicing practices of prudent mortgage lending institutions that service mortgage loans, mezzanine loans and/or participation interests of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Account Bank” shall mean PNC Bank, National Association or any other or successor account bank appointed by Purchaser in its sole and absolute discretion and reasonably acceptable to Sellers.

“Account Control Agreement” shall mean, individually or collectively, as the context may require, each account control or similar agreement entered into among Purchaser, a Seller and an Account Bank relating to any Collection Account hereunder, in each case, as such agreement may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement by such Person as debtor or with the authorization of such Person of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law relating to the protection of creditors, (b) suffering any such petition or proceeding described in clause (a) to be commenced by another Person which (i) is consented to, solicited by, colluded with or not timely contested or (ii) results in the entry of an order or decree for relief; (c) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (d) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (e) the making by such Person of a general assignment for the benefit of creditors; (f) the admission in a legal proceeding by such Person of its inability to, or intention not to, pay its debts or discharge its obligations as they become due or mature; or (g) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person (or, with respect to clauses (a) through (g) above, any equivalent in each relevant jurisdiction).

“Additional Seller” shall mean any entity joined to this Agreement and the other Transaction Documents from time to time as a Seller in accordance with Article 34(e).

“Additional Sequential Pay Percentage” shall have the meaning specified in the Fee Letter.

“Additional Sequential Pay Trigger Event” shall have the meaning specified in the Fee Letter.

“Affiliate” shall mean, (a) when used with respect to any Seller Party, Manager, Guarantor and its Subsidiaries, and (b) when used with respect to any other specified Person, (i) any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person or (ii) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“Amortization Amounts” shall mean, with respect any Purchased Asset and any date of determination, an amount equal to (i) all available Income with respect to such Purchased Asset actually deposited into the applicable Collection Account as of such date minus (ii) amounts to be applied to pay the accrued and unpaid Purchase Price Differential and all other amounts that are due and owing to Purchaser with respect to such Purchased Asset as of such date.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction in which any Seller Party is located or doing business applicable to such Seller Party and any of their respective Affiliates from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” shall mean all anti-money laundering laws and regulations of any jurisdiction in which any Seller Party is located or doing business applicable to such Seller Party and any of their respective Affiliates.

“Applicable Currency” shall mean U.S. Dollars, Pounds Sterling, Euros, Swedish Krona, Australian Dollars, Canadian Dollars or such other currency permitted by Purchaser, in its sole and absolute discretion, as applicable.

“Approved Fund” shall mean any fund that is administered or managed by (a) Purchaser, (b) an Affiliate of Purchaser or (c) an entity or an Affiliate of an entity that administers or manages Purchaser; provided that, no Approved Fund shall have any investor, limited partner or member with decision-making, approval or consent rights with respect to the Purchased Assets or the Transaction Documents which is, a Direct Competitor.

“Approved Future Advance” shall mean, with respect to any Future Advance Purchased Asset, any Future Advance thereunder that was pre-approved by Purchaser in connection with the purchase of such Purchased Asset and as indicated in the related Confirmation.

“Asset Assignment Agreement” shall mean, with respect to any Purchased Asset not secured by Mortgaged Properties located in the United States, as applicable in the relevant jurisdiction(s) applicable to the Purchased Asset, a security agreement or a security deed between the applicable Seller and Purchaser pursuant to which such Seller assigns and charges to Purchaser all of its right, title and interest under and in relation to each related Purchased Asset Document relating to such Purchased Asset (including its rights against any Security Agent) and any professional report delivered with respect to such Purchased Asset that is addressed to or capable of being relied on by such Seller (in such form as Purchaser may reasonably require).

“Asset Combination” shall mean any Mezzanine Asset together with the related Mezzanine Related Asset.

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VI attached hereto to the extent applicable to such Purchased Asset.

“Asset Schedule and Exception Report” shall have the meaning specified in the Custodial Agreement.

“Assets” shall have the meaning specified in Article 1.

“Australian Dollars” shall mean freely transferable lawful money of the Commonwealth of Australia.

“Availability Period” shall mean the period (i) beginning on the Closing Date and (ii) ending May 13, 2026, as such date may be extended pursuant to Article 3(f).

“Availability Period Extension” shall have the meaning specified in Article 3(f).

“Availability Period Extension Conditions” shall have the meaning specified in Article 3(f).

“Bailee” shall mean (i) Ropes & Gray LLP, (ii) with respect to any Purchased Asset secured by Mortgaged Property located in England, a firm of solicitors regulated by the Solicitors Regulation Authority which is reasonably acceptable to Purchaser or (iii) any other attorney-at-law or law firm reasonably acceptable to Purchaser, or notary (if required in the relevant jurisdiction) that has, in the case of each of (i), (ii) and (iii) herein, delivered at Seller’s request a Bailee Letter, as applicable.

“Bailee Letter” shall mean a letter from a Seller and acknowledged by Bailee and Purchaser substantially in the form attached hereto as Exhibit XII, pursuant to which the Bailee (i) agrees to issue a Bailee Trust Receipt upon taking possession of the Purchased Asset Documents identified in such Bailee Letter, (ii) confirms that it is holding the Purchased Asset Documents as bailee (in the case of Purchased Assets denominated in U.S. Dollars) or agent (in the case of any other Purchased Assets), as applicable, for the benefit of Purchaser under the terms of such Bailee Letter, (iii) agrees that it shall deliver such Purchased Asset Documents to Custodian, or as otherwise directed by Purchaser in writing, by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset and (iv) agrees to indemnify Purchaser and Sellers for any failure of Bailee to deliver the Purchased Asset Documents in accordance with the Bailee Letter.

“Bailee Trust Receipt” shall mean a trust receipt issued by Bailee to Purchaser in accordance with and substantially in the form contained in Exhibit XII confirming the Bailee’s possession of the Purchased Asset Documents listed thereon.

“Bankruptcy Code” shall mean The United States Bankruptcy Code of 1978, as amended from time to time.

“Base Currency” shall mean U.S. Dollars.

“BBSY Rate” shall mean the Australian Bank Bill Swap Reference Rate (bid) administered by ASX Benchmarks Pty Limited (or any other person which takes over administration of that rate).

“Benchmark” shall mean, for any Transaction:

(a) if the Benchmark is not set forth in the Confirmation, other than a Transaction denominated in Pounds Sterling, the applicable benchmark (including any benchmark replacement adjustment) in effect under the applicable Purchased Asset Documents;

(b) if the Benchmark is not set forth in the Confirmation, which is denominated in Pounds Sterling, the Daily Non-Cumulative Compounded RFR Rate (for the avoidance of doubt, if any day during a Pricing Rate Period is not a London Business Day, the Benchmark for such day shall be the Daily Non-Cumulative Compounded RFR Rate determined as of the immediately preceding London Business Day); or

(c) such other Benchmark as is mutually agreed to by the applicable Seller and Purchaser as set forth in the related Confirmation;

provided that, in each case, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to such Benchmark or any other then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Article 6(b); provided further, that, during the Benchmark Unavailability Period is in effect, then “Benchmark” shall mean the Prime Rate until a Benchmark Replacement is implemented in accordance with this Agreement. The initial Benchmark as of the Purchase Date for any Purchased Asset shall be specified in the related Confirmation.

“Benchmark Conforming Changes” shall mean with respect to any Benchmark or Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “BBSY Rate,” “Business Day,” “Daily Non-Cumulative Compounded RFR Rate,” “EURIBOR,” “Pricing Rate,” “Pricing Rate Period,” “Prime Rate,” “Reference Time,” “SONIA Reference Rate,” “STIBOR,” “TARGET Settlement Day,” “Term CORRA” and “Term SOFR” and any similar defined term in this Agreement, provisions with respect to timing and frequency of determining rates and making payments of price differential, length of lookback periods, the formula for calculating such Benchmark or Benchmark Replacement, the formula, methodology or convention for applying the Benchmark Floor to any Benchmark or Benchmark Replacement and other technical, administrative or operational matters) that Purchaser decides may be appropriate to reflect the adoption and implementation, and to permit the administration, of such Benchmark or Benchmark Replacement by Purchaser in a manner substantially consistent with market practice (or, if Purchaser decides that any portion of such market practice is not administratively feasible or if Purchaser determines that no market practice for the administration thereof exists, in such other manner of administration as Purchaser decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Floor” shall mean, at any time, with respect to any Transaction, the greater of (a) zero and (b) the Benchmark Floor set forth in the related Confirmation with respect to the then-applicable Benchmark.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Purchaser as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the relevant Governmental Authority or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for commercial mortgage loan repurchase facilities or other similar agreements denominated in the Applicable Currency with similarly situated counterparties at such time and (b) the Benchmark Replacement Adjustment. Notwithstanding the foregoing, if any setting of the Benchmark Replacement as provided above would result in such Benchmark Replacement setting being less than the applicable Benchmark Floor, such setting of the Benchmark Replacement shall instead be deemed to be such Benchmark Floor.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark for any Transaction, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Purchaser giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Benchmark Replacement by the relevant Governmental Authority or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Benchmark Replacement for commercial mortgage loan repurchase facilities denominated in the Applicable Currency with similarly situated counterparties at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark for any Transaction:

(i) in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or

(ii) in the case of clause (iii) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark has been determined and announced by the regulatory supervisor for the administrator of such Benchmark to be no longer representative or to be non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (iii) even if such Benchmark continues to be provided on such date; or

(iii) in the case of any other clause of the definition of “Benchmark Transition Event,” the date set forth in a written notice from Purchaser to Sellers; or

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark for any Transaction:

(i) a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(ii) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(iii) a public statement or publication of information by or on behalf of the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; or

(iv) Purchaser determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining such Benchmark; or

(v) Purchaser determines in its sole discretion that the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Transactions to accrue Purchase Price Differential based on such Benchmark.

“Benchmark Unavailability Period” shall mean, unless and until a Benchmark Replacement is implemented with respect to the then-current Benchmark pursuant to Article 6(c), for each (if any) Pricing Rate Period for which Purchaser determines in its sole discretion that (a) adequate and reasonable means do not exist for ascertaining the then-current Benchmark (including that the applicable Benchmark cannot be determined in accordance with the applicable definitions set forth herein or in any other applicable document) or (b) that it is unlawful to use the then-current Benchmark to determine the applicable Pricing Rate for any Pricing Rate Period.

“Borrower” shall mean (a) with respect to a Purchased Asset denominated in U.S. Dollars, (i) the obligor on a Promissory Note related to the applicable Purchased Asset and (ii)(x) in the case of a Mortgage Loan related to the applicable Purchased Asset, the grantor of the related Mortgage or (y) in the case of a Mezzanine Loan related to the applicable Purchased Asset, the grantor of the pledge under the related pledge agreement and (b) with respect to a Purchased Asset denominated in an Applicable Currency other than U.S. Dollars, each obligor under the related Purchased Asset Documents.

“Breakage Costs” shall mean all actual out-of-pocket cost, loss or expense of terminating or replacing any one-month hedging transactions in connection with any permitted or required reductions of the Purchase Price on any day other than a Remittance Date or any conversion of a Benchmark on any day other than a Remittance Date. Any Breakage Costs shall be payable in the Applicable Currency in which they were incurred.

“Broad Affiliate” shall mean with respect to any Seller Party, (a) any Person directly or indirectly Controlling, Controlled by, or under common Control with, such Seller Party, including without limitation, as a result of being Controlled by an investment manager or general partner which is either the same entity or is commonly Controlled and (b) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange, the Federal Reserve Bank of New York or banks in the States of New York, Kansas, Georgia or Minnesota or in the cities of Dublin, London, Stockholm or Sydney or, as it relates to a specific Purchased Asset, the relevant non-U.S. jurisdiction in which the Mortgaged Property securing the related Purchased Asset is located or the laws of which otherwise govern the Purchased Asset Documents relating to the subject Purchased Asset (or as otherwise designated in the Purchased Asset Documents relating to the subject Purchased Asset and stated in the related Confirmation) are authorized or obligated by law or executive order to be closed.

“Canadian Dollar” and “$CAD” shall mean the lawful currency for the time being of Canada.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Flow Trigger Date” shall mean the first day of the third (3rd) year of the Post- Availability Period.

“Change of Control” shall mean the occurrence of any of the following events (a) any consummation of a merger, amalgamation, or consolidation of Guarantor with or into another entity or any other reorganization occurs and more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s stock or other ownership interest in such entity outstanding immediately after such merger, amalgamation, consolidation or such other reorganization is not owned directly or indirectly by Persons who were stockholders or holders of such other ownership interests in Guarantor immediately prior to such merger, amalgamation, consolidation or other reorganization; (b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d- 3 and 13d-5 under the Exchange Act), directly or indirectly, of thirty five (35%) or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of trustees other than Affiliates of Guarantor (disregarding the proviso to the definition of “Affiliate”) and an investment vehicle advised by an Affiliate of Blackstone Inc. or to the extent such voting power is obtained through an offering or a secondary market transfer; (c) the Manager or one of its Affiliates does not serve as an investment adviser to the Guarantor; (d) Guarantor shall cease to directly or indirectly own and control, of record and beneficially, 100% of the Capital Stock of each Pledgor; (e) any Pledgor shall cease to directly own and control, of record and beneficially, 100% of the Capital Stock of its related Seller; or (f) any transfer of all or substantially all of Guarantor’s assets (other than any securitization transaction or any repurchase or other similar transactions in the ordinary course of Guarantor’s business).

“Closing Date” shall mean May 13, 2025.

“Collateral” shall have the meaning specified in Article 7(a).

“Collection Accounts” shall have the meaning specified in Article 5(c).

“Committed Margin Excess” shall have the meaning specified in the Fee Letter.

“Companion Interest” shall mean, with respect to any Purchased Asset that is a Participation Interest or a Senior Note, any subordinate or pari passu Promissory Note or Participation Interest secured directly or indirectly by the same Mortgaged Property.

“Confirmation” shall have the meaning specified in Article 3(c).

“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Controlling Holder” shall mean, the holder of any Promissory Note or Participation Interest, to the extent that such holder has the full power, authority and discretion to service (or cause to be serviced) the related Mortgage Loan and/or Mezzanine Loan and to direct servicing actions with respect thereto (including, without limitation, to modify and amend the terms thereof and to pursue remedies and enforcement actions) (provided that the granting or possession of major or fundamental decision rights or similar consent rights in favor of any holder of a companion Promissory Note or companion Participation Interests shall not cause “full power, authority and discretion” to be deemed absent for the purposes of this definition).

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit X hereto.

“Credit Risk Asset” shall have the meaning specified in the Fee Letter.

“Credit Risk Asset Repurchase Trigger Event” shall have the meaning specified in the Fee Letter.

“Current Availability Period” shall have the meaning specified in Article 3(f).

“Current Termination Date” shall have the meaning specified in Article 3(g).

“Custodial Agreement” shall mean the custodial agreement by and among Custodian, one or more Sellers and Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodian” shall mean U.S. Bank, National Association, or any successor custodian appointed by Purchaser and reasonably acceptable to Sellers.

“Daily Non-Cumulative Compounded RFR Rate” shall mean, with respect to any Transaction denominated in Pounds Sterling, for any RFR Banking Day “i” during a Pricing Rate Period is the percentage rate per annum calculated by the applicable Purchaser (without rounding, to the extent reasonably practicable for Purchaser, taking into account the capabilities of any software used for that purpose) as set out below (provided that if the resultant figure is less than zero, the Daily Non-Cumulative Compounded RFR Rate shall be zero):

(UCCDRi – UCCDRi–1) ×365/ni

where:

“RFR Banking Day” means London Business Day;

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Pricing Rate Period;

“ni” means the number of calendar days from, and including, that RFR Banking Day;

“i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Pricing Rate Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the party performing the calculation, taking into account the capabilities of any software used for that purpose):

ACCDR ×tni / 365

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Pricing Rate Period to, and including, that Cumulated RFR Banking Day; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places) calculated as set out below:

and where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the Lookback Period prior to that RFR Banking Day “i”;

“Daily Rate” means the SONIA Reference Rate for that day;

“Lookback Period” means five RFR Banking Days;

“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

“tni” has the meaning given to that term above.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Threshold” shall have the meaning specified in the Fee Letter.

“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§18-101 et seq., as amended.

“Designated Funding Party” shall mean a title company or escrow agent selected by Seller to receive any funds on its behalf with respect to any Transaction and specified in the related Confirmation that has been (a) reasonably approved by Purchaser and (b) satisfies the applicable customary “Know Your Customer” requirements of Purchaser.

“Direct Competitor” shall have the meaning specified in the Fee Letter.

“Dividing LLC” shall mean a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division” shall mean the division of a Dividing LLC into two (2) or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Due Diligence Package” shall have the meaning specified in Exhibit VII to this Agreement.

“Early Repurchase Amounts” shall have the meaning specified in Article 3(d).

“Early Repurchase Date” shall have the meaning specified in Article 3(d).

“Effective Purchase Price Percentage” shall mean, with respect to any Purchased Asset as of any date of determination, the percentage obtained by dividing the outstanding Purchase Price of the Purchased Asset by the unpaid principal balance of such Purchased Asset.

“Eligibility Criteria” shall mean:

(a) with respect to any Mortgage Loan or Mezzanine Loan, such Mortgage Loan or Mezzanine Loan:

(i)	is performing as of its Purchase Date;

(ii)

is fully disbursed (except for customary holdbacks, reserves, escrows and Future Advances for interest, repairs, capital improvements, tenant improvements, leasing commissions and such other items as may be set forth in the related Purchased Asset Documents);

(iii)	is denominated in an Applicable Currency;

(iv)	accrues interest at a floating rate based on the Benchmark for the Applicable Currency or a replacement benchmark in accordance with the related Purchased Asset Documents;

(v)	has an interest rate cap in place that is acceptable to Purchaser in its sole and absolute discretion as of the related Purchase Date;

(vi)	has a term to maturity of no greater than five (5) years, inclusive of extension options,

(vii)

has a maximum principal balance of at least $10 million (or, with respect to any Purchased Asset for which the Applicable Currency is not the Base Currency, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency as of the date of determination);

(vi) if previously subject to another warehouse, repurchase or similar facility, was not subject to a margin call or mandatory early repurchase thereunder;

(viii) has an underlying Borrower/obligor that is a bankruptcy-remote special purpose entity;

(ix) in the case of a Mortgage Loan, is secured by a first Lien mortgage or deed of trust on one or more properties that are of an Eligible Property Type and otherwise satisfies the criteria set forth in the definition of Eligible Property Type, and in the case of a Mezzanine Loan, is secured by a first Lien pledge of the equity in the Borrower under the related Mortgage Loan (or, with respect to a junior Mezzanine Loan, the direct parent of the Borrower under such Mezzanine Loan immediately senior to such junior Mezzanine Loan in order of payment of priority);

(x) has, as of its Purchase Date, a senior financing as-is loan-to-value ratio (taking into account the Mortgage Loan and any related Mezzanine Loan that is, or is proposed to be, a Purchased Asset, together with any pari-passu loans but excluding any subordinate loans secured directly or indirectly by the same collateral (“Senior Financing”)) of up to 80.0% as determined by Purchaser in its sole and absolute discretion on a case-by-case basis on or prior to the related Purchase Date;

(xi) has, as of its Purchase Date, a total financing as-is loan-to-value ratio (taking into account such Mortgage Loan together with any related pari-passu or subordinate (including mezzanine) loans secured directly or indirectly by the same collateral (the “Total Financing”)) of up to 85.0% as determined by Purchaser in its sole and absolute discretion on a case-by-case basis on or prior to the related Purchase Date;

(xii) in the case of a Mezzanine Loan, is denominated in the same Applicable Currency as the related Mortgage Loan; and

(xiii) as of its Purchase Date, satisfies the requirements set forth in the Eligibility Matrix; or

(b) with respect to any Mezzanine Loan, Senior Note or Senior Participation Interest, the related Mortgage Loan and/or Mezzanine Loan, as applicable, satisfies the criteria set forth in clause (a) above.

(c) with respect to any Repack Security, the related Repackaged Mortgage Loan satisfies the criteria set forth in clause (a) above.

“Eligibility Matrix” shall have the meaning specified in the Fee Letter.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $650,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning (including indirectly through REMIC bonds and/or securitizations) commercial real estate loans or interests therein (including, without limitation, A-notes, B-notes, participations and mezzanine loans with respect to commercial real estate) or owning and operating commercial properties.

“Eligible Asset” shall mean any Mortgage Loan, Mezzanine Loan, Senior Note, Senior Participation Interest or Repack Security (a) that is approved by Purchaser in its sole and absolute discretion (Purchaser’s approval of an Eligible Asset shall be made as of the related Purchase Date and may not be withdrawn by Purchaser unless the information provided by any Seller in connection with such approval was (in the aggregate with any updated information provided) materially false or misleading or omitted any material fact as of the Purchase Date); (b) that satisfies the Eligibility Criteria; (c) that is not a “securitisation” under the Securitisation Rules; and (d) with respect to which, on the related Purchase Date, the representations and warranties with respect to such Purchased Asset set forth in this Agreement (including the Exhibits hereto) are true and correct in all material respects, except to the extent disclosed in a Requested Exceptions Report approved in accordance with the terms hereof; provided, that any Mezzanine Asset shall be transferred to Purchaser together with the related Mezzanine Related Asset and, after becoming a Purchased Asset, repurchased together with the related Mezzanine Related Asset pursuant to this Agreement.

Unless otherwise specified, with respect to any Asset Combination, any reference to Eligible Asset shall include the applicable Mezzanine Related Asset and the Mezzanine Asset that is, or is proposed to be, subject to the same Transaction.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement: (i) loans that, as of the related Purchase Date, are non-performing, defaulted or delinquent; (ii) construction loans; (iii) mortgage-backed securities (other than Repack Securities); (iv) loans secured by raw, vacant or unimproved land; (v) standalone Mezzanine Loans, (vi) participation interests in any assets described in the preceding clauses (i) through (v) and (vii) any Purchased Asset for which a Credit Risk Asset Repurchase Trigger Event has occurred.

“Eligible Property Types” shall mean multi-family, office, retail, hospitality, industrial, self-storage, logistics warehouses and manufactured housing properties, or properties made up of any combination of the foregoing, in each case that: (i) are not undergoing, and not be scheduled to undergo, any ground-up construction; and (ii) are free of material structural and/or environmental defects.

The Eligible Property Type criteria set forth herein may be revised by Purchaser in its sole and absolute discretion with respect to any new Eligible Assets proposed to be purchased by Purchaser pursuant to this Agreement prior to the Purchase Date of such Eligible Asset.

“Equity Pledge Agreement” shall mean individually or collectively, as the context may require, any equity pledge or similar agreement in form and substance acceptable to Purchaser in its sole and absolute discretion, entered into by and between Purchaser and the applicable Pledgor, pursuant to which such Pledgor pledges to Purchaser all of its equity interests in a Seller, in each case, as such agreements may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Equity Pledged Collateral” shall mean the “Pledged Collateral” as defined in the applicable Equity Pledge Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Internal Revenue Code of which any Seller is a member and (b) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which any Seller is a member.

“ESMA Reporting Guidance” shall have the meaning specified in Article 12(b)(vi).

“EURIBOR” shall mean the Euro Interbank Offered Rate for three (3) month deposits in Euros.

“Euros” and “€” shall mean the lawful currency of the member states of the European Union that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time; provided that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), Euro and € shall, for the avoidance of doubt, mean for all purposes of this Agreement the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“Event of Default” shall have the meaning specified in Article 14(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following taxes or amounts imposed on or with respect to any Purchaser or required to be withheld or deducted from a payment to any Purchaser: (a) taxes imposed on or measured by net income or similar taxes imposed in lieu of net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of a Purchaser being organized under the laws of, or having its principal office or the office from which it books a Transaction located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding taxes imposed on amounts payable to or for the account of a Purchaser pursuant to a law in effect as of the date on which such Person (i) acquires such interest in a Transaction or (ii) changes its principal office or the office from which it books a Transaction, except to the extent that, pursuant to Article 23(g) or Article 32, that such taxes were payable to such party’s assignor immediately before such Person became a party hereto or to such Person immediately before it changed its lending office (c) taxes attributable to a Purchaser’s failure to comply with Article 32 of this Agreement and (d) any U.S. federal withholding taxes imposed under FATCA.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Facility Agent” shall mean, with respect to any Purchased Asset that is not denominated in U.S. Dollars, (i) Oxane Partners Limited or (ii) another facility agent which is approved by Purchaser in its reasonable discretion, which in each case, is appointed by the lenders under the related Purchased Asset Documents to administer such Purchased Asset that is not denominated in U.S. Dollars (including performing cash management services, on their behalf or under a parallel debt obligation).

“Facility Security Agent” shall mean, with respect to any Purchased Asset that is in syndicated form, a security agent or a security trustee (if any) appointed by the lenders under such Purchased Asset to hold the benefit of any security agreements relating to such Purchased Asset on their behalf or under a parallel debt obligation.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant thereto, including any intergovernmental agreements, treaty or convention among Governmental Authorities and any rules or guidance implementing such intergovernmental agreements.

“FCA Regulations” shall have the meaning specified in Article 23(a).

“Fee Letter” shall mean the letter agreement, dated as of the Closing Date, from Purchaser and accepted and agreed by Sellers, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Filings” shall have the meaning specified in Article 7(b).

“Funding Date” shall mean each Purchase Date and any other date on which any amount of Purchase Price is transferred from Purchaser to the applicable Seller (or at the direction of such Seller to a Designated Funding Party) with respect to any Purchased Asset.

“Funding Fee” shall have the meaning specified in the Fee Letter.

“Future Advance” shall have the meaning specified in the definition of Future Advance Purchased Asset.

“Future Advance Failure” shall mean, with respect to any Purchased Asset, any Seller’s or Servicer’s receipt of notice or any Seller’s Knowledge of any litigation or other proceeding commenced by the related Borrower alleging a failure to fund any Future Advance by Seller as and when required thereunder, which litigation is continuing for ninety (90) days or more.

“Future Advance Purchased Asset” shall mean any Purchased Asset with respect to which less than the full principal amount of such Purchased Asset (or the related Mortgage Loan or Mezzanine Loan) is funded at origination and the applicable Seller as the holder (or licensee) of such Purchased Asset is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances (each, a “Future Advance”) in the future to the related Borrower.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction over the applicable Person and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean Blackstone Private Real Estate Credit and Income Fund, a Delaware statutory trust.

“Guaranty” shall mean the Guaranty, dated as of the Closing Date, from Guarantor in favor of Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Hedging Transaction” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates, credit spreads or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by any Seller in respect of such Purchased Asset(s) with Purchaser or an Affiliate of Purchaser or one or more other counterparties acceptable to Purchaser in its sole and absolute discretion.

“Impaired Purchased Asset” shall have the meaning specified in the Fee Letter.

“Income” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, repayment, dividend, rental or other income or distribution, insurance and liquidation proceeds, payments in respect of any associated hedging transaction, and all net proceeds from sale or other disposition of such Purchased Asset to a Person other than Purchaser. For the avoidance of doubt, Income shall not include origination fees and expense deposits paid by the Borrowers in connection with the origination and closing of the Purchased Asset, any reimbursement for out-of-pocket costs and expenses which are permitted to be retained by Servicer or any amounts deposited into an escrow reserve pursuant to and in accordance with the related Purchased Asset Documents.

“Indebtedness” shall mean, with respect to any Person, without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person to the extent of such guarantee; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (h) Capitalized Lease Obligations of such Person. Notwithstanding the foregoing, non-Recourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall not be considered Indebtedness for any Person.

“Indemnified Amounts” and “Indemnified Parties” shall each have the respective meanings specified in Article 27(a).

“Indemnified Taxes” means (a) taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Sellers under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Manager” shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Manager be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”) or manager (with the exception of serving as the Independent Manager of a Seller) of any Seller Party or any Affiliate or equity owner of any Seller Party; (ii) a creditor, supplier or service provider who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Manager of such party or as a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to a Seller or any of its equity owners or Affiliates in the ordinary course of business) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, equity owner, creditor, supplier or service provider of any Seller Party or any Affiliate or equity owner of any Seller Party and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or LordSPV, a TMF Group company or, if none of these companies is then providing professional independent directors or managers, another nationally recognized company reasonably acceptable to Purchaser, that is not an Affiliate of a Seller and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Manager”) and is an employee of such a company or companies at all times during his or her service as an Independent Manager. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with any Seller Party (provided such Affiliate does not or did not own a direct or indirect equity interest in any Seller) shall not be disqualified from serving as an Independent Manager, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of any Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than clause (a)(ii) shall not be disqualified from serving as an Independent Manager if such individual is a Professional Independent Manager and such individual complies with the requirements of the previous sentence.

“Initial Sequential Pay Percentage” shall have the meaning specified in the Fee Letter.

“Initial Sequential Pay Trigger Event” shall have the meaning specified in the Fee Letter.

“Insolvency Regulation” shall have the meaning specified in Article 10(b)(ll).

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Knowledge” shall mean, as of any date of determination, the then-current actual (as distinguished from imputed or constructive) knowledge of (i) Robert Sitman and Brian Kim, or in each case their respective replacements (written notice of which shall be given by Sellers to Purchaser, provided that Seller shall give prompt notice to Purchaser of any replacement and there shall always be at least (2) individuals named for purposes of clause (i)), (ii) any asset manager at Blackstone Inc. or any Affiliate thereof responsible for the applicable Purchased Asset or (iii) any other employee with a title equivalent or more senior to that of “principal” within Blackstone Inc. or any Affiliate thereof, in each case of this clause (iii), responsible for the origination, acquisition and/or management of the applicable Purchased Asset.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Litigation Threshold” shall have the meaning specified in the Fee Letter.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, United Kingdom are not open for business.

“Manager” shall have the meaning specified in Article 12(o).

“Manager Affiliate Information” shall have the meaning specified in Article 12(n).

“Margin Call” shall have the meaning specified in Article 4(a).

“Margin Call Deadline” shall have the meaning specified in the Fee Letter.

“Margin Deficit” shall exist, with respect to any Purchased Asset, if (a) the Maximum Purchase Price for such Purchased Asset is less than (b) the outstanding Purchase Price for such Purchased Asset.

“Margin Deficit Event” shall exist, with respect to any Purchased Asset, if the Margin Deficit for such Purchased Asset is at least the Margin Deficit Threshold Amount (or, with respect to any Purchased Asset for which the Applicable Currency is not the Base Currency, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Purchased Asset as of the date of determination).

“Margin Deficit Threshold Amount” shall have the meaning specified in the Fee Letter.

“Margin Excess” shall mean, with respect to any Purchased Asset, on any date of determination, amount (if any) by which the Maximum Purchase Price of such Purchased Asset exceeds the outstanding Purchase Price of such Purchased Asset.

“Margin Excess Request Notice” shall have the meaning specified in the Fee Letter.

“Mark-to-Zero Event” shall have the meaning specified in the Fee Letter.

“Market Value” shall have the meaning specified in the Fee Letter.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, condition (financial or otherwise), assets or operations of the Seller Parties taken as a whole; (b) the ability of any Seller Party to perform its obligations under any of the Transaction Documents; (c) the validity or enforceability of any of the Transaction Documents; or (d) the rights and remedies of Purchaser under any of the Transaction Documents.

“Material Modification” shall mean any amendment, waiver or other modification to the terms of any Purchased Asset Documents, or any other action taken pursuant to or with respect to a Purchased Asset, which, in each case, would have the effect of:

(i) changing the interest rate of a Purchased Asset or the basis on which interest on the Purchased Asset is calculated;

(ii) reducing the maximum principal amount of a Purchased Asset (unless there is a corresponding pro rata repayment and forgiveness of capitalized default interest)

(iii) extending the scheduled maturity date of a Purchased Asset;

(iv) waiving, amending or modifying any material conditions to any extension option under a Purchased Asset if such change would be more permissive in favor of the related Borrower or other obligor thereunder;

(v) consenting to the release or substitution of any material collateral (or portion thereof) for a Purchased Asset (other than in connection with the repayment in full of the Purchased Asset or as contemplated by the related Purchased Asset Documents);

(vi) permitting additional indebtedness secured directly or indirectly by the same collateral as a Purchased Asset or subordinating the ranking of the security for a Purchased Asset or the payment of amounts owing under for a Purchased Asset to any other indebtedness;

(vii) amending, modifying or terminating any material provision of any guarantee or indemnity contained in the related Purchased Asset Documents (other than in connection with the repayment in full of such Purchased Asset or as contemplated by the related Purchased Asset Documents);

(viii) waiving, amending or modifying any material “default” or “event of default” under the related Purchased Asset Documents if such change would be more favorable to the related Borrower or other obligor, including without limitation, entering into any forbearance agreement, or releasing any Borrower or other obligor from any material obligation under the related Purchased Asset Documents;

(ix) modifying the amount or timing of any regularly scheduled payments of principal and non-contingent interest of a Purchased Asset (other than changing the scheduled payment date of a Purchased Asset within any given calendar month and forgiving capitalized default interest); or

(x) waiving, amending or modifying any cash management or reserve account requirements or insurance requirements of a Purchased Asset in any material respect other than changes required or permitted without lender consent under the related Purchased Asset Documents.

With respect to any Purchased Asset which is a Participation Interest, a Senior Note, a Repack Security or any other partial or indirect interest in an underlying Mortgage Loan or Mezzanine Loan, any Material Modification of the related Mortgage Loan or Mezzanine Loan shall be deemed a Material Modification of such Purchased Asset.

“Material Principal Payment” shall mean (i) any unscheduled payment or prepayment of principal received or allocated as principal with respect to a Purchased Asset and (ii) any repayment in full of a Purchased Asset.

“Maximum Facility Purchase Price” shall mean $500,000,000.

“Maximum Purchase Price” shall mean, with respect to any Purchased Asset as of any date of determination, an amount expressed in the Applicable Currency of such Purchased Asset equal to the product of (i) the Purchase Price Percentage for such Purchased Asset multiplied by (ii) the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Market Value of such Purchased Asset; provided that, the Maximum Purchase Price for any Purchased Asset that is comprised of a Mortgage Loan and a related Mezzanine Loan, or a Senior Participation Interest in a Mortgage Loan and a related Mezzanine Loan, shall not exceed the lesser of (x) the unpaid principal balance of the related Mortgage Loan (or interest therein) and (y) the Market Value of such Mortgage Loan (or interest therein).

“Mezzanine Asset” shall mean, any Eligible Asset or Purchased Asset that is a Mezzanine Loan, a Senior Note representing a portion of a Mezzanine Loan or a Participation Interest representing an interest in a Mezzanine Loan.

“Mezzanine Loan” shall mean a whole mezzanine loan that is secured by a pledge of all of the equity interests in entities that own, directly or indirectly, the Mortgaged Property(ies) that serve as collateral for a related Mortgage Loan.

“Mezzanine Related Asset” shall mean, with respect to any Mezzanine Asset, the related Mortgage Loan, Senior Note related to such Mortgage Loan or Participation Interest representing an interest in such Mortgage Loan, as applicable.

“Monthly Reporting Package” shall mean a monthly reporting package that includes (a) any and all reports, rent rolls, financial statements, certificates and material notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents) required to be provided under the Purchased Asset Documents that the related Seller receives pursuant to the Purchased Asset Documents relating to any Purchased Asset, (b) a remittance report containing servicing information, including, without limitation, the amount of each periodic payment due, the amount of each periodic payment received, the date of receipt, the date due, and whether, to the related Seller’s Knowledge, there has been any developments or events with respect to such Purchased Asset that have occurred since delivery of the last Monthly Reporting Package that are reasonably likely to have a material adverse effect on the credit characteristics of such Purchased Asset (i.e., changes that materially impair the collectability of such Purchased Asset other than to a de minimis extent), on a loan by loan basis and in the aggregate, with respect to the Purchased Assets serviced by Servicer (such remittance report, a “Servicing Tape”), or to the extent Servicer does not provide any such Servicing Tape, a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape, and (c) a listing of all Purchased Assets reflecting (i) loan status, collection performance and any delinquency and loss experience with respect to any Purchased Asset, and (ii) such other information as mutually agreed by the related Seller and the related Purchaser.

“Mortgage” shall mean: (x) with respect to a Purchased Asset denominated in U.S. Dollars, a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in (i) fee simple in real property and the improvements thereon or (ii) a ground lease, in each case securing a Promissory Note or similar evidence of indebtedness, and (y) with respect to any other Purchased Asset, the related debenture or equivalent security deed or other instrument creating a first priority Lien (or, in relation to a Purchased Asset located in England, a first ranking legal mortgage) or a first priority security interest in a property and the improvements thereon, securing a Promissory Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan secured by a first Lien on one or more commercial or multi-family properties.

“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the mortgaged property securing such Mortgage Loan (b) a Mezzanine Loan, the mortgaged property indirectly securing such Mezzanine Loan and (c) a Participation Interest, the mortgaged property securing such Participation Interest, or the mortgaged property directly or indirectly securing the Mortgage Loan and/or Mezzanine Loan, as applicable, in which such Participation Interest represents a participation, as applicable.

“MTM Representation” shall mean:

(i) with respect to each Mortgage Loan that (x) is a Purchased Asset or (y) is related to a Purchased Asset that is a Mezzanine Loan, Senior Note or Participation Interest:

(A) the representations and warranties set forth in the following paragraphs of Exhibit V-A, Section (B): Paragraph 8 (Junior Liens) (solely to the extent the failure of such paragraph to be true, complete and correct would not have a material adverse effect on the value, use or operation of the applicable Mortgaged Property), Paragraph 11 (Condition of Property) (solely with respect to the last sentence thereof), Paragraph 15 (Escrow Deposits) (solely with respect to the last sentence thereof), Paragraph 18 (Access; Utilities; Separate Tax Lots) (solely with respect to clauses (a) and (b) thereof), Paragraph 19 (No Encroachments), Paragraph 25 (Local Law Compliance) (solely with respect to the first sentence thereof), Paragraph 26 (Licenses and Permits) (solely with respect to the second sentence thereof), Paragraph 35(f) (Ground Leases), Paragraph 36 (Servicing), Paragraph 37 (Origination and Underwriting), Paragraph 39 (No Material Default; Payment Record) (solely with respect to the second sentence thereof) and Paragraph 42 (Environmental Conditions) (solely with respect to the last sentence thereof);

(B) solely with respect to each Purchased Asset where (and to the extent that) the Mortgaged Property is located in England or Wales, those representations and warranties described in sub-clause (A) above and the representations and warranties set forth in Paragraphs 8, 10 and 19 of Exhibit V-B;

(C) solely with respect to each Purchased Asset where (and to the extent that) the Mortgaged Property is located in the European Union, those representations and warranties described in sub-clause (A) above and the representations and warranties set forth in Paragraphs 8, 10 and 19 of Exhibit V-C;

(D) solely with respect to each Purchased Asset where (and to the extent that) the Mortgaged Property is located in Sweden, those representations and warranties described in sub-clause (A) above and the representations and warranties set forth in Paragraphs 8, 10 and 19 of Exhibit V-D;

(E) solely with respect to each Purchased Asset where (and to the extent that) the Mortgaged Property is located in Australia, those representations and warranties described in sub-clause (A) above and the representations and warranties set forth in Paragraphs 1.3 (No default), 1.5 (Information), 1.6 (Solvency) (solely following the Purchase Date for the applicable Purchased Asset), 1.13(b) and (c) (No further advances/no partly paid Assets), 1.17(i) (Insurance), 1.19(b) (Leasehold title), 1.26 (Inspections), 1.28(a) (Origination and servicing), 1.29 (Licenses and permits), 1.38 (Improvements), 1.39 (No compulsory purchase), 1.40 (Environmental conditions), 1.41 (Governmental action), 1.44 (Easements) and 1.45 (Withholding tax) of Exhibit V-E;

(F) solely with respect to each Purchased Asset where (and to the extent that) the Mortgaged Property is located in Canada the representations and warranties set forth in Paragraph 9 (Condition of Property) (solely with respect to the last sentence thereof), Paragraph 13 (Escrow Deposits) (solely with respect to the last sentence thereof), Paragraph 16 (Access; Utilities; Separate Tax Lots) (solely with respect to clauses (a) and (b) thereof), Paragraph 17 (No Encroachments), Paragraph 21 (Local Law Compliance) (solely with respect to the first sentence thereof), Paragraph 22 (Licenses and Permits), Paragraph 27(f) (Ground Leases), Paragraph 28 (Servicing), Paragraph 29 (Origination and Underwriting), and Paragraph 33 (Environmental Conditions) (solely with respect to the first and second sentences thereof) of Exhibit V-F; and

(G) with respect to each Repack Security that is a Purchased Asset, the representation and warranty set forth in clause (a) (solely as it relates to the representations and warranties set forth in clause (i) above, as applicable) and clause (d) of Exhibit V-G.

(ii) with respect to each Mezzanine Loan that (x) is a Purchased Asset or (y) is related to a Purchased Asset that is a Senior Note or Participation Interest, the representations and warranties set forth in the following paragraphs of Exhibit V-A, Section (C): Paragraph 1 (Whole Loans) (solely with respect to the last sentence thereof as it relates to the representations and warranties set forth in clause (i) above), Paragraph 8 (Escrow Deposits) (solely with respect to the last sentence thereof), Paragraph 16 (Servicing), Paragraph 17 (Origination and Underwriting) and Paragraph 18 (No Material Default; Payment Record) (solely with respect to the second sentence thereof);

(iii) with respect to each Senior Note that is a Purchased Asset, the representation and warranty set forth in Exhibit V-A, Section (D) (solely as it relates to the representations and warranties set forth in clauses (i) and (ii) above, as applicable); and

(iv) with respect to each Participation Interest that is a Purchased Asset, the representations and warranties set forth in the following paragraphs of Exhibit V-A, Section (E): Paragraph 1 (Mortgage Loan/Mezzanine Loan) (solely as it relates to the representations and warranties set forth in clauses (i) and (ii) above, as applicable), Paragraph 7 (No Defaults or Waivers under Participation Documents) (solely with respect to the first and second sentence thereof) and Paragraph 9 (No Known Liabilities).

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by any Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Non-Controlling Purchased Asset Ineligibility Event” will mean, with respect to any Purchased Asset which is a Senior Note or Senior Participation Interest under clause (ii) of the proviso in the definition thereof, the occurrence of the event set forth in the second proviso of the definition thereof with respect to such Purchased Asset.

“Other Connection Taxes” shall mean taxes imposed as a result of a present or former connection between any Purchaser and the jurisdiction imposing such taxes (other than a connection arising solely as a result of any Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, or received or perfected a security interest under any Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar taxes (including, without limitation, United Kingdom stamp duty and stamp duty reserve tax) that arise from any payment made under, the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Document.

“Participant Register” shall have the meaning specified in Article 20(d).

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a participation interest in a Mortgage Loan or Mezzanine Loan.

“Paying Seller” shall have the meaning specified in Article 33(c).

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which each Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Pledgor” shall mean, individually or collectively, as the context may require, with respect to any Seller, any entity owning any direct ownership interest in such Seller that pledges such ownership interest for the benefit of Purchaser pursuant to an Equity Pledge Agreement.

“Pledgor Financing Statements” shall have the meaning specified in Article 3(b).

“Post-Availability Period” shall mean, if an extension of the Termination Date is effected pursuant to Article 3(g), the period (i) beginning immediately upon the expiration of the Availability Period and the beginning of such extension period and (ii) ending on the Termination Date, as the same may be extended pursuant to Article 3(g).

“Post-Availability Period Extension Conditions” shall have the meaning specified in Article 3(g).

“Pounds Sterling” and “£” shall mean the lawful currency for the time being of the United Kingdom.

“PPS Register” shall mean the Personal Property Securities Register established under section 147 of the PPSA.

“PPSA” shall mean with respect to any Purchased Asset denominated in Canadian Dollars, the Personal Property Securities Act (2009) Cth and any legislative instrument made or any regulations in force at any time under the Personal Property Securities Act (2009) Cth; and the personal property security legislation of the province or territory and/or other jurisdiction where filing and/or recording is necessary or desirable for perfection of validly created security interests in personal property related to such Purchased Asset in accordance with the terms and requirements of such legislation as is applicable, including the regulations thereto.

“Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(c).

“Pre-Purchase Due Diligence Review Fee” shall have the meaning specified in the Fee Letter.

“Pricing Rate” shall mean, for any Pricing Rate Period and any Transaction, an annual rate determined as of each Pricing Rate Determination Date equal to the sum of (a) the greater of (x) the applicable Benchmark Floor for such Transaction and (y) the applicable Benchmark for such Transaction and Pricing Rate Period plus (b) the applicable Spread for such Transaction and Pricing Rate Period, which shall be subject to adjustment and/or conversion as provided in Articles 6(a)(i) and 6(b).

“Pricing Rate Determination Date” shall mean, with respect to any Pricing Rate Period and any Transaction:

(i) if no Pricing Rate Determination Date is set forth in the related Confirmation:

(A) other than a Transaction denominated in Pounds Sterling or Euro, the second (2nd) Business Day preceding the first day of such Pricing Rate Period or such other day as may be determined by Purchaser in accordance with the Benchmark Conforming Changes;

(B) which is a Transaction denominated in Pounds Sterling, each London Business Day during such Pricing Rate Period and, for any day that is not a London Business Day, the immediately preceding London Business Day;

(C) which is a Transaction denominated in Euro, two TARGET Settlement Days preceding the first day of such Pricing Rate Period or such other day as may be determined by the Purchaser in accordance with the Benchmark Conforming Changes; or

(ii) as set forth in the related Confirmation.

“Pricing Rate Period” shall mean, with respect to any Transaction, Remittance Date or Repurchase Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset (or such later date on which the Purchased Asset is actually repurchased).

“Prime Rate” shall mean the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates). The Prime Rate shall be determined by Purchaser or its agent which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, in no event shall the Prime Rate be less than zero.

“Principal Payment” shall mean, with respect to any Purchased Asset, any scheduled or unscheduled payment or prepayment of principal (including, without limitation, insurance casualty or condemnation proceeds to the extent that such proceeds are not required to be reserved, escrowed or readvanced to the related Borrower pursuant to the applicable Purchased Asset Documents and are applied to the payment of principal in respect thereof, and any other amounts applied in reduction of the principal balance thereof).

“Prohibited Person” shall mean any Person (i) whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (OFAC); (ii) that is a foreign shell bank; (iii) that is resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (FATF), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur; (iv) that is, or is owned or controlled by any Person that is, the target of any Sanctions or is located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions; (v) who is subject to restrictive measures implemented pursuant to any EU Council or EU Commission regulation in furtherance of the EU’s Common Foreign and Security Policy; (vi) who is subject to any sanctions adopted by legislation in the United Kingdom, including the United Kingdom Terrorist Freezing etc. Act and statutory instruments enacted pursuant to any other laws of the United Kingdom; or (vii) any other law of similar import as to any non-U.S. country in which any Seller is located or doing business applicable to such Seller Party and any of their respective Affiliates from time to time, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.

“Promissory Note” shall mean, with respect to any Purchased Asset, any evidence of indebtedness of a Borrower (including, without limitation, the applicable note, facility, bond or loan agreement) in connection with such Purchased Asset.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which the Purchaser purchases such Purchased Asset from the related Seller hereunder.

“Purchase Date Spot Rate” shall mean, with respect to any Purchased Asset for which the Applicable Currency is not the Base Currency, the Spot Rate as of the related Purchase Date for purchasing the Applicable Currency of such Purchased Asset using the Base Currency (which Purchase Date Spot Rate shall be set forth in the applicable Confirmation).

“Purchase Price” shall mean, with respect to any Purchased Asset, the price (paid in the same Applicable Currency as the related Purchased Asset) at which such Purchased Asset is transferred by the related Seller to the related Purchaser on the applicable Purchase Date, increased by any amounts advanced by Purchaser to such Seller (or at the direction of such Seller to a Designated Funding Party) hereunder with respect to such Purchased Asset after its Purchase Date, decreased by any amounts applied by Purchaser to reduce the Purchase Price for the Purchased Asset (including, without limitation, any cash payment and/or application of Margin Excess by such Seller in connection with the cure of any Margin Deficit or otherwise pursuant to Article 4). The Purchase Price as of the Purchase Date for any Purchased Asset shall be set forth in the Confirmation for the related Transaction (expressed in the same Applicable Currency as the related Purchased Asset) and shall not exceed the Maximum Purchase Price with respect to such Purchased Asset.

For purposes of calculating the aggregate outstanding Purchase Price for all Purchased Assets in relation to the determination of whether the Maximum Facility Purchase Price has been exceeded as of any date of determination, the outstanding Purchase Price of each Purchased Asset for which the Applicable Currency is not the Base Currency as of such date of determination shall be converted to the Base Currency at the respective Purchase Date Spot Rate with respect to the Applicable Currency.

“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date of determination, the amount equal to the product of (i)(x) a per annum rate equal to the greater of (a) the applicable Benchmark and (b) the applicable Benchmark Floor plus (y) the applicable Spread and (ii) the daily outstanding Purchase Price of such Purchased Asset, calculated on the basis of, with respect to any Transaction for which the Applicable Currency is (a) U.S. Dollars, Euros or Swedish Krona, a 360-day year or (b) Pounds Sterling, Australian Dollars or Canadian Dollars, a 365-day year, and (ii) otherwise, as set forth in the related Confirmation and, in each case, the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset and ending on the date of determination (reduced by any amount of such Purchase Price Differential previously paid by the related Seller to the related Purchaser with respect to such Purchased Asset). Purchase Price Differential for each Purchased Asset shall be payable in arrears (x) monthly with respect to Purchased Assets denominated in U.S. Dollars and Canadian Dollars, (y) quarterly with respect to Purchased Assets denominated in Euro or Pounds Sterling (unless otherwise set forth in the related Confirmation) and (z) otherwise, as set forth in the related Confirmation, on each applicable Remittance Date, or on the related Repurchase Date, whichever is earlier. Purchase Price Differential shall be payable in the Applicable Currency of the Purchase Price of the applicable Purchased Asset.

“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by a Seller to a Purchaser in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by such Seller to Purchaser (other than Purchased Assets that have been repurchased by such Seller). Any Purchased Asset that is repurchased by the related Seller in accordance with this Agreement shall cease to be a Purchased Asset. Unless otherwise specified, any reference to Purchased Asset shall include the Mortgage Loan and any related Mezzanine Loan that is subject to the same Transaction. Unless otherwise specified, with respect to any Asset Combination, any reference to Purchased Asset shall include the applicable Mezzanine Related Asset and the Mezzanine Asset that is, or is proposed to be, subject to the same Transaction.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean, with respect to each Purchased Asset, the documents specified as the “Purchased Asset File” in the Custodial Agreement, together with any additional documents and information required to be delivered to the related Purchaser or its designee (including the Custodian) pursuant to the Transaction Documents. With respect to any Repack Security, the Purchased Asset File shall include, without limitation, the documents evidencing the Repack Security and the related Repackaged Mortgage Loan.

“Purchased Asset Schedule” shall mean, with respect to any Purchased Asset, a schedule attached to each Trust Receipt and Custodial Delivery Certificate substantially in the form attached as Exhibit A to Annex 1 to the Custodial Agreement.

“Purchased Items” shall mean all of a Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(i) the Purchased Assets;

(ii) the Purchased Asset Documents, the Servicing Rights, the Servicing Agreements, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;

(iii) any Hedging Transactions entered into with respect to any Purchased Asset to the extent such Hedging Transactions are permitted to be transferred without consent of the applicable counterparty;

(iv) all related forward trades and takeout commitments placed on the Purchased Assets to the extent such takeout commitments are permitted to be transferred without consent of the applicable counterparty;

(v) all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(vi) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Purchaser” shall have the meaning specified in the introductory paragraph hereof.

“Qualified Transferee” shall mean (i) Purchaser and any entity Controlled by, Controlling or under common Control with Purchaser, or (ii) any one or more of the following:

(A) a real estate investment trust, bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan; provided that any such Person satisfies the Eligibility Requirements;

(B) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended; provided that any such Person satisfies the Eligibility Requirements;

(C) an institution substantially similar to any of the entities described in clauses (ii)(A), (ii)(B) or (ii)(E) of this definition that satisfies the Eligibility Requirements;

(D) any entity Controlled by, Controlling or under common Control with, any of the entities described in clauses (ii)(A), (ii)(B), (ii)(C) or (ii)(E) of this definition;

(E) an investment fund, limited liability company, limited partnership or general partnership where an entity that is otherwise a Qualified Transferee under clauses (ii)(A), (ii)(B), (ii)(C) or (ii)(D) of this definition, acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment fund, limited liability company, limited partnership, general partnership or entity are owned, directly or indirectly, by one or more of the following: a Qualified Transferee, an institutional “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act of 1933, as amended, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the fifty percent (50%) test set forth above in this clause (ii)(E) satisfy the financial tests in clause (i) of the definition of Eligibility Requirements; or

(F) any entity that is otherwise a Qualified Transferee under clauses (ii)(A), (ii)(B), (ii)(C), (ii)(D) or (ii)(E) of this definition that is acting in an agency capacity for a syndicate of lenders, provided more than fifty percent (50%) of the committed loan amounts or outstanding loan balance are owned by lenders in the syndicate that are Qualified Transferees.

For purposes of this definition of “Qualified Transferee” only, “Control” shall mean, when used with respect to any specific Person, the ownership, directly or indirectly, in the aggregate of more than twenty percent (20%) of the beneficial ownership interest of such Person and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled by,” “Controlling” and “under common Control with” shall have the respective correlative meaning thereto.

“Record Holder” shall mean, the holder of any Promissory Note or Participation Interest, to the extent that such holder is the lender of record (including, without limitation, the mortgagee or pledgee, as applicable, of record) with respect to the related Mortgage Loan and/or Mezzanine Loan pursuant to the related co-lender agreement, participation agreement or intercreditor agreement.

“Recourse Indebtedness” shall mean, with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary nonrecourse carve-outs.

“Redirection Letter” shall have the meaning specified in Article 29(e).

“Reference Time” shall mean, (x) if such Benchmark is the BBSY Rate, 10:30 a.m. (Sydney time), and (y) with respect to any setting of the then-current Benchmark for each Pricing Rate Period, (a) if such Benchmark is Term SOFR, 3:00 p.m. (New York city) time on the applicable Pricing Rate Determination Date and (b) if such Benchmark is not Term SOFR or the BBSY Rate, then the time determined by Purchaser in accordance with the Benchmark Conforming Changes.

“Register” shall have the meaning specified in Article 20(c).

“REIT” shall mean an entity that has elected to be a “real estate investment trust” for federal income tax purposes pursuant to Sections 856, et seq. of the Internal Revenue Code.

“Release Letter” shall mean a letter substantially in the form of Exhibit IX hereto (or such other form as may be acceptable to Purchaser).

“Remittance Date” shall mean (i) for any Purchased Asset denominated in U.S. Dollars, the seventeenth (17th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, (ii) for any other Purchased Asset, February 27, May 27, August 27 and November 27, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or (iii) such other day as is mutually agreed to by the related Seller and Purchaser and set forth in the related Confirmation.

“Repack Security” shall mean a senior security representing a beneficial and economic interest in a Mortgage Loan (a “Repackaged Mortgage Loan”).

“Repackaged Mortgage Loan” shall have the meaning specified in the definition of Repack Security.

“Repledge Default” shall mean a default, event of default or similar event under any Repledge Transaction.

“Repledge Transaction” shall have the meaning specified in Article 9.

“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (a) the date set forth in the related Confirmation, or if such day is not a Business Day, the immediately following Business Day; (b) the scheduled maturity date of such Purchased Asset, as the same may be extended in accordance with the express terms of the related Purchased Asset Documents (provided that, the applicable Seller shall obtain the prior written consent of Purchaser in accordance with the terms hereof) for any extension for which there is any lender discretion, provided that if such Purchased Asset is not repaid on its scheduled maturity date, the Repurchase Date shall be the date on which such Purchased Asset is paid in full, but not later than the related Required Credit Risk Asset Repurchase Date; (c) upon the date on which the applicable Margin Deficit is required to be satisfied following the occurrence of a Mark-to-Zero Event; (d) the Required Credit Risk Asset Repurchase Date; (e) the occurrence of a Non-Controlling Purchased Asset Ineligibility Event with respect to such Purchased Asset; (f) the Accelerated Repurchase Date; or (g) the Termination Date. Notwithstanding anything to the contrary herein, any Mezzanine Loan that is a Purchased Asset shall be repurchased simultaneously with the repurchase of the related Mortgage Loan.

“Repurchase Obligations” shall have the meaning specified in Article 7(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to the applicable Seller upon termination of the related Transaction; such price will be determined in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date; (iii) all accrued and unpaid out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel and any applicable Breakage Costs and Exit Fees) of the Purchaser relating to such Purchased Assets required to be paid by any Seller Party under the Transaction Documents; and (iv) any other amounts due and owing by the applicable Seller to Purchaser pursuant to the terms of the Transaction Documents as of such date.

“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.

“Required Amortization Amount” shall mean, at any time that a Sequential Pay Trigger Event has occurred and is continuing, the amount required to be paid to Purchaser in reduction of the outstanding Purchase Price for all outstanding Purchased Assets (other than Credit Risk Assets) in accordance with Article 5(f)(ii)(D) in order to achieve the weighted average Effective Purchase Price Percentage for all Purchased Assets (other than Credit Risk Assets) applicable to such Sequential Pay Trigger Event.

“Required Credit Risk Asset Repurchase Date” shall mean, with respect to any Purchased Asset, the date of the occurrence of a Credit Risk Asset Repurchase Trigger Event with respect to such Purchased Asset.

“Requirement of Law” shall mean any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect in any relevant jurisdiction.

“Responsible Officer” shall mean any executive officer of a Seller.

“Retention Holder” shall have that meaning specified in the Risk Retention Letter.

“Risk Retention Event” shall mean a material breach by Retention Holder or Seller of any representation, warranty, undertaking or obligation contained in the Risk Retention Letter and which is not cured to Purchaser’s reasonable satisfaction within twenty (20) Business Days from written notice from Purchaser to Seller; provided that, a Risk Retention Event shall occur immediately if any such breach results from the willful misconduct or bad faith of any Seller Party or any Affiliate thereof.

“Risk Retention Letter” shall mean the risk retention letter, dated on or before the initial Purchase Date, from Retention Holder and Seller to Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Sanctions” shall mean, collectively, any sanctions administered or enforced by the U.S. Treasury Department Office of Foreign Asset Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, the United Kingdom, Australia, Canada or any other relevant sanctions authority of any jurisdiction in which any Seller Party is located or does business.

“SEC” shall have the meaning specified in Article 24(a).

“Securities Account Control Agreement” shall mean, individually or collectively, as the context may require, any securities account control or similar agreement entered into with respect to any Securities Account, in each case, as such agreements may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Securities Accounts” shall mean any securities account established in accordance with this Agreement.

“Securities Intermediary” shall mean any securities intermediary appointed by Purchaser pursuant to a Securities Account Control Agreement and reasonably acceptable to Sellers.

“Security Agent” shall mean, with respect to any Purchased Asset not secured by Mortgaged Properties located in the United States that is in syndicated form, a security agent or a security trustee (if any) appointed by the lenders under such Purchased Asset to hold the benefit of any security agreements relating to such Purchased Asset on their behalf or under a parallel debt obligation.

“Security Agent Fee Letter” shall mean that certain fee letter dated on or about the date of the initial Purchase Date among Seller, Purchaser and the Security Agent.

“Security Agent and Subordination Agreement” shall mean that certain Security Agent and Subordination Agreement, dated on or before the initial Purchase Date, by and among Purchaser the security agent designated therein, as security agent, Subordinate Lender and Seller, pursuant to which, among other things, the rights of Subordinate Lender are subordinated to the rights of Purchaser, as such agreement may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Seller Financing Statement” shall have the meaning specified in Article 3(b).

“Seller Party” shall mean, collectively or individually, as the context may require, each Seller, each Pledgor and Guarantor.

“Seller Power of Attorney” shall mean, individually or collectively, as the context may require, each applicable power of attorney delivered by any Seller in favor of Purchaser in accordance with the terms of this Agreement substantially in the form of Exhibit IV hereto or such other form as may be reasonably required by Purchaser. Any reference to Exhibit IV shall include each sub-exhibit thereof.

“Senior Note” shall mean a Promissory Note evidencing a senior or pari passu senior position in a Mortgage Loan or a Mezzanine Loan; provided that either (i) the holder of any pari passu Senior Note is the Controlling Holder or (ii) the related Companion Interest, the holder of which is the Controlling Holder, is owned by a Broad Affiliate of Seller; provided further that, for purposes of the foregoing clause (ii), if such related Companion Interest ceases to be owned by a Broad Affiliate of Seller, the related Purchased Asset shall be immediately repurchased. A Senior Note shall not be junior to any other Promissory Note secured directly or indirectly by the same Mortgaged Property (it being understood, for the avoidance of doubt, that a Senior Note in a Mezzanine Loan shall not be deemed junior to a Senior Note in the related Mortgage Loan to the extent that such Senior Notes collectively are not junior to any other Promissory Note or Participation Interest secured directly or indirectly by the same Mortgaged Property).

“Senior Participation Interest” shall mean a senior or pari passu senior Participation Interest in a Mortgage Loan (which Participation Interest shall be paid in the same Applicable Currency as the related Mortgage Loan) or a Mezzanine Loan and the related Mortgage Loan evidenced by a Participation Certificate; provided that either (i) the holder of any pari passu Senior Participation Interest is the Record Holder and the Controlling Holder or (ii) the related Companion Interest, the holder of which is the Record Holder and/or the Controlling Holder, is owned by a Broad Affiliate of Seller; provided further that, for purposes of the foregoing clause (ii), if such related Companion Interest ceases to be owned by a Broad Affiliate of Seller, the related Purchased Asset shall be immediately repurchased. A Senior Participation Interest shall not be junior to any other participation interest or Promissory Note secured directly or indirectly by the same Mortgaged Property (it being understood, for the avoidance of doubt, that a Senior Participation Interest in a Mezzanine Loan shall not be deemed junior to a Senior Participation Interest in the related Mortgage Loan to the extent that such Senior Participation Interests collectively are not junior to any other Promissory Note or Participation Interest secured directly or indirectly by the same Mortgaged Property).

“Sequential Pay Percentage” shall have the meaning specified in the Fee Letter.

“Sequential Pay Trigger Event” shall mean, an event which shall exist as of any date of determination, if either an Initial Sequential Pay Trigger Event or an Additional Sequential Pay Trigger Event exists as of such date.

“Servicer” shall mean, with respect to any Purchased Asset, either (i) Trimont Real Estate Advisors, LLC or another servicer approved by Purchaser in its reasonable discretion, which in each case has entered into a Servicing Agreement (and if applicable, a Servicer Letter) or (ii) the related Facility Agent in accordance with the terms of the related Purchased Asset Documents.

“Servicer Account” shall mean each segregated deposit account maintained by a Servicer as servicer of any Purchased Asset pursuant to the terms of the Servicing Agreement or the related Purchased Asset Documents, as applicable.

“Servicer Letter” shall have the meaning specified in the definition of Servicing Agreement.

“Servicer Termination Event” shall have the meaning specified in Article 29(c).

“Servicing Agreement” shall mean, with respect to any Purchased Asset, the servicing agreement pursuant to which such Purchased Asset is serviced, in form and substance acceptable to Purchaser in its sole and absolute discretion, entered into by any Seller, any Servicer and Purchaser (or, if Purchaser is not a party to the Servicing Agreement, together with any tri-party servicer acknowledgement or similar agreement (each, a “Servicer Letter”) entered into by any Seller, any Servicer and Purchaser), in each case, as the same may be amended, modified and/or restated from time to time, and/or any replacement servicing agreement and/or Servicer Letter reasonably acceptable to Purchaser.

“Servicing Records” shall have the meaning specified in Article 29(f).

“Servicing Rights” shall mean rights of any Seller Party, to administer, service or subservice, the Purchased Assets or to possess related Servicing Records, and with respect to any Repack Security, the right to vote, take action as holder thereof and exercise any rights in connection therewith.

“Servicing Tape” shall have the meaning specified in the definition of “Monthly Reporting Package.”

“SIPA” shall have the meaning specified in Article 24(a).

“SONIA Reference Rate” shall mean in respect of any London Business Day: (a) the SONIA (sterling overnight index average) reference rate for such London Business Day as provided by the administrator of SONIA to authorised distributors and as then published on the Reuters Screen “SONIA” Page or, if such is unavailable, as otherwise published by such authorised distributors; or (b) if, in respect of any London Business Day in the relevant Pricing Rate Period, the SONIA (sterling overnight index average) reference rate is not available on the Reuters Screen “SONIA” Page or has not otherwise been published by the relevant authorised distributors, such SONIA Reference Rate shall be: (i) The Bank of England’s Bank Rate (the “Bank Rate”) (or any successor rate to, or replacement rate for, that rate) as published by The Bank of England prevailing at close of business on the relevant London Business Day; plus (ii) the mean of the spread of the SONIA Reference Rate to the Bank Rate over the five (5) most immediately preceding London Business Days on which a SONIA Reference Rate has been published, excluding the highest spread (or, if there is more than one highest spread, one only of those highest spreads) and lowest spread (or, if there is more than one lowest spread, one only of those lowest spreads) to the Bank Rate (the “Bank Rate Adjustment”); or (c) if paragraph (b) above applies but the Bank Rate for that London Business Day is not available, the percentage rate per annum which is the aggregate of (i) the most recent Bank Rate for a day which is no more than 5 London Business Days before that London Business Day; and (ii) the Bank Rate Adjustment; or (d) if there is no SONIA rate or Bank Rate available pursuant to (a) to (c) above, the rate for any relevant Transaction will be as specified in the related Confirmation, rounded, in each case, to four decimal places (with 0.00005 being rounded upwards).

“Spot Rate” shall mean, with respect to any Purchased Asset on any date of determination, the rate quoted as the spot rate for the purchase of the Applicable Currency of such Purchased Asset using such other Applicable Currency at or about 11:00 a.m., London time, on the date that is two (2) Business Days prior to the date as of which the foreign exchange computation is made as obtained from the applicable screen on Bloomberg.

“Spread” shall mean, with respect to a Transaction involving a Purchased Asset (a) so long as no Event of Default shall have occurred and be continuing, the applicable spread specified in the related Confirmation; or (b) after the occurrence and during the continuance of an Event of Default, the rate per annum equal to the rate per annum set forth in clause (a) above plus five percent (5%).

“STIBOR” shall mean the Stockholm Interbank Offered Rate administered and calculated by Swedish Financial Benchmark Facility (SFBF) (or any other person which takes over the administration and calculation of that rate) for SEK for three (3) month deposits in Swedish Krona.

“Subordinate Lender” shall mean RE BDC Loan Holdings, LLC, a Delaware limited liability company, in its capacity as lender under the Subordinated Facility Agreement.

“Subordinate Loan” shall mean the loan(s) made to each Seller by Subordinate Lender in accordance with the terms of the Subordinated Facility Agreement.

“Subordinated Facility Agreement” shall mean that certain Subordinated Facility Agreement, dated on or before the initial Purchase Date, between Seller, as borrower, and Subordinate Lender, as lender, as they may be amended, restated, supplemented or modified from time to time.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests in each case having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of any Seller.

“Swedish Krona” and “kr” shall mean the lawful currency for the time being of Sweden.

“TARGET Settlement Day” means a day on which TARGET2 (the Trans-European Automated Real-time Gross Settlement Express Transfer system) or any successor system is open for settlement of payments in Euro.

“Term CORRA” shall mean the monthly Canadian Overnight Repo Rate Average administered and published by Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term SOFR” shall mean, with respect to each Pricing Rate Period, the forward-looking term rate based on the secured overnight financing rate (“Term SOFR Reference Rate”) for a tenor comparable to such Pricing Rate Period on the related Pricing Rate Determination Date (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%), as such rate is published by CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Purchaser in its sole discretion) (the “Term SOFR Administrator”) as of the related Reference Time; provided, however, that if as of the related Reference Time, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Pricing Rate Determination Date. Notwithstanding the foregoing, if any setting of Term SOFR as provided above would result in such setting being less than the applicable Benchmark Floor, such setting of Term SOFR shall instead be deemed to be such Benchmark Floor.

“Termination Date” shall mean the later of (i) the date of the expiration of the Availability Period or (ii) such later date as may be in effect pursuant to Article 3(g).

“Title Insurer” shall mean, with respect to any Purchased Asset denominated in U.S. Dollars, a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Mortgaged Property is located.

“Title Policy” shall mean, with respect to any Purchased Asset secured by Mortgaged Properties located in the United States, an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the origination of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction and, if applicable, a mezzanine endorsement thereto.

“Transaction” shall mean a Transaction, as specified in Article 1.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits and Annexes to this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, each Servicing Agreement, each Redirection Letter, the Account Control Agreements, each Securities Account Control Agreement, each Equity Pledge Agreement, each Asset Assignment Agreement, each Trust Receipt, each Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction.

“Transfer Certificate” shall mean, with respect to any Purchased Asset (other than a Purchased Asset denominated in U.S. Dollars), any form of transfer or substitution certificate or assignment agreement that is scheduled to the related Purchased Asset Documents or other equivalent agreement for such Purchased Asset and that is used to effect the legal transfer or assignment of such Purchased Asset.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Article 7(b).

“UCC Filing Jurisdiction” shall mean, (i) with respect to any Seller and any Pledgor which is formed in any state or territory of the United States, the applicable state or territory of formation, and (ii) with respect to any Seller and any Pledgor not formed in any state or territory of the United States, the District of Columbia.

“UK Securitisation Regulation” shall mean the UK’s Securitisation Regulations 2024 (S.I. 2024 No. 102).

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which a Seller intends to request a Transaction, (i) all material information Known by such Seller after making reasonable inquiries and exercising reasonable care and diligence used by a prudent commercial real estate lender in determining whether to originate or acquire the Purchased Asset in question that would be considered a materially “negative” factor (either separately or in the aggregate with other information) or (ii) a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Asset Document(s)) Known by such Seller that a prudent commercial real estate lender in determining whether to originate or acquire the Purchased Asset in question.

“U.S. Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“U.S. Government Securities Business Day” shall mean, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Article 32(a).

“Wet Purchased Asset” shall mean an Eligible Asset which the related Seller is selling to the related Purchaser simultaneously with the origination thereof or any other Purchased Asset for which such Seller has delivered a Bailee Letter in accordance with the terms of the Custodial Agreement and, in each case, for which the Purchased Asset File has not been delivered to Custodian.

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; EXTENSION

(a) Entry into Transactions. During the Availability Period, upon the satisfaction of all conditions set forth in Article 3(b) for the initial Transaction (and, with respect to Article 3(b)(iv), with respect to the initial Transaction entered into any Seller in any jurisdiction or in any Applicable Currency and, with respect to Article 3(b)(v), with respect to the initial Transaction entered into any Seller with respect to a Repack Security) and Article 3(c) for each Transaction (including the initial Transaction), the related Eligible Asset shall be transferred to Purchaser against the transfer of the Purchase Price therefor to an account of the applicable Seller. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of a Confirmation and the terms of this Agreement, such Confirmation shall prevail.

(b) Conditions Precedent to Initial Transaction. Purchaser’s agreement to enter into the initial Transaction (and (x) with respect to Article 3(b)(iv), the initial Transaction entered into by Purchaser with any Seller with respect to a Purchased Asset and any Applicable Currency or (y) with respect to Article 3(b)(v), the initial Transaction entered into by Purchaser with any Seller with respect to a Repack Security) is subject to the satisfaction (or express waiver by Purchaser in writing), immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent to the satisfaction of Purchaser in its sole and absolute discretion:

(i) Delivery of Documents. The following documents, shall have been delivered to Purchaser:

(A) this Agreement, duly completed and executed by each of the parties hereto;

(B) the Fee Letter, duly completed and executed by each of the parties thereto;

(C) the Guaranty, duly completed and executed by each of the parties thereto;

(D) the Custodial Agreement, duly completed and executed by each of the parties thereto;

(E) each applicable Account Control Agreement, duly completed and executed by each of the parties thereto;

(F) each applicable Servicing Agreement, duly completed and executed by each of the parties thereto;

(G) each applicable Equity Pledge Agreement, duty completed and executed by each of the parties thereto;

(H) the Risk Retention Letter, duly completed and executed by each of the parties thereto;

(I) the Subordinated Facility Agreement, duly completed and executed by each of the parties thereto;

(J) the Security Agent and Subordination Agreement, duly completed and executed by each of the parties thereto;

(K) any and all consents and waivers applicable to each Seller or to the Purchased Assets generally;

(L) a UCC financing statement for filing in the applicable UCC Filing Jurisdiction of each applicable Seller, naming such Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” “All assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and all products thereof” (each, a “Seller Financing Statement”);

(M) a UCC financing statement for filing in the applicable UCC Filing Jurisdiction of each applicable Pledgor, naming the applicable Pledgor as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Equity Pledged Collateral (each, a “Pledgor Financing Statement”);

(N) opinions of outside counsel to the Seller Parties in respect of the Seller Parties in form and substance reasonably acceptable to Purchaser (including, but not limited to, those relating to corporate matters, enforceability, perfection under the UCC and, with respect to any applicable Purchased Asset and consistent with market customs, the equivalent Requirements of Law under the relevant Non- U.S. jurisdiction (if applicable), applicability of the Investment Company Act of 1940, security interests and Bankruptcy Code safe harbors (including with respect to Mezzanine Loans, the status of such Mezzanine Loan as a credit enhancement for the related Mortgage Loan that is a Purchased Asset));

(O) for each Seller Party, a good standing certificate dated within thirty (30) calendar days prior to the Closing Date, certified true, correct and complete copies of organizational documents and certified true, correct and complete copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by such party from time to time in connection herewith; and

(P) all such other and further documents and documentation as Purchaser shall reasonably require.

(ii) Reimbursement of Costs and Expenses. Sellers shall have paid, or reimbursed Purchaser for all actual out-of-pocket costs and expenses, including but not limited to diligence expenses and the reasonable legal fees of outside counsel, incurred by Purchaser in connection with the development, preparation and execution of the Transaction Documents and any other documents prepared in connection herewith or therewith.

(iii) Know Your Customer and Sanctions Diligence. Purchaser shall have completed its “Know Your Customer” and Sanctions diligence with respect to each Seller Party and the results of such diligence are acceptable to Purchaser in its sole and absolute discretion.

(iv) Initial Transaction by any Seller in any Jurisdiction or Applicable Currency. For any Seller, with respect to the initial Transaction entered into by Purchaser with such Seller with respect to a Purchased Asset in any jurisdiction or in any Applicable Currency, the following shall have been delivered to Purchaser:

(A) all such documents and documentation as Purchaser shall reasonably require for such Seller to grant and perfect in favor of Purchaser in the relevant jurisdiction a first priority security interest in such Purchased Asset and any future Purchased Assets denominated in the same Applicable Currency;

(B) a Seller Power of Attorney from such Seller in the applicable form for such jurisdiction and/or Applicable Currency, provided that Purchaser shall not utilize any such power of attorney unless an Event of Default has occurred and is continuing;

(C) an opinion of outside counsel to such Seller in form and substance reasonably acceptable to Purchaser with respect to the perfection of Purchaser’s security interest in the relevant jurisdiction and consistent with market customs and such other matters as Purchaser may reasonably request;

(D) evidence of the establishment by such Seller of a Collection Account in the Applicable Currency and an Account Control Agreement, duly completed and executed by each of the parties thereto, with respect to such Collection Account; and

(E) all such other and further documents and documentation as Purchaser in its discretion shall reasonably require.

(v) Repack Securities. For any Seller, with respect to the initial Transaction entered into by Purchaser with such Seller with respect to a Repack Security, the following shall have been delivered to Purchaser:

(A) all such documents and documentation as Purchaser shall reasonably require for such Seller to grant and perfect in favor of Purchaser a first priority security interest in such Repack Security and any future Repack Securities;

(B) an opinion of outside counsel to such Seller in form and substance reasonably acceptable to Purchaser with respect to the perfection of Purchaser’s security interest and consistent with market customs and such other matters as Purchaser may reasonably request;

(C) if applicable, evidence of the establishment by such Seller of a Securities Account and a Securities Account Control Agreement, duly completed and executed by each of the parties thereto, with respect to such Securities Account; and

(D) all such other and further documents and documentation as Purchaser in its discretion shall reasonably require.

(c) Conditions Precedent to All Transactions. Purchaser’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction (or express waiver by Purchaser in writing) of the following further conditions precedent to the satisfaction of Purchaser in its sole and absolute discretion:

(i) Asset Assignment Agreement. With respect to each Purchased Asset not secured by Mortgaged Properties located in the United States subject to such Transaction, the applicable Seller shall have delivered to Purchaser (or Custodian or Bailee, as applicable) an Asset Assignment Agreement or such other documentation necessary to transfer such Purchased Asset to Purchaser in such form as Purchaser may require in order to give effect to Article 7(a) in the relevant jurisdiction(s) applicable to the Purchased Asset.

(ii) Maximum Facility Purchase Price. The sum of (A) the aggregate outstanding Purchase Price in the Base Currency (with respect to any Purchased Asset for which the Applicable Currency is not the Base Currency, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for all prior outstanding Transactions and (B) the requested Purchase Price in the Base Currency (with respect to any Purchased Asset for which the Applicable Currency is not the Base Currency, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for the pending Transaction shall not exceed an amount equal to the Maximum Facility Purchase Price both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof.

(iii) Transaction Request and Confirmation. The applicable Seller shall have:

(A) no less than thirty-five (35) days prior to the requested Purchase Date, given notice to Purchaser of the proposed Transaction;

(B) within a time prior to the proposed Purchase Date acceptable to Purchaser, delivered a completed draft confirmation substantially in the form of Exhibit II hereto (a “Confirmation”). The Confirmation shall be signed on or prior to the Purchase Date by a Responsible Officer of the applicable Seller; provided, however, that if, in any such Confirmation or other written instruction of such Seller directing Purchaser to transfer Purchase Price, such Seller requests that funds be sent to an account or recipient other than pursuant to the wire instructions of such Seller set forth on Annex I hereto, such Confirmation or other written instruction must be signed by two (2) Responsible Officers of such Seller; provided, further, that Purchaser shall not have any duty to confirm that any such Confirmation has been signed by the requisite number of Responsible Officers of such Seller and shall not be liable to such Seller if it inadvertently acts on a Confirmation that has not been signed by the requisite number of Responsible Officers of such Seller or at all;

(C) with respect to each Eligible Asset subject to the pending Transaction, delivered to Purchaser the documents required pursuant to Exhibit VII hereto in accordance with the time frames set forth therein; and

(D) concurrently with the purchase of any Purchased Asset, paid the Pre- Purchase Due Diligence Review Fee with respect to each such Purchased Asset to Purchaser.

(iv) Delivery to Custodian, Securities Intermediary and/or Bailee.

(A) With respect to each Eligible Asset to be sold to Purchaser which is not a Wet Purchased Asset, Seller shall have delivered (1) to Custodian, any applicable notice and/or documentation required in accordance with the procedures and time frames set forth in the Custodial Agreement, (2) to Custodian, the related Purchased Asset File in accordance with the procedures and time frames set forth in the Custodial Agreement and (3) to the applicable Securities Account held by the applicable Securities Intermediary, any applicable Repack Security.

(B) With respect to each Eligible Asset to be sold to Purchaser which is a Wet Purchased Asset, Seller shall have delivered (1) to Custodian, any applicable notice and/or documentation required in accordance with the procedures and time frames set forth in the Custodial Agreement, (2) to Bailee, the related Purchased Asset File and (3) to the applicable Securities Account held by the applicable Securities Intermediary, any applicable Repack Security.

(v) Trust Receipts.

(A) Purchaser shall have received from Custodian on each Purchase Date a Trust Receipt accompanied by an Asset Schedule and Exception Report with respect to each Eligible Asset (other than a Wet Purchased Asset) to be sold to Purchaser, dated the Purchase Date, duly completed and with exceptions acceptable to Purchaser in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Purchase Date.

(B) With respect to each Wet Purchased Asset to be sold to Purchaser, the related Bailee shall have issued to Purchaser a Bailee Trust Receipt, dated the Purchase Date, duly completed and executed by such Bailee.

(vi) Due Diligence Review. Purchaser shall have completed its due diligence investigation of the Eligible Assets subject to the pending Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Assets and, in accordance with Article 28, each Seller Party, as Purchaser in its sole and absolute discretion deems appropriate to review and such review shall be satisfactory to Purchaser in its sole and absolute discretion (the “Pre-Purchase Due Diligence”) and has determined, in its sole and absolute discretion, to purchase any or all of the Eligible Assets proposed to be sold to Purchaser by any Seller. Purchaser shall inform the applicable Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VII hereto.

(vii) Countersigned Confirmation. Purchaser shall have delivered to the applicable Seller a countersigned copy of the related Confirmation described in clause (iii)(B) above.

(viii) No Default. No Default or Event of Default shall have occurred and be continuing.

(ix) No Material Adverse Effect. No event shall have occurred and be continuing which has had a Material Adverse Effect.

(x) Waiver of Exceptions. Purchaser shall have waived in writing all exceptions in the related Requested Exceptions Report, as evidenced by Purchaser’s execution of the Confirmation to which such Requested Exceptions Report is attached.

(xi) Representations and Warranties. The representations and warranties made by Sellers in Article 10 (other than with respect to MTM Representations relating to Purchased Assets not subject to the proposed Transaction and as disclosed in a Requested Exceptions Report approved by Purchaser in accordance with the terms hereof) shall be true, correct and complete on and as of the Purchase Date for the pending Transaction with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(xii) Servicing Agreement; Acknowledgement of Servicer. To the extent such Eligible Asset will be serviced pursuant to a new Servicing Agreement, such new Servicing Agreement, duly completed and executed by each of the parties thereto, shall have been delivered to Purchaser. Purchaser shall have received from Servicer a written acknowledgement that each Eligible Asset to be sold to Purchaser will be serviced in accordance with the applicable Servicing Agreement as of the related Purchase Date.

(xiii) Redirection Letter(s). Purchaser shall have received from the applicable Seller a copy of each related Redirection Letter(s) that such Seller shall send to the related Borrower(s), Servicer and any other relevant Person within one (1) Business Day following the closing of such Transaction in accordance with Article 29(e).

(xiv) No Margin Deficit Event. No Margin Deficit Event shall exist, either immediately prior to or after giving effect to the requested Transaction.

(xv) Seller Release Letter. Purchaser shall have received from the applicable Seller a Release Letter covering each Eligible Asset to be sold to Purchaser.

(xvi) No Change in Law. Purchaser shall not have determined in good faith that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions.

(xvii) Security Interest. The applicable Seller shall have taken such other action as Purchaser shall have reasonably requested in order to transfer the Eligible Assets being transferred to Purchaser pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC or the equivalent Requirement of Law for the relevant non- U.S. jurisdiction (to the extent applicable) with respect to such Eligible Assets.

(xviii) Availability Period. The related Purchase Date occurs during the Availability Period.

(xix) Know Your Customer and Sanctions Diligence. The applicable Seller shall have completed its “Know Your Customer” and Sanctions diligence with respect to the related Borrower, guarantor and related parties and the results of such diligence are acceptable to Purchaser in its sole and absolute discretion.

(xx) True Sale. If such Purchased Asset is obtained by the applicable Seller from any Affiliate of such Seller, then such Seller shall deliver to Purchaser a true sale opinion from outside counsel in form and substance reasonably acceptable to such Person with respect to the transfer of such Purchased Asset to such Seller from such Affiliate and, to the extent such prior transfers were evidenced by a New York law governed assignment agreement, with respect to any transfers between Affiliates of Seller prior thereto.

(xxi) Further Assurances. Purchaser shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Purchaser’s security interests and tax matters) consistent with market customs as such Person shall have reasonably required.

(xxii) Payment of Funding Fee. Purchaser shall have received payment from the related Seller of the applicable Funding Fee then due in respect of such Purchased Asset.

(xxiii) Reimbursement of Costs and Expenses. The applicable Seller shall have paid, or reimbursed Purchaser for, all out-of-pocket costs and expenses, including but not limited to due diligence expenses and reasonable legal fees of outside counsel, actually incurred by Purchaser in connection with the on-boarding and due-diligence review of such Purchased Asset.

(d) Early Repurchase. The applicable Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i) no later than three (3) Business Days prior to such Early Repurchase Date, such Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date;

(ii) no Default or Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless, in the case of a Default for which an Event of Default has not yet occurred, such Default is cured by such repurchase;

(iii) on such Early Repurchase Date, such Seller pays (in the Applicable Currency of such Purchased Asset) to Purchaser an amount equal to the Repurchase Price (including, but not limited to, any applicable Breakage Costs and Exit Fees) for the applicable Purchased Asset and any other amounts payable under this Agreement (collectively, “Early Repurchase Amounts”) against transfer to such Seller or its designated agent of such Purchased Asset;

(iv) any Margin Deficit Event then existing is cured contemporaneously with such early repurchase (including, without limitation, by repurchasing the applicable Purchased Asset pursuant to this Article 3(d)); and

(v) no Sequential Pay Trigger Event shall have occurred and be continuing, unless on such Early Repurchase Date, Purchaser receives an amount equal to the greater of (a) the actual Repurchase Price of such Purchased Asset and (b) the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Required Amortization Amount.

(e) Repurchase on the Repurchase Date. On the Repurchase Date (including any Early Repurchase Date, so long as the conditions set forth in Article 3(d) are satisfied) for any Transaction, termination of the Transaction will be effected by transfer to the applicable Seller (or such Seller’s designee) of the Purchased Assets being repurchased along with any Income in respect thereof received by Purchaser (and not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price (in the Applicable Currency of the related Purchased Asset) for such Purchased Asset to an account of Purchaser; provided that, Purchaser shall have no obligation to permit any Seller to repurchase individual Purchased Assets if (i) a Sequential Pay Trigger Event shall have occurred and be continuing, unless on such Repurchase Date Purchaser receives an amount equal to the greater of (a) the actual Repurchase Price of such Purchased Asset and (b) the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Required Amortization Amount or (ii) an Event of Default shall have occurred and be continuing unless, so long as Purchaser has not enforced remedies hereunder, such Purchased Asset is repaid in full (with respect to any Mezzanine Loan, such repayment shall include the Mezzanine Loan and the related Mortgage Loan) by the Borrower thereunder and Purchaser receives for application in accordance with Article 5 an amount equal to the greater of (i) the Repurchase Price (in the Applicable Currency of the related Purchased Asset) of such Purchased Asset and (ii) one hundred percent (100%) of the Income in connection with such repayment (including, without limitation, the full amount of the Principal Payment). Promptly following such Repurchase Date for a Purchased Asset and satisfaction of the conditions in the preceding sentence, and so long as no Event of Default shall have occurred and be continuing (except as set forth in the immediately preceding sentence),

Purchaser’s right, title and interest in such Purchased Asset and the related Collateral shall automatically terminate in accordance with Article 7(b). Subject to the foregoing, upon the payment in full of any Purchased Asset by the Borrower thereunder, the Repurchase Date of such Purchased Asset shall be deemed to have occurred on the date on which the Repurchase Price (in the Applicable Currency of the related Purchased Asset) therefor and any additional amounts required hereunder, are received by Purchaser for application in accordance with Article 5.

(f) Availability Period Extensions. (i) Provided that all of the extension conditions listed in clause (ii) below (collectively, the “Availability Period Extension Conditions”) shall have been satisfied, Purchaser may agree to extend the then-current Availability Period (each, a “Current Availability Period”) for a period, in each case, not to exceed one (1) year from the expiration date of the Current Availability Period (each, an “Availability Period Extension”); provided that, if Purchaser does not approve such extension in writing within fifteen (15) days after the date of such written request by Sellers, such extension shall be deemed disapproved. Purchaser may approve or disapprove any request for an Availability Period Extension in its sole and absolute discretion.

(ii) For purposes of this Article 3(f), the Availability Period Extension Conditions shall be deemed to have been satisfied if:

(A) Sellers shall have delivered to Purchaser written notice of its request to extend the Current Availability Period at least thirty (30) days, but not more than one hundred twenty (120) days, prior to the expiration of the Current Availability Period and Purchaser shall have approved such extension in writing;

(B) no Material Adverse Effect, Margin Deficit Event, Default or Event of Default shall have occurred and be continuing as of the expiration of the Current Availability Period; and

(C) excluding any MTM Representations and as disclosed in a Requested Exceptions Report approved by Purchaser in accordance with the terms hereof, all representations and warranties made by any Seller Party in the Transaction Documents, shall be true, correct, complete and accurate as of the expiration of the Current Availability Period.

(g) Post-Availability Period Extensions. (i) In the event that Purchaser does not agree to extend the Current Availability Period after Sellers’ request in accordance with Article 3(f), provided that all of the extension conditions listed in clause (ii) below (collectively, the “Post-Availability Period Extension Conditions”) shall have been satisfied, the then-current Termination Date (each, a “Current Termination Date”) shall be extended by one (1) year from the Current Termination Date. Notwithstanding anything to the contrary herein, in no event shall the Termination Date be extended more than four (4) times pursuant to this Article 3(g).

(ii) For purposes of this Article 3(g), the Post-Availability Period Extension Conditions shall be deemed to have been satisfied if:

(A) Sellers shall have delivered to Purchaser written notice of its request to extend the Current Termination Date at least fifteen (15) days prior to the Current Termination Date;

(B) no Margin Deficit Event or Event of Default shall have occurred and be continuing as of the Current Termination Date; and

(C) excluding any MTM Representations and as disclosed in a Requested Exceptions Report approved by Purchaser in accordance with the terms hereof, all representations and warranties made by any Seller Party in the Transaction Documents, shall be true, correct, complete and accurate as of the Current Termination Date.

(h) Future Advances. (i) In connection with the making of a Future Advance under a Future Advance Purchased Asset, the applicable Seller may request an increase of the Purchase Price (in the Applicable Currency of such Future Advance Purchased Asset) of such Future Advance Purchased Asset. Purchaser may approve or disapprove an increase in the Purchase Price with respect to any Future Advance that is not an Approved Future Advance in Purchaser’s sole and absolute discretion.

(ii) With respect to any Approved Future Advance and any other Future Advance with respect to which Purchaser shall have approved a Purchase Price increase in accordance with clause (i) above, Purchaser’s funding of such increase shall be subject to the satisfaction of the following conditions:

(A) at least ten (10) Business Days prior to the requested Purchase Price increase date (which, for any Funding Date, may at the election of Purchaser be extended to thirty-five (35) days), the applicable Seller shall have requested such increase in writing and delivered to Purchaser which may be in the form of a draft amended and restated Confirmation for the applicable Transaction described in subclause (D) below, and delivered to Purchaser:

(1) copies of all documentation submitted by Borrower in connection with the applicable Future Advance, and

(2) evidence that all conditions precedent to such Future Advance under the related Purchased Asset Documents have been satisfied or will be satisfied as of the date of the related funding (or, if any conditions will not be satisfied, have been specifically identified Purchaser in writing in the related Confirmation and waived by Purchaser in writing in accordance with the terms hereof);

(B) the amount of the requested Purchase Price increase is at least $250,000 (with respect to any Purchased Asset for which the Applicable Currency is not the Base Currency, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency as of the date of determination);

(C) Purchaser shall have determined to its reasonable satisfaction that (1) there is no monetary or material non-monetary default then existing under such Purchased Asset, (2) all conditions precedent to such Future Advance under the related Purchased Asset Documents have been satisfied (or waived by the related Seller with the written approval of Purchaser in accordance with the terms hereof) and (3) any additional conditions imposed by Purchaser with respect to such Future Advance, as specified in the related Confirmation on the Purchase Date with respect to Approved Future Advances or on the date of approval thereof with respect to any Future Advance approved by Purchaser after the Purchase Date in accordance with the terms hereof, have been duly satisfied;

(D) delivery by the applicable Seller to Purchaser of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of such Seller (subject to the provisos to Article 3(c)(iii)(B) hereof; provided, however, that Purchaser shall not have any duty to confirm that any such Confirmation has been signed by the requisite number of Responsible Officers of such Seller and shall not be liable to such Seller if it inadvertently acts on a Confirmation that has not been signed by the requisite number of Responsible Officers of such Seller or at all);

(E) immediately after giving effect to the requested Purchase Price increase, the outstanding Purchase Price of such Purchased Asset shall not exceed the updated Maximum Purchase Price of such Purchased Asset set forth on the related amended and restated Confirmation;

(F) immediately after giving effect to the requested Purchase Price increase, the outstanding Purchase Price in the Base Currency (with respect to any Purchased Asset for which the Applicable Currency is not the Base Currency, based on the Purchase Date Spot Rate with respect to the Applicable Currency) of all Purchased Assets shall not exceed the Maximum Facility Purchase Price;

(G) no Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date;

(H) no Margin Deficit Event shall exist immediately prior to or after giving effect to the requested Purchase Price increase;

(I) excluding any MTM Representations and as disclosed in a Requested Exceptions Report approved by Purchaser in accordance with the terms hereof, all representations and warranties made by any Seller Party in the Transaction Documents shall be true, correct and complete on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(J) the applicable Seller shall have delivered to Purchaser such other information and documentation (including, without limitation, either an updated title policy or an appropriate date-down endorsement) as such Person may reasonably request;

(K) to the extent additional security is required under applicable law to maintain perfection of Purchaser’s security interest granted hereunder with respect to a Purchased Asset, such security is given in favor of Purchaser as of the related Purchase Price increase date;

(L) Purchaser shall have received a written certification by Seller stating that foregoing conditions have been or will be satisfied as of the time required above and all conditions precedent to the funding of such future advance under the related Purchased Asset Documents have been satisfied (which may be made via a representation in the amended and restated Confirmation for the applicable Transaction described in subclause (D) above); and

(M) Purchaser shall have received payment from the applicable Seller of any applicable Funding Fee then due in respect of such Purchase Price increase.

(iii) Upon the satisfaction (or waiver by Purchaser in writing) of all conditions set forth in Article 3(h)(ii), Purchaser shall transfer the amount of the Purchase Price increase (in the Applicable Currency of such Future Advance Purchased Asset) evidenced by such amended and restated Confirmation to an account of the related Seller or, if such increase is being funded on the same day as the Future Advance is being made to the related Borrower, directly to Borrower, Servicer or any title company, settlement agent or other Person, as directed by such Seller in such amended and restated Confirmation or otherwise in writing agreed to by Purchaser and the applicable Seller; provided that the applicable Seller shall give notice of such Purchase Price increase to Servicer.

(i) Voluntary Purchase Price Reduction. Any Seller may from time to time, upon one (1) Business Day’s prior written notice to the applicable Purchaser, transfer cash (in the Applicable Currency for the applicable Purchased Asset(s)) to Purchaser in an amount not exceeding the outstanding Purchase Price on that Purchased Asset to be applied in reduction of the outstanding Purchase Price with respect to one or more Purchased Assets as such Seller may direct. The related Seller shall pay any applicable Breakage Costs in connection with any such reduction of the outstanding Purchase Price.

(j) Margin Excess.

(i) From time to time prior to the Cash Flow Trigger Date, but not more frequently than six (6) times during any calendar quarter in the aggregate (provided Margin Excess can be drawn in respect of more than one Purchased Asset on each of such six (6) occasions), to the extent that any Margin Excess exists with respect to one or more Purchased Assets, the applicable Seller may from time to time make a Margin Excess Request Notice to Purchaser requesting that Purchaser transfer cash (in the Applicable Currency of the related Purchased Asset) to such Seller (or at the direction of such Seller to a Designated Funding Party) resulting in a corresponding increase in the outstanding Purchase Price of the applicable Purchased Asset(s) in an amount not to exceed such Margin Excess, which amount shall be transferred by Purchaser to such Seller within the applicable time period in accordance the definition of Margin Excess Request Notice, as applicable, subject to the satisfaction of the conditions set forth in Section 3(j)(ii). Any increase in the Purchase Price on account of any Margin Excess that is not Committed Margin Excess shall be subject to Purchaser’s approval, which may be given or denied in Purchaser’s sole and absolute discretion.

(ii) With respect to any Committed Margin Excess and any other Margin Excess with respect to which Purchaser shall have approved a Purchase Price increase in accordance with clause (i) above, Purchaser’s funding of such increase shall be subject to the satisfaction of the following conditions:

(A) the amount of the requested Purchase Price increase is at least $250,000 (with amounts requested with respect to any Purchased Asset for which the Applicable Currency is not the Base Currency, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency as of the date of determination);

(B) if requested by Purchaser, delivery by the applicable Seller to Purchaser of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of such Seller (subject to the provisos to Article 3(c)(iii)(B) hereof; provided, however, that Purchaser shall have no duty to confirm that any such Confirmation has been signed by the requisite number of Responsible Officers of such Seller and shall not be liable to such Seller if it inadvertently acts on a Confirmation that has not been signed by the requisite number of Responsible Officers of such Seller or at all);

(C) immediately after giving effect to the requested Purchase Price increase, the outstanding Purchase Price of such Purchased Asset shall not exceed the Maximum Purchase Price of such Purchased Asset;

(D) immediately after giving effect to the requested Purchase Price increase, the outstanding Purchase Price in the Base Currency (with respect to any Purchased Asset for which the Applicable Currency is not the Base Currency, based on the Purchase Date Spot Rate with respect to the Applicable Currency) of all Purchased Assets shall not exceed the Maximum Facility Purchase Price;

(E) no Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date;

(F) other than in the case of Committed Margin Excess, no event shall have occurred and be continuing which has had a Material Adverse Effect;

(G) no Margin Deficit Event shall exist immediately prior to or after giving effect to the requested Purchase Price increase;

(H) excluding any MTM Representations and as disclosed in a Requested Exceptions Report approved in accordance with the terms hereof, all representations and warranties made by any Seller Party in the Transaction Documents shall be true, correct and complete on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(I) to the extent additional security is required under applicable law to maintain perfection of Purchaser’s security interest granted hereunder with respect to a Purchased Asset, such security is given in favor of Purchaser as of the related Purchase Price increase date; and

(J) Purchaser shall have received payment from the applicable Seller of any applicable Funding Fee then due in respect of such Purchase Price increase.

ARTICLE 4

MARGIN MAINTENANCE

(a) Purchaser may, at its option in its sole and absolute discretion, re-determine the Market Value for any Purchased Asset in accordance with the definition of Market Value. If there exists a Margin Deficit Event with respect to any Purchased Asset, Purchaser may, by notice to the applicable Seller substantially in the form of Exhibit VIII hereto (a “Margin Call”), require the applicable Seller to make, and the applicable Seller shall (Seller’s election between (i) and (ii) shall be provided to Purchaser in writing on or prior to the Margin Call Deadline) (i) make a cash payment (in the Applicable Currency of the related Purchased Asset) to Purchaser and/or apply Margin Excess from other Purchased Assets (in the Applicable Currency of the related Purchased Asset), in each case in reduction of the outstanding Purchase Price of such Purchased Asset so that after giving effect to such payment or applications, no Margin Deficit shall exist or be deemed to exist with respect to such Purchased Asset or (ii) repurchase such Purchased Asset, in either case within the Margin Call Deadline.

(b) [Reserved].

(c) The failure or delay by Purchaser, on any one or more occasions, to exercise its rights under this Article 4 shall not change or alter the terms and conditions or limit or waive the right of Purchaser to do so at a later date or in any way create additional rights for any Seller.

(d) For the avoidance of doubt, with respect to this Article 4, any such payments and/or reductions shall be made by the applicable Seller in the Applicable Currency of the related Purchased Asset with respect to which such Margin Deficit exists.

ARTICLE 5

PAYMENTS; ACCOUNTS

(a) Currency. Unless otherwise expressly provided herein or mutually agreed in writing, all transfers of funds to be made by any Seller hereunder shall be made in the Applicable Currency with respect to each related Purchased Asset, in immediately available funds, without deduction, set-off or counterclaim.

(b) Timing and Wire Instructions. All payments required to be made directly to Purchaser shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Purchaser to the applicable Seller in writing), not later than (i) 2:00 p.m. (New York City time) for payments to be made in U.S. Dollars, (ii) 2:00 p.m. (London time) for payments to be made in Pounds Sterling, (iii) 2:00 p.m. (Brussels time) for payments to be made in Euros or (iv) in connection with payments made in any other currency, at such time as provided by Purchaser to the applicable Seller in writing (or such other time set forth herein with respect to any payments to be made directly to Purchaser), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day):

(i) In connection with any such payments to be made in U.S. Dollars:

Bank Name:    [****]

Address:       [****]

ABA Number:    [****]

DDA Number:     [****]

Account Name:   [****]

Reference:     [****]

Attention:      [****]

(ii) In connection with any such payments to be made in Pounds Sterling:

Agent Bank:	[****]
Account Name:	[****]
BIC:	[****]
Account Number:	[****]
Sort Code:	[****]

(iii) In connection with any such payments to be made in Euros:

Agent Bank:	[****]
Country:	[****]
Account Name:	[****]
BIC:	[****]
Account Number:	[****]
Sort Code:	[****]
IBAN:	[****]

(iv) In connection with any such payments to be made in Swedish Krona:

Agent Bank:	[****]
Account Name:	[****]
BIC:	[****]
Account Number:	[****]

(v) In connection with any such payments to be made in Australian Dollars:

Agent Bank:	[****]
Account Name:	[****]
BIC:	[****]
Account Number:	[****]

(vi) In connection with any such payments to be made in Canadian Dollars:

Agent Bank:	[****]
Account Name:	[****]
BIC:	[****]
Account Number:	[****]

(vii) In connection with any such payments to be made in any other currency, in accordance with such wiring instructions provided by Purchaser to the applicable Seller in writing.

(c) Collection Accounts; Securities Accounts.

(i) Prior to the first Purchase Date for a Purchased Asset in an Applicable Currency, unless otherwise agreed to by Purchaser in writing, the applicable Sellers shall establish a segregated deposit account (or accounts) denominated in such Applicable Currency (together with any other deposit account in an Applicable Currency established in accordance with this Agreement, each, a “Collection Account”) in the name of the applicable Seller for the benefit of Purchaser at Account Bank. Seller shall maintain each Collection Account established hereunder for so long as any Transaction in the Applicable

Currency is outstanding; provided that, to the extent that Seller terminated any Collection Account when no Transaction in the Applicable Currency is outstanding, Seller shall give written notice to Purchaser prior to effecting such termination and shall re-establish such Collection Account (and provide to Purchaser applicable certificates and opinions in connection therewith) prior to entering into any new Transaction in such Applicable Currency. Each Collection Account shall be subject to the Account Control Agreement in favor of Purchaser.

(ii) To the extent required with respect to any Repack Security, Seller shall establish and maintain one or more Securities Accounts in accordance with the terms hereof (and provide to Purchaser applicable certificates and opinions in connection therewith), each of which shall be subject to a Securities Account Control Agreement in favor of Purchaser.

(d) Payments by Borrowers.

(i) Each Seller shall direct all Borrowers and other obligors to make all payments in respect of the Purchased Assets to an account administered by the related Servicer in accordance with the related Servicing Agreement and/or the related Purchased Asset Documents, and each Seller shall cause the related Servicer to hold all such payments in the name of Servicer for the benefit of Purchaser and to administer all such payments in accordance with the related Servicing Agreement and/or Redirection Letter, as applicable.

(ii) In furtherance of the foregoing, Sellers shall cause each applicable Borrower to execute and deliver a Redirection Letter in accordance with Article 29(e).

(e) Remittances by Servicers.

(i) Sellers shall cause each Servicer to promptly remit, and in any event no later than two (2) Business Days after receipt thereof, all Income (other than the portion of any Material Principal Payment which is due, payable and paid to Purchaser in accordance with Article 5(e)(ii) below) in respect of the Purchased Assets either (x) directly into the applicable Collection Account maintained by the applicable Seller and denominated in the Applicable Currency or (y) directly into the applicable Servicer Account and, no later than two (2) Business Days prior to each Remittance Date, from such Servicer Account to the applicable Collection Account denominated in the Applicable Currency.

(ii) Sellers shall cause each Servicer to promptly remit to Purchaser the portion of any Principal Payment in respect of any Purchased Asset which is due and payable to Purchaser in accordance with Article 5(f)(ii) by no later than (x) for payments in U.S. Dollars, two (2) Business Days after receipt thereof by such Servicer or (y) for payments in any other Applicable Currency, three (3) Business Days after receipt thereof by such Servicer. Any remittance requests or notices to Servicer relating to Principal Payments shall be copied to Purchaser.

(iii) In furtherance of the foregoing, Sellers shall cause each applicable Servicer to execute and deliver a Redirection Letter in accordance with Article 29(e).

(f) Remittances from the Collection Account. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the provisions of this Article 5(f).

(i) So long as no Event of Default shall have occurred and be continuing, Sellers shall direct each Account Bank (a copy of which direction shall have been delivered to Purchaser simultaneously with such Account Bank) to, on each Remittance Date, remit all amounts on deposit in its related Collection Account (other than Principal Payments) in the following order of priority:

(A) first, (i) to Custodian for payment of the fees and other amounts (other than indemnities) then due and payable to Custodian pursuant to the Custodial Agreement, and then (ii) to the applicable Account Bank for payment of fees payable to such Account Bank in connection with the applicable Collection Account pursuant to the applicable Account Control Agreement (if not deducted by Account Bank prior to the remittance of Income from the Collection Account pursuant to the applicable Account Control Agreement);

(B) second, to Purchaser, accrued and unpaid Purchase Price Differential which is due and payable in accordance with the definition of Purchase Price Differential as of such Remittance Date;

(C) third, to Purchaser, any fees, expenses, indemnification or other amounts due and payable to Purchaser or its Affiliates under any Transaction Document (including, without limitation, any outstanding unsatisfied Margin Calls); and

(D) fourth, on and after the Cash Flow Trigger Date, to Purchaser, all remaining amounts (which for the avoidance of doubt, shall constitute Amortization Amounts) in accordance with Article 5(f)(iii) until the outstanding Repurchase Price of all Purchased Assets is reduced to zero;

(E) fifth, if an Additional Sequential Pay Trigger Event has occurred and is continuing, an amount equal to the Required Amortization Amount for an Additional Sequential Pay Trigger Event (which for the avoidance of doubt, shall constitute Amortization Amounts) in accordance with Article 5(f)(iii);

(F) sixth, to Subordinate Lender, all amounts of interest due and payable to Subordinate Lender pursuant to the terms of the Subordinated Facility Agreement; and

(G) seventh, the balance, if any, in payment or distribution to Sellers.

(ii) So long as no Event of Default shall have occurred and be continuing, Sellers shall direct each Account Bank (a copy of which direction shall have been delivered to Purchaser simultaneously with such Account Bank) to, on or prior to each Remittance Date, remit all Principal Payments on deposit in the applicable Collection Account in accordance with the following order of priority (for such purpose, any Principal Payments that have been paid to Purchaser by Servicer pursuant to Article 5(e)(ii) shall be taken into account as if being paid from the applicable Collection Account):

(A) first, to Purchaser, an amount equal to the product of (x) any Principal Payment on account of any Purchased Asset multiplied by (y) the Effective Purchase Price Percentage for such Purchased Asset, for application in reduction to the outstanding Purchase Price of such Purchased Asset, provided, that, to the extent that any Purchased Asset is repaid in full, Seller shall no later than two (2) Business Days after receipt of the repayment, pay to Purchaser the Repurchase Price with respect to such Purchased Asset;

(B) second, to Purchaser, to pay amounts in accordance with Articles 5(f)(i)(A) and 5(f)(i)(B) and any other fees, expenses, indemnification or other amounts due and payable to Purchaser or its Affiliates under any Transaction Document (including, without limitation, any outstanding unsatisfied Margin Calls), in each case. to the extent not paid pursuant to Article 5(f)(i);

(C) third, on and after the Cash Flow Trigger Date, to Purchaser, all remaining amounts (which for the avoidance of doubt, shall constitute Amortization Amounts) in accordance with Article 5(f)(iii) until the outstanding Repurchase Price of all Purchased Assets is reduced to zero;

(D) fourth, if a Sequential Pay Trigger Event has occurred and is continuing:

(1) in the case of an Initial Sequential Pay Trigger Event, to Purchaser in accordance with Article 5(f)(iii), an amount (which for the avoidance of doubt, shall constitute Amortization Amounts) equal to the Required Amortization Amount for an Initial Sequential Pay Trigger Event (provided that for purposes of such calculation, the amount of Purchase Price for any Purchased Asset denominated in an Applicable Currency other than the Base Currency shall be calculated based on the then-current equivalent of such amount based on the Spot Rate with respect to such Applicable Currency as of the date of determination); or

(2) in the case of an Additional Sequential Pay Trigger Event, to Purchaser in accordance with Article 5(f)(iii), an amount (which for the avoidance of doubt, shall constitute Amortization Amounts) equal to the Required Amortization Amount for an Additional Sequential Pay Trigger Event (provided that for purposes of such calculation, the amount of Purchase Price for any Purchased Asset denominated in an Applicable Currency other than the Base Currency shall be calculated based on the then-current equivalent of such amount based on the Spot Rate with respect to such Applicable Currency as of the date of determination);

(E) fifth, to Subordinate Lender, in respect of all amounts of principal due to Subordinate Lender pursuant to the terms of the Subordinated Facility Agreement, provided that such payment shall not result in a breach of the Risk Retention Letter; and

(F) sixth, the balance, if any, in payment or distribution to the relevant Sellers.

(iii) If an Event of Default, a Sequential Pay Trigger Event or a Cash Flow Trigger Date has occurred and is continuing, then the aggregate Amortization Amounts with respect to all Purchased Assets remaining after payment of all other amounts that are due and owing to Purchaser under the Transactions Documents (including, for the avoidance of doubt, pursuant to Article 5(e)(ii)) shall be applied in following order (subject, in each case, so long as no Event of Default has occurred and is continuing, to such Seller’s right, upon request to Purchaser, to retain Income (other than any Principal Payment) in an amount if any, required by applicable law to be distributed in order for Guarantor to maintain its status as a Person qualifying for treatment as a “regulated investment company” under the Internal Revenue Code and the status of any direct or indirect parent of Guarantor as a REIT, provided that in each case Guarantor shall exhaust all other sources of cash flow and income, whether in the form of equity or debt, then available for distribution prior to retaining such excess Income, and provided, further, that Guarantor shall deliver to Purchaser a certificate containing all information and calculations reasonably necessary to support any request of a Seller to retain such Income in accordance with the foregoing):

(A) first, Amortization Amounts resulting from any Purchased Asset shall be applied to reduce the outstanding Repurchase Price of such Purchased Asset until the outstanding Repurchase Price thereof is reduced to zero;

(B) second, any remaining Amortization Amounts shall be applied to reduce the Repurchase Prices of all the Purchased Assets on a pro rata basis based on outstanding Repurchase Price; provided, however, Amortization Amounts denominated in any Applicable Currency shall be applied (x) first, to reduce the outstanding Repurchase Prices for all Purchased Assets denominated in the same Applicable Currency on a pro rata basis based on outstanding Repurchase Price and (y) second, any remaining Amortization Amounts shall be applied to reduce the Repurchase Prices of all other remaining Purchased Assets on a pro rata basis based on outstanding Repurchase Price.

(iv) Upon receipt of notice from Purchaser that an Event of Default shall have occurred and be continuing, and so long as Purchaser has not withdrawn such notice, each Account Bank shall cease remitting funds to, or at the direction of, Seller (and Seller shall not give any further remittance direction to any Account Bank) pursuant to Article 5(f)(i) and (ii) and shall instead remit all amounts on deposit in its Collection Account to, or at the direction of, Purchaser for application to the Repurchase Obligations in accordance with the priorities set forth in Article 5(f)(iii), or if no specific priority for such amounts is set forth therein, such order of priority as Purchaser shall determine in its sole and absolute discretion, until the Repurchase Obligations have been paid in full, provided, that the excess, if any, after payment in full of the Repurchase Obligations shall be promptly remitted to Sellers. For the avoidance of doubt, Purchaser shall be entitled to convert monies in the Collection Accounts from one Applicable Currency to another Applicable Currency (or direct any Account Bank to do so) in connection with such applications.

(g) Remittances in Violation of Transaction Documents. If any Seller Party or any Affiliate thereof shall receive any Income with respect to a Purchased Asset other than by remittance from the applicable Collection Account in accordance with this Article 5, such party shall (and the applicable Seller shall cause such party to) promptly (and in any case within one (1) Business Day after receipt thereof) remit such amounts directly into the applicable Collection Account and the applicable Seller shall promptly (i) notify Purchaser in writing of such remittance and in reasonable detail the circumstances thereof and (ii) instruct in writing (with copy of Purchaser) any party which made such remittance to make any future remittances in accordance with the terms of the Transaction Documents.

(h) Payment of Purchaser Price Differential and Other Fees. On each Remittance Date, to the extent not paid in full pursuant to Article 5(f), the applicable Seller shall pay to Purchaser all accrued and unpaid Purchase Price Differential as of such Remittance Date, Funding Fees and any other fees, in which case, which are then due and payable to Purchaser in accordance with the Fee Letter and the other Transaction Documents.

(i) Currency Conversion. For the avoidance of doubt, Purchaser shall be entitled to convert monies received from or on behalf of Sellers from one Applicable Currency to another Applicable Currency (or direct any Account Bank or Securities Intermediary to do so) in connection with any application thereof by it pursuant to the Transaction Documents to the extent that any Repurchase Obligation is in an Applicable Currency other than the Applicable Currency of the monies received from or on behalf of Sellers.

(j) Payments of Repurchase Price. Any amounts paid toward the Repurchase Price for any Purchased Asset shall be applied by Purchaser to any items constituting the Repurchase Price thereof in such order of priority as Purchaser shall determine in its sole and absolute discretion.

ARTICLE 6

REQUIREMENTS OF LAW; BENCHMARK REPLACEMENT

(a) Requirements of Law. (i) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser (A) to enter into Transactions as contemplated by the Transaction Documents, then any commitment of Purchaser hereunder to enter into any Transaction shall forthwith be canceled or (B) to maintain or continue any Transaction and Purchaser does not have any means of complying with Requirements of Law other than to terminate such Transaction after exercising commercially reasonable efforts to comply with such Requirements of Law without having to terminate such Transaction, then a Repurchase Date for such Transaction shall occur on the later to occur of (x) the date that is ten (10) Business Days after delivery of written notice thereof from Purchaser to Sellers and (y) the next Remittance Date, or on such earlier date as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, the related Seller shall pay to the related Purchaser any applicable Breakage Costs. In exercising its rights under this Article 6(a)(i), Purchaser shall exercise its rights and remedies in a manner which is consistent with other similar agreements with other similarly situated counterparties covered by the same group within Purchaser. In addition, the applicable Purchaser(s) will provide Sellers with notice promptly after any such determination under this Article 6(a)(i) is made.

(ii) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser made subsequent to the date hereof:

(A) shall subject Purchaser to any tax with respect to the Transaction Documents, any Purchased Asset or any Transaction (other than (x) Indemnified Taxes and (y) Excluded Taxes);

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of the Benchmark hereunder; or

(C) shall impose on Purchaser any other condition (excluding, for the avoidance of doubt, any tax);

and the result of any of the foregoing is to increase the cost to Purchaser, by an amount that Purchaser deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce in any material respect any amount receivable under the Transaction Documents in respect thereof; then, in any such case, the related Seller shall promptly after receipt of written notice thereof from Purchaser pay Purchaser any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable in the Applicable Currency of such increased cost or reduced amount. In exercising its rights under this Article 6(a)(ii), Purchaser shall exercise its rights and remedies in a manner which is consistent with other similar agreements with other similarly situated counterparties covered by the same group within Purchaser. In addition, Purchaser will provide Sellers with notice as soon as practical of any demand for any additional amounts payable by Sellers under this Article 6(a)(ii). Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Sellers and shall be conclusive evidence of such additional amounts absent manifest error. This covenant shall survive the termination of this Agreement and the repurchase by Sellers of any or all of the Purchased Assets.

(iii) If Purchaser shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has, or will have, the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Purchaser in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Purchaser to Sellers of a written request therefor, Sellers shall pay to Purchaser such additional amount or amounts as will compensate Purchaser for such reduction in the Applicable Currency of such increased cost or reduced amount in the Applicable Currency of such increased cost or reduced amount. In exercising its rights under this Article 6(a)(iii), Purchaser shall exercise its rights and remedies in a manner which is consistent with other similar agreements with other similarly situated counterparties covered by the same group within Purchaser. In addition, Purchaser will provide Sellers with notice as soon as practical of any demand for any additional amounts payable by Sellers under this Article 6(a)(iii). Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Sellers and shall be conclusive evidence of such additional amounts absent manifest error. With respect to any amount payable by Purchaser under this Article 6(a)(iii), this covenant shall survive for a period of twelve (12) months from the date of the incurrence of such increased costs or reduced amount receivable and Sellers shall have no further obligation hereunder with respect to such increased costs or reduced amount.

(b) Benchmark Unavailability Period. During the Benchmark Unavailability Period for any Transaction, such Transaction shall be converted automatically to accrue interest at the Prime Rate in accordance with the definition of “Benchmark” on the next Pricing Rate Determination Date or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Purchaser any applicable Breakage Costs in connection with any such conversion of a Transaction.

(c) Benchmark Transition.

(i) Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred for any Pricing Rate Determination Date in respect of any determination of the then-current Benchmark for any Transaction, the Benchmark Replacement will replace the then-current Benchmark with respect to each such Transaction for all purposes hereunder or under any Transaction Document in respect of such determination on such Pricing Rate Determination Date and all determinations on all subsequent dates, without any amendment to, or further action or consent of any other party to, this Agreement. The Benchmark Replacement shall become effective with respect to each applicable Transaction on the applicable Benchmark Replacement Date.

(ii) In connection with the administration of any Benchmark or the implementation of any Benchmark Replacement, Purchaser shall have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Conforming Changes shall become effective without any further action or consent of any other party to this Agreement.

(iii) Purchaser shall promptly notify Sellers of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Conforming Changes. For the avoidance of doubt, any notice required to be delivered by Purchaser as set forth in this paragraph may be provided, at the option of Purchaser (in its sole and absolute discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Conforming Changes. Any determination, decision or election that may be made by Purchaser pursuant to this Article 6(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, shall be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Article 6(b).

(iv) Purchaser does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the Benchmark or any Benchmark Replacement implemented hereunder, (ii) the composition or characteristics of any such Benchmark or Benchmark Replacement, including whether any Benchmark Replacement is similar to, or produces the same value or economic equivalence to any Benchmark which it replaces or has the same volume or liquidity as any Benchmark which it replaces or any other Benchmark, (iii) any actions or use of its discretion provided hereunder or other decisions or determinations made with respect to any matters covered by this Article 6 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors of any Benchmark, the implementation or lack thereof of any Benchmark Conforming Changes, the delivery or non-delivery of any notices required by this Article 6 or otherwise in accordance herewith, or (iv) the effect of any of the foregoing provisions of this Article 6.

(v) Purchaser shall exercise its rights and remedies pursuant to the definitions of “Benchmark Replacement,” “Benchmark Replacement Adjustment” and “Benchmark Conforming Changes” in a manner which is consistent with its exercise of such rights and remedies under other commercial mortgage loan repurchase facilities with similarly situated counterparties covered by the same group within Purchaser.

ARTICLE 7

SECURITY INTEREST

(a) Purchaser and Sellers intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to the applicable Seller secured by the Purchased Assets (other than for U.S. federal, state and local income and franchise tax purposes more fully described in Article 23(g)). However, in order to preserve Purchaser’s rights under the Transaction Documents, in the event that, other than for such tax purposes, a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by each Seller of all of such Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, each Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 27, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Each Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder. For purposes of this Agreement, “Collateral” shall mean:

(i) the Collection Accounts, the Securities Accounts, the Servicer Accounts and all securities and monies from time to time on deposit in the Collection Accounts, the Securities Accounts, the Servicer Accounts and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(ii) the Purchased Items.

(b) Purchaser’s security interest in the Collateral shall terminate only upon satisfaction of the Repurchase Obligations (other than obligations under the Transaction Documents (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of this Agreement or such other Transaction Document, as the case may be), provided that, so long as no Event of Default shall have occurred and be continuing (other than in connection with a repayment of a Purchased Asset by the Borrower thereunder and subject to the conditions set forth in Article 3(e)), Purchaser’s security interest with respect to any Purchased Asset shall terminate automatically effective upon the repurchase thereof in accordance with the terms of this Agreement and receipt by Purchaser of the Repurchase Price therefor. Upon such satisfaction of the Repurchase Obligations and, in the case of the clause (i) below, upon request by the applicable Seller, Purchaser shall, at such Seller’s sole expense, (i) deliver to such Seller such UCC termination statements (or, if applicable, the equivalent under the applicable Requirements of Law in any relevant non-U.S. jurisdiction) and other release documents as may be commercially reasonable and (ii) return (or authorize the return by Custodian in accordance with the Custodial Agreement and Securities Intermediary in accordance with the Securities Account Control Agreement, as applicable) the Purchased Assets to the applicable Seller and reconvey the Purchased Items to such Seller and release its security interest in the Collateral, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 7, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”) (or, if applicable, the equivalent under the applicable Requirements of Law in any relevant non-U.S. jurisdiction). Purchaser shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York and under the applicable Requirements of Law in any relevant non-U.S. jurisdiction. In furtherance of the foregoing, (i) Purchaser, at the applicable Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be reasonably necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (and, if applicable, the equivalent under the applicable Requirements of Law in each relevant non-U.S. jurisdiction) (collectively, the “Filings”), and shall forward copies of such Filings to the applicable Seller upon the filing thereof, and (ii) each Seller shall from time to time take such further actions as may be reasonably requested by Purchaser to maintain and continue the perfection and priority of the security interest granted under the Transaction Documents (including marking its records and files to evidence the interests granted to Purchaser under the Transaction Documents). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Sellers on a joint and several basis.

(c) Each Seller acknowledges that it has no rights to service the Purchased Assets but only has rights granted to it pursuant to Article 29. Without limiting the generality of the foregoing and the grant of a security interest pursuant to Article 7(a), and in the event that any Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, each Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xix) of the Bankruptcy Code.

(d) Each Seller agrees, to the extent permitted by any Requirement of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset or Mortgaged Property may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Purchaser or such court may determine.

(e) With respect to each Purchased Asset denominated in Australian Dollars, to the extent the law permits, (a) for the purposes of section 115(1) and 115(7) of the PPSA, Purchaser need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4); and sections 142 and 143 are excluded; (b) for the purposes of section 115(7) of the PPSA, Purchaser need not comply with sections 132 and 137(3); and (c) the related Seller agrees not to exercise its rights to make any request of Purchaser under section 275 of the PPSA, to authorize the disclosure of any information under that section or to waive any duty of confidence that would otherwise permit non-disclosure under that section.

ARTICLE 8

TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, upon satisfaction (or waiver by Purchaser in writing) of the conditions precedent in Article 3(b) and (c), each related Eligible Asset shall become a Purchased Asset hereunder and ownership of the related Purchased Assets and other Purchased Items shall be transferred to Purchaser or its designee (including Custodian, Securities Intermediary and/or Bailee, as applicable) against the simultaneous transfer of the Purchase Price for such Purchased Asset in immediately available funds (in the Applicable Currency of the relevant Purchased Asset) to an account of the applicable Seller (or an account directed by such Seller) specified in the Confirmation relating to such Transaction.

(b) The applicable Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly (including, with respect to any Wet Purchased Asset, a Bailee), with Custodian in accordance with the Custodial Agreement and, to the extent applicable to any Repack Securities, that such Repack Securities be deposited directly with the applicable Securities Intermediary in accordance with the applicable Securities Account Control Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement and/or the Securities Account Control Agreement, as

applicable. If a Purchased Asset File is not delivered to the applicable Purchaser or its designee (including Custodian, a Securities Intermediary and/or a Bailee, as applicable), such Purchased Asset File shall be held in trust by the applicable Seller or its designee for the benefit of Purchaser as the owner thereof. The applicable Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Purchaser or its designee (including Custodian, a Securities Intermediary and/or a Bailee, as applicable). The possession of the Purchased Asset File by the applicable Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by such Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of the applicable Seller or its designee shall be marked appropriately to reflect clearly the sale, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Purchaser. Each Seller or its designee shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Purchaser. Any designee of Purchaser (including Custodian, a Securities Intermediary and/or a Bailee, as applicable) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Purchaser and otherwise in accordance with the Custodial Agreement, the related Securities Account Control Agreement or the related Bailee Letter, as applicable.

(c) From time to time, each Seller shall forward to Custodian, with copy to Purchaser, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate), Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

ARTICLE 9

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a) Title to each Purchased Assets shall pass to Purchaser on the related Purchase Date, and Purchaser shall have free and unrestricted use of each Purchased Asset, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Purchaser from engaging, at Purchaser’s sole cost and expense, in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets (any such transaction, a “Repledge Transaction”), all on terms that Purchaser may determine in its sole and absolute discretion, in conformity with the terms and conditions of the Purchased Asset Documents; provided that if no Event of Default has occurred and is continuing (i) Purchaser may only engage in repurchase transactions or sell or transfer (without limiting the restrictions set forth in Article 20 applicable to sales, transfers, assignments and participations), pledge, repledge, hypothecate or rehypothecate the Purchased Assets to a Qualified Transferee that is not a Direct Competitor or a Borrower or an Affiliate of a Borrower, and (ii) no such Repledge Transaction shall relieve Purchaser of its obligations to transfer the same Purchased Assets to the applicable Seller pursuant to Article 3 or of Purchaser’s obligation to apply amounts to the Repurchase Obligation in accordance with Article 5 or otherwise affect the rights, obligations and remedies of any party to this Agreement.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Purchaser to segregate any Purchased Asset delivered to Purchaser by any Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of any Seller or any Affiliate of any Seller.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

Each of the Sellers represents and warrants to Purchaser as of the date hereof, as of each Funding Date and as of any other date on which these representations and warranties are remade or deemed remade in accordance with the terms of any Transaction Document or certification delivered in connection with any Transaction Document, as follows:

(a) Organization. Each Seller (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iii) has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(b) Authority. Each Seller is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into the Transactions contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, and each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf.

(c) Due Execution and Delivery; Consideration. The Transaction Documents to which it is a party have been or will be duly executed and delivered by each Seller, for good and valuable consideration.

(d) Enforceability. The Transaction Documents constitute the legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(e) Approvals and Consents. No consent, approval or other action of, or filing by, any Seller with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect, and the filing of the Seller Financing Statement).

(f) Licenses and Permits. Each Seller is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is material to such Seller’s business, and has all material licenses, permits and other consents that are necessary, for the transaction of such Seller’s business or the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Purchased Item.

(g) [Reserved].

(h) Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by any Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by any Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of any Seller, (ii) any agreement by which any Seller is bound or to which any assets of such Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of such Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to any Seller, or (iv) any applicable Requirement of Law.

(i) Litigation/Proceedings. Except as otherwise disclosed in writing to Purchaser, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of any Seller, threatened in writing against any Seller Party, or any of their respective assets that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated thereby, (ii) makes a claim in an aggregate amount greater than the Litigation Threshold or (iii) which, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect.

(j) No Outstanding Judgments. Except as disclosed in writing to Purchaser, there are no judgments against any Seller Party unsatisfied of record or docketed in any court located in the United States of America or in any other relevant jurisdiction.

(k) No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller Party.

(l) Compliance with Law. Each Seller is in compliance in all material respects with all Requirements of Law. Except as disclosed in writing to Purchaser, no Seller Party is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority applicable to and imposed upon such Seller Party.

(m) Acting as Principal. Each Seller is engaging in the Transactions as principal.

(n) No Broker. No Seller has dealt with any broker, investment banker, agent, or other Person (other than Purchaser or Affiliates of Purchaser) who may be entitled to any commission or compensation in connection with the sale of any Purchased Asset pursuant to any of the Transaction Documents.

(o) No Default. As of the date of this Agreement and as of each Funding Date, no Default has occurred and is continuing which has not been disclosed to Purchaser in writing. At all times while this Agreement and any Transaction thereunder is in effect, no Event of Default or, to any Seller’s Knowledge, Default has occurred and is continuing which has not been disclosed to Purchaser in writing.

(p) [Reserved].

(q) [Reserved].

(r) No Adverse Selection. No Purchased Asset under this Agreement has been selected by any Seller so as to affect adversely the interests of Purchaser.

(s) Full and Accurate Disclosure. All information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the date hereof pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections, financial prospects, forecasts or other forward-looking information) is based on estimates believed by any Seller to be commercially reasonable on the date as of which such information is stated or certified.

(t) Financial Information. All financial data concerning the Seller Parties, the Purchased Asset and the other Purchased Items that has been delivered by or on behalf of any Seller Party to Purchaser is true, correct and complete in all material respects. All financial data concerning the Seller Parties has been prepared fairly in accordance with GAAP (to the extent applicable). Since the delivery of such data, except as otherwise disclosed in writing to Purchaser, there has been no change in the financial position of the Seller Parties, or, to any Seller’s Knowledge, the Purchased Assets and the other Purchased Items or in the results of operations of any Seller Party, which change is reasonably likely to result in a Material Adverse Effect.

(u) Authorized Representatives. The duly authorized representatives of the Seller Parties are listed on, and true signatures of such authorized representatives are set forth on, Exhibit III hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit III hereto as the Seller Parties may from time to time deliver to Purchaser.

(v) Chief Executive Office; Jurisdiction of Organization; Location of Books and Records. Each Seller Party’s chief executive office is located at the address for notices specified for such Seller Party on Exhibit I, unless such Seller Party has provided a new chief executive office address to Purchaser in writing. Each Seller’s jurisdiction of organization is the State of Delaware. The location where each Seller keeps its books and records, including all computer tapes and records relating to the Collateral, the Collection Accounts and the Servicer Account is its chief executive office.

(w) Representations and Warranties Regarding the Purchased Assets. Each of the representations and warranties made in respect of the Purchased Assets pursuant to (i) in the case of each Purchased Asset, Exhibit V-A, (ii) in the case of a Purchased Asset secured by Mortgaged Properties located in England or Wales, Exhibit V-B, (iii) in the case of a Purchased Asset denominated secured by Mortgaged Properties located in the European Union, Exhibit V-C, (iv) in the case of a Purchased Asset secured by Mortgaged Properties located in Sweden, Exhibit V-D,

(v) in the case of a Purchased Asset secured by Mortgaged Properties located in Australia, Exhibit V-E, (vi) in the case of a Purchased Asset secured by Mortgaged Properties located in Canada, Exhibit V-F, (vii) in the case of Repack Securities, Exhibit V-G or (viii) in the case of any other Purchased Asset, a schedule to the related Confirmation, are true, complete and correct in all material respects (in each case, other than any MTM Representation made after the Purchase Date of a Purchased Asset and as disclosed in a Requested Exceptions Report approved by Purchaser in accordance with the terms hereof).

(x) Good Title to Purchased Asset. Immediately prior to the purchase of any Purchased Asset and other Purchased Items by Purchaser from any Seller, (i) such Purchased Asset and other Purchased Items are free and clear of any Lien or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC) (other than any such Lien or impediment to transfer that is released simultaneously with such purchase), (ii) such Purchased Asset and other Purchased Items are not subject to any right of set-off, any prior sale, transfer or assignment, or any agreement by any Seller to assign, convey or transfer such Purchased Asset and other Purchased Items, in each case, in whole or in part, to a Person other than Purchaser, (iii) the applicable Seller is the record and beneficial owner of, and had good and marketable title to, and the right to sell and transfer, such Purchased Asset and other Purchased Items to Purchaser and (iv) the applicable Seller has the right to sell and transfer such Purchased Asset and other Purchased Items to Purchaser. Upon the purchase of any Purchased Asset and other Purchased Items by Purchaser from any Seller, Purchaser shall be the sole owner of such Purchased Asset and other Purchased Items free from any adverse claim, subject to the rights of such Seller pursuant to the terms of this Agreement.

(y) No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of any Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Purchased Item, (ii) no agreements on the part of any Seller to issue, sell or distribute any Purchased Asset or other Purchased Item and (iii) no obligations on the part of any Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

(z) Security Interest Matters.

(i) The provisions of the Transaction Documents are effective to either (x) constitute a sale of Purchased Items to Purchaser (other than for United States federal, state and local income or franchise tax purposes more fully described in Article 23(g)) or (y) create in favor of Purchaser a legal, valid and enforceable first priority “security interest” (as defined in Section 1-201(b)(35) of the UCC) in each applicable jurisdiction in all rights, title and interest of the applicable Seller in, to and under the Collateral.

(ii) Upon possession by the Custodian or by a Bailee pursuant to a Bailee Letter of each Promissory Note or Participation Certificate, endorsed in blank by a duly authorized officer of the applicable Seller, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of such Seller in such Promissory Note or Participation Certificate, as applicable.

(iii) Upon the filing of the Seller Financing Statements in the UCC Filing Jurisdiction, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in that portion of the Collateral in which a security interest can be perfected under the UCC by the filing of financing statements.

(iv) Upon the filing of the Pledgor Financing Statements in the UCC Filing Jurisdiction, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in that portion of the Equity Pledged Collateral in which a security interest can be perfected under the UCC by the filing of financing statements.

(v) The provisions of this Agreement are effective to create in favor of Purchaser a legal, valid and enforceable first priority “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in and to the Collection Accounts, the Servicer Account and all funds at any time credited to the Collection Accounts and the Servicer Account and, upon execution and delivery of any Account Control Agreement, Purchaser shall either be the owner of, or have a legal, valid, enforceable and fully perfected first priority security interest in, the related Collection Account and all funds at any time credited thereto. In relation to any Collection Account situated in any jurisdiction outside the United States (if any), such Collection Account shall be subject to a first ranking fixed charge.

(vi) Upon execution and delivery of any Securities Account Control Agreement, Purchaser shall either be the owner of, or have a legal, valid, enforceable and fully perfected first priority security interest in, the applicable Securities Account and all Repack Securities and funds at any time credited thereto. In relation to any Securities Account situated in any jurisdiction outside the United States (if any), such Securities Account shall be subject to a first ranking fixed charge.

(aa) Solvency; No Fraudulent Transfer. Each Seller, as of the Closing Date and each Funding Date, has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Each Seller, as of the Closing Date and each Purchase Date, is generally able to pay, and intends to pay, its debts as they come due. Neither the Transaction Documents nor any Transaction are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Sellers’ creditors. As of each Purchase Date, no Seller is insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereto and the transfer and sale of related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of any Seller to exceed the assets of such Seller, (ii) will not result in any Seller having unreasonably small capital and (iii) will not result in debts that would be beyond any Seller’s ability to pay as the same mature. Each Seller received reasonably equivalent value in exchange for the transfer and sale of each Purchased Asset and other Purchased Item subject hereto. Each Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(bb) [Reserved].

(cc) Investment Company Act. No Seller is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(dd) Taxes. Each Seller has filed or caused to be filed all required U.S. federal and other material tax returns that to the Knowledge of such Seller would be delinquent if they had not been filed on or before the date hereof and has paid all material taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (i) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP or (ii) are de minimis in amount; no tax liens have been filed against any of Sellers’ assets and, to Sellers’ Knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

(ee) ERISA. Neither any Seller nor any ERISA Affiliate of any Seller sponsors, maintains or contributes to any Plans or any Multiemployer Plans. Sellers are not, and are not using, any assets of a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R Section 2510.3-101, as modified by Section 3(42) of ERISA in connection with any Transaction.

(ff) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by the related Seller for purposes permitted under such Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by any Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(gg) No Real Property. Neither any Seller nor any Subsidiary of any Seller has at any time since its formation held title to any real property.

(hh) Ownership. Each Seller is and shall remain at all times a wholly-owned direct or indirect subsidiary of Guarantor.

(ii) Insider. No Seller is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Purchaser, of a bank holding company of which Purchaser is a Subsidiary, or of any Subsidiary, of a bank holding company of which Purchaser is a Subsidiary, of any bank at which Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with Purchaser.

(jj) Sanctions; No Prohibited Persons. Each Seller Party and, to Sellers’ Knowledge, each of their respective controlled Affiliates is in compliance with Sanctions. No Seller Party or, to Sellers’ knowledge, any controlled Affiliate, officer, director, partner, member or employee, of any Seller Party or of such Affiliate, is an entity or person that is, or is owned, controlled by or acting on behalf of any Person that is, a Prohibited Person. Each Seller agrees that, from time to time upon the prior written request of Purchaser, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Purchaser may reasonably request in order to ensure compliance with the provisions hereof (including, without limitation, compliance with Sanctions); provided, however, that nothing in this Article 10(jj) shall be construed as requiring Purchaser to conduct any inquiry or decreasing any Seller’s responsibility for its statements, representations, warranties or covenants hereunder.

(kk) Anti-Corruption and Anti-Money Laundering Laws. Each Seller Party and, to Sellers’ Knowledge, each of their respective controlled Affiliates has complied with, and is in compliance with, all applicable Anti-Corruption Laws and Anti-Money Laundering Laws. No part of the proceeds of any Transaction will be used, directly or, to Sellers’ Knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(ll) Centre of Main Interests. Each Seller warrants, represents and covenants that it has not (A) taken any action that would cause its “centre of main interests” (as such term is used in Section 3(1) of the European Council Regulation (EC) No. 1346/2000 on Insolvency Proceedings (the “Insolvency Regulation”)) to be located in the United Kingdom or Europe or (B) registered as a company in any jurisdiction other than Delaware or Australia.

(mm) Australian Representations. In respect of the any Purchased Asset denominated in Australian Dollars, the related Seller only:

(i) Trustee. It is not the trustee of any trust or settlement other than as disclosed to, and accepted by Purchaser.

(ii) Related Party Benefit and Financial Assistance. It has not contravened nor will it contravene Chapter 2E or 2J.3 of the Australian Corporations Act by entering into any Transaction Document to which it is a party or participating in any transaction in connection with any Transaction Document to which it is a party.

(iii) PPSA Details. Except as disclosed in writing by it, or on its behalf, such Seller’s details in respect of its name and applicable company number (or other equivalent corporate identifier) set out in any Transaction Document governed by the laws of Australia or the state or territories thereof are true and correct in all respects and reflects the information contained in the source from which information in relation to it must be taken for the purposes of the PPSA in order to register a financing statement in respect of any liens granted under any Transaction Document.

ARTICLE 11

NEGATIVE COVENANTS OF SELLERS

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, no Seller shall without the prior written consent of Purchaser, which may be granted or denied at Purchaser’s sole and absolute discretion:

(i) subject to Sellers’ right to repurchase any Purchased Asset, take any action that would directly or indirectly impair or adversely affect Purchaser’s title to any Purchased Asset or other Purchased Item;

(ii) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset or other Purchased Item to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset or other Purchased Item with any Person other than Purchaser;

(iii) create, incur, assume or permit to exist any Lien, in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by such Seller pursuant to the Transaction Documents and the Subordinate Loan;

(iv) create, incur, assume or suffer to exist any Indebtedness or other obligation (other than the Subordinate Loan), secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) to the extent the same would cause such Seller to violate the covenants contained in this Agreement or Guarantor to violate the financial covenants contained in the Guaranty;

(v) enter into any transaction of merger or consolidation or Division or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or sell all or substantially all of its assets (except in connection with the sale or securitization of the Purchased Assets in the ordinary course of such Seller’s business after the repurchase thereof in accordance with this Agreement);

(vi) permit a Change of Control;

(vii) permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property or Borrower to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, senior or pari passu mortgage debt, junior mortgage debt or mezzanine debt (in each case, unless expressly permitted by the applicable Purchased Asset Documents);

(viii) consent or assent to any Material Modification other than in accordance with Article 29 and the Servicing Agreement;

(ix) permit such Seller’s certificate of formation or organizational documents to be amended in any material respect without the prior written consent of Purchaser (provided that, for this purpose any amendment of the provisions of such Seller’s limited liability company agreement entitled “Purpose,” “Independent Manager,” “Dissolution,” “Liquidation,” “Assignments,” “Resignation,” “Admission of Additional Members,” “SPE Provisions” and “Amendment” and any change of such Seller’s certificate of formation or jurisdiction of organization shall be deemed material);

(x) after the occurrence and during the continuance of a monetary Default or an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of such Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller;

(xi) acquire or maintain any right or interest in any Purchased Asset or any Mortgaged Property or other collateral for a Purchased Asset that is senior to, or pari passu with, the rights and interests of Purchaser therein under this Agreement and the other Transaction Documents unless such right or interest is a Purchased Asset hereunder;

(xii) use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(xiii) directly, or through a Subsidiary, acquire or hold title to any real property;

(xiv) take any action that will cause its “centre of main interests” (as such term is used in the Insolvency Regulation) to be located in the United Kingdom or Europe or register as a company in any jurisdiction other than Delaware or Australia; and

(xv) with respect to any Seller whose jurisdiction of formation is Australia, other than as disclosed to and approved by Purchaser in writing prior to the date of this Agreement, such Seller shall not become a trustee of any trust or settlement without the prior written consent of Purchaser (acting reasonably).

ARTICLE 12

AFFIRMATIVE COVENANTS OF SELLERS

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each Seller covenants that:

(a) Seller Notices.

(i) Material Adverse Effect. Each Seller shall promptly after obtaining Knowledge thereof, notify Purchaser of any material adverse change in its business operations and/or financial condition, which change is reasonably likely, in the commercially reasonable judgment of such Seller, to have a Material Adverse Effect; provided, however, that nothing in this Article 12 shall relieve any Seller of its obligations under this Agreement.

(ii) Default or Event of Default. Each Seller shall, promptly (but in no event later than the second (2nd) succeeding Business Day) after obtaining Knowledge of such event, notify Purchaser of the occurrence of such Default or Event of Default.

(iii) Purchased Asset Matters. Each Seller shall promptly (but in no event later than the second (2nd) succeeding Business Day after obtaining Knowledge thereof) notify Purchaser of (A) any default or event of default under any Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable); (B) any facts or circumstances that in the commercially reasonable judgment of such Seller are reasonably likely to cause, or have caused, the Market Value of any Purchased Asset to decline; (C) any Purchased Asset that has become a Credit Risk Asset or for which a Credit Risk Asset Repurchase Trigger Event has occurred; (D) a breach of any MTM Representations; or (E) any Future Advance Failure (without regard to the time period set forth in the definition thereof).

(iv) Other Defaults, Litigation and Judgments. Each Seller shall promptly (and in any event not later than two (2) Business Days after obtaining Knowledge (or, in the case of clause (B) below, after such Seller’s receipt of service of process thereof)) notify Purchaser of (A) any default or event of default (or similar event) on the part of any Seller Party under any Indebtedness or other material contractual obligation to the extent the obligations in connection with such default under the applicable agreement (1) are at least equal to the Default Threshold, or (2) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect; and (B) the commencement or threat in writing of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving any Seller Party that (1) makes a claim or claims in aggregate amount greater than the applicable Litigation Threshold, or (2) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect.

(v) Corporate Change. Sellers shall advise Purchaser in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller or any Pledgor and of any change in any Seller’s or any Pledgor’s name or the places where the books and records pertaining to the Purchased Asset are held not less than thirty (30) days before any financing statement will lapse, lose perfection or become materially misleading.

(vi) Sanctions; Anti-Corruption and Anti-Money Laundering Laws. Each Seller shall promptly (and in any event within two (2) Business Days after knowledge thereof) notify Purchaser of any violation of the representation and warranty contained in Article 10(jj) (Sanctions; No Prohibited Persons) and Article 10(kk) (Anti-Corruption and Anti-Money Laundering Laws).

(b) Reporting and Other Information. Each Seller shall provide, or to cause to be provided, to Purchaser the following financial and reporting information:

(i) Purchased Asset Information. (A) Promptly after receipt by any Seller, but no less frequently than once per calendar month, copies of property level information made available to such Seller and all other required reports, rent rolls, financial statements, certificates and notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents) it receives pursuant to the Purchased Asset Documents relating to any Purchased Asset (or related Mortgage Loan or Mezzanine Loan, as applicable) and (B) any other information with respect to the Purchased Assets (or related Mortgage Loan or Mezzanine Loan, as applicable) that may be reasonably requested by Purchaser from time to time.

(ii) Monthly Purchased Asset Reports. No later than the fifteenth (15th) day of each month, a Monthly Reporting Package with respect to the immediately preceding calendar month.

(iii) Quarterly Reports. Within sixty (60) days after the end of each of the first three (3) quarterly fiscal periods of each fiscal year of Guarantor, the unaudited, consolidated balance sheet of Guarantor as at the end of such period and the related unaudited, consolidated statements of income, net assets and cash flows for Guarantor for such period and the portion of the fiscal year through the end of such period (and in each case with comparisons to applicable information in the financial statements from the same quarter of the previous year), accompanied by an officer’s certificate of Guarantor that includes a statement of Guarantor that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to customary year-end audit adjustments).

(iv) Annual Reports. Within one hundred and twenty (120) days after the end of each fiscal year of Guarantor, the audited consolidated balance sheet of Guarantor as at the end of such fiscal year and the related audited consolidated statements of income, net assets and cash flows for Guarantor for such fiscal year, accompanied by an opinion thereon of an independent certified public accounting firm of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act.

(v) Covenant Compliance Certificate. Along with each delivery pursuant to clauses (iii) and (iv) above, a completed and executed Covenant Compliance Certificate.

(vi) Other Documentation. Within five (5) Business Days after any Purchaser’s request thereof, such other documents, reports and information as Purchaser may reasonably request (A) with respect to the financial affairs of the Seller Parties, (B) to demonstrate compliance with representations, warranties and covenants in the Transaction Documents, and (C) to the extent available to each Seller pursuant to the Purchased Asset Documents, related to such Purchased Asset, with respect to any Purchased Asset or the operation of any Mortgaged Property.

(c) Defense of Purchaser’s Security Interest. Each Seller shall (i) defend the right, title and interest of Purchaser in and to the Purchased Assets, the other Collateral, the Collection Accounts, Securities Accounts and the Servicer Accounts against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Purchaser) and (ii) at Purchaser’s reasonable request, take all action Purchaser reasonably deems necessary to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d) Additional Rights. If any Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, such Seller shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or Custodian, as appropriate) in the exact form received, duly endorsed by such Seller to Purchaser, if required, together with all related reasonably necessary transfer documents duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets other than any Income which any Seller is entitled to direct to parties other than Purchaser pursuant to Article 5 shall be received by such Seller, such Seller shall, until such money or property is paid or delivered to Purchaser, hold such money or property in trust for Purchaser, segregated from other funds of such Seller, as additional collateral security for the Transactions.

(e) Further Assurances. At any time from time to time upon the reasonable request of Purchaser, at the sole expense of such Seller, each Seller shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Purchaser may deem reasonably necessary to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of such Seller (whether or not existing as of the Closing Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements or their equivalent under the Requirements of Law in the relevant non-U.S. jurisdiction, if applicable, as such Person may reasonably request and serving notices of the security created under each Asset Assignment Agreement in such form and on such parties as such Person may specify). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Purchaser, duly endorsed in blank, to be itself held as Collateral pursuant to the Transaction Documents.

(f) Preservation of Existence; Licenses. Each Seller shall at all times maintain and preserve its legal existence and all of its material rights, privileges, licenses, permits and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by each Seller and of each Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets), to protect the validity and enforceability of the Transaction Documents and each Purchased Asset and for its performance under the Transaction Documents.

(g) Compliance with Transaction Documents. Each Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.

(h) Compliance with Other Obligations. Each Seller shall at all times comply in all material respects (i) with its organizational documents, (ii) with any agreements by which it is bound or to which its assets are subject and (iii) with any Requirement of Law.

(i) Books and Record. Each Seller shall, and shall cause each other Seller Party to, at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j) Taxes and Other Charges. Each Seller shall pay and discharge all material taxes, assessments, levies, liens and other charges imposed on it, on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such taxes, assessments, levies, liens and other charges which are being contested in good faith and by proper proceedings and against which adequate reserves have been provided in accordance with GAAP.

(k) Operations. Each Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Purchaser. Each Seller shall maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by such Seller for its own account and shall furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information reasonably obtainable by such Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

(l) Responsibility for Fees and Expenses of Third-Parties. Each Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank, Securities Intermediary and Servicer except as expressly set forth in the applicable Transaction Document.

(m) Future Advances. To the extent any Future Advance is validly required to be made with respect to any Purchased Asset, unless such Seller is contesting in good faith that such Future Advance is required to be made under the related Purchased Asset Documents, the related Seller shall fund such Future Advance in accordance with the related Purchased Asset Documents, regardless of whether Purchaser agrees to fund an increase in the Purchase Price in accordance with this Agreement and the conditions for increasing the Purchase Price under this Agreement have been satisfied with regard to such Future Advance; provided that, if Purchaser has agreed to fund an increase in the Purchase Price then Seller shall have an additional thirty (30) day period after such amounts are due under the Purchased Asset Documents to fund such Future Advance.

(n) [Reserved].

(o) Manager Affiliate Information. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Seller Party be deemed to (x) have made any representation or warranty pursuant to this Agreement or any other Transaction Document with respect to, (y) have any obligation under this Agreement or any other Transaction Document to deliver to or notify Purchaser of, or (z) possess Knowledge of, any Manager Affiliate Information (or event dependent on Manager Affiliate Information), in each case unless and until such time as such Manager Affiliate Information (or applicable event) is provided to the lenders under the related Purchased Asset Documents in accordance with the terms thereof. As used herein, “Manager Affiliate Information” means information that (i) relates to any Purchased Asset with respect to which the related Borrower or any of its beneficial owners is an Affiliate of Guarantor or of Blackstone Real Estate Special Situations Advisors L.L.C., a Delaware limited liability company (the “Manager”) or any of its Affiliates then serving as investment advisor to the Guarantor, and (ii) such Seller Party obtains as a result of its affiliation with such Borrower or beneficial owner prior to the provision thereof to the lenders under the related Purchased Asset Documents in accordance with the terms thereof.

ARTICLE 13

SINGLE PURPOSE ENTITY COVENANTS

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, each Seller covenants that:

(i) such Seller shall own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by the Transaction Documents (including, without limitation, Eligible Assets for which such Seller has delivered to Purchaser written notice of its intent to sell such Eligible Asset as a Purchased Asset pursuant to this Agreement);

(ii) such Seller shall not make any loans or advances to any Affiliate or third party (other than Eligible Assets or advances under the Purchased Assets to Borrowers) and shall not acquire obligations or securities of its Affiliates (other than in connection with the origination or acquisition of Purchased Assets), in each case except as permitted by the Transaction Documents;

(iii) such Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets as the same shall become due;

(iv) such Seller shall comply with the provisions of its organizational documents in all material respects;

(v) such Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;

(vi) such Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Seller from such Affiliate and to indicate that such Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on such Seller’s own separate balance sheet) and file its own tax returns, if any (except to the extent consolidation is required or permitted under Requirements of Law);

(vii) such Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any Known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(viii) such Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent; provided, that the foregoing shall not require any member, partner or shareholder of such Seller to make any additional capital contributions to such Seller;

(ix) such Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(x) [Reserved];

(xi) such Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(xii) such Seller shall not, without the prior written consent of its Independent Manager, take any action constituting an Act of Insolvency;

(xiii) such Seller shall, at all times, have at least one (1) Independent Manager;

(xiv) such Seller’s organizational documents shall provide (i) that Purchaser be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (ii) that any Independent Manager of such Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in such Seller and any Affiliates of such Seller except such Seller and the creditors of such Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(xv) such Seller shall not enter into any transaction with an Affiliate of such Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction, other than its Subordinate Loan;

(xvi) such Seller shall maintain a sufficient number of employees (or obtain services to be performed by its Affiliates and/or their respective employees) in light of contemplated business operations, provided that such Seller shall not be required to maintain any employees;

(xvii) such Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(xviii) such Seller shall not pledge its assets to secure the obligations of any other Person other than to Purchaser pursuant to the Transaction Documents;

(xix) such Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and

(xx) such Seller shall not create, incur, assume or suffer to exist any Indebtedness or Lien in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, (C) the Subordinate Loan, and (D) unsecured trade payables, in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by such Seller shall be paid within ninety (90) days of the date incurred unless the same are being contested in good faith and adequate reserves in respect of which are maintained (it being understood that the amount of any trade debt denominated in an Applicable Currency other than the Base Currency shall be calculated under this clause (xx) based on the then-current equivalent of such amount based on the Spot Rate with respect to such Applicable Currency as of the date of determination).

ARTICLE 14

EVENTS OF DEFAULT; REMEDIES

(a) Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i) Failure to Repurchase or Repay. Any Seller shall fail to repurchase any Purchased Asset upon the applicable Repurchase Date or shall fail to pay the applicable Repurchase Price when and as required pursuant to the Transaction Documents.

(ii) Failure to Pay Purchase Price Differential. Purchaser shall fail to receive on any Remittance Date the accrued and unpaid Purchase Price Differential; provided, however, no more than two (2) times during any twelve (12) month period Sellers may cure such failure within one (1) Business Day if such failure arose solely by reason of an error or omission of an administrative or operational nature and funds were available to Sellers to enable it to make such payment when due.

(iii) Failure to Cure Margin Deficit. Any Seller shall fail to cure any Margin Deficit within the period specified in Article 4.

(iv) Failure to Remit Principal Payment. Any Seller fails to remit (or cause to be remitted) to Purchaser any Principal Payment received with respect to a Purchased Asset for in accordance with Article 5.

(v) Other Payment Default. Any Seller shall fail to make any payment not otherwise enumerated that is owing to Purchaser that has become due, whether by acceleration or otherwise under the Transaction Documents, within five (5) Business Days after notice to such Seller from Purchaser or such Seller’s Knowledge thereof.

(vi) Negative Acts. Any Seller shall fail to perform, comply with or observe any term, covenant or agreement applicable to such Seller contained in Article 11 (Negative Covenants of Sellers) or Article 13 (Single Purpose Entity Covenants); provided, however, that if such failure is susceptible to cure, such Seller fails to cure the same within five (5) Business Days after notice of such breach from Purchaser or such Seller’s Knowledge thereof (provided that, any such breach resulting from the willful misconduct or bad faith of any Seller Party or any Affiliate thereof shall not be susceptible to cure).

(vii) Act of Insolvency. An Act of Insolvency occurs with respect to any Seller Party and, solely in the case of an action not commenced by or with the consent of such Person, such action is not dismissed or stayed within sixty (60) days.

(viii) Admission of Inability to Perform. Any Person described in the definition of Knowledge shall admit to Purchaser in writing or in formal written communications to any other Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document.

(ix) Transaction Documents. Any Transaction Document or a replacement therefor acceptable to Purchaser shall for whatever reason be terminated (other than by Purchaser without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Person (other than Purchaser) shall contest the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Person (other than Purchaser) shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document.

(x) Cross-Default. Any Seller Party shall be in default under (x) any Indebtedness of such Seller Party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; or (y) any other contract to which such Seller Party is a party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract, in each case of clauses (x) and (y), to the extent the obligations in connection with such default individually or in the aggregate with other defaults are at least equal to the applicable Default Threshold; provided, however, that any such default or failure to perform shall not constitute a Default or an Event of Default if the applicable Seller Party cures such default or failure to perform, as the case may be, within the grace period, if any, provided under the applicable agreement.

(xi) ERISA. (A) Any Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, or (E) any Seller or any ERISA Affiliate shall, or in the reasonable opinion of Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

(xii) Recharacterization. Either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Purchaser to be the owner free of any adverse claim of any of the Purchased Assets and other Purchased Items or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the Collateral and the related Seller fails to repurchase the applicable Purchased Asset, in each case, within three (3) Business Days after notice thereof to the applicable Seller from Purchaser or such Seller’s Knowledge thereof;

(xiii) Governmental or Regulatory Action. Any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller Party, which suspension has a Material Adverse Effect pursuant to clauses (b), (c) or (d) of the definition thereof.

(xiv) Change of Control. A Change of Control shall have occurred without the prior written consent of Purchaser.

(xv) Representation or Warranty Breach. If any representation, warranty or certification (other than (A) any MTM Representation made after the related Purchase Date, which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets, unless the related Seller shall have made any such representations and warranties with Knowledge that they were materially false or misleading at the time first made or (B) as disclosed in a Requested Exceptions Report approved by Purchaser in accordance with the terms hereof) made to Purchaser by, or on behalf of, any Seller Party shall have been incorrect or untrue in any respect (or, with respect to any representation or warranty made by any Seller (x) in Articles 10(s), 10(t), 10(w) or 10(y) with respect to any Purchased Asset or (y) pursuant to Exhibit V, in any material respect) when made or repeated or deemed to have been made or repeated; provided, that, if such breach is susceptible to cure, the related Seller fails to cure the same within ten (10) Business Days after notice of such breach to such Seller from Purchaser or such Seller’s Knowledge thereof (provided that, any such breach resulting from the willful misconduct or bad faith of any Seller Party or any Affiliate thereof shall not be susceptible to cure).

(xvi) Judgment. Any final non-appealable judgment by any competent court in the United States of America or other relevant jurisdiction for the payment of money is rendered against any Seller Party in an amount at least equal to the applicable Litigation Threshold, and such judgment remains undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means reasonably acceptable to Purchaser.

(xvii) Guarantor Breach. The breach by Guarantor of the covenants made by it in Article V(i) (Limitation on Distributions) or Article V(k) (Financial Covenants) of the Guaranty.

(xviii) Risk Retention Event. The occurrence of a Risk Retention Event.

(xix) Servicer Termination Event. A Servicer Termination Event shall have occurred and Sellers shall not have (i) appointed a successor Servicer, (ii) transferred the servicing of the Purchased Assets to such successor Servicer or (iii) delivered a fully executed Servicing Agreement and, if required hereby, Redirection Letter, in each case, within sixty (60) days following the occurrence of such Servicer Termination Event.

(xx) Other Covenant Default. If any Seller Party shall breach or fail to perform any of the terms, covenants, obligations or conditions under any Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, provided, that, if such breach or failure to perform is susceptible to cure, then such Seller Party shall have five (5) Business Days after the earlier of notice to such Seller Party from Purchaser, or such Seller Party’s Knowledge, of such breach or failure to perform, to remedy such breach or failure to perform (provided that, any breach or failure to perform resulting from the willful misconduct or bad faith of any applicable Seller Party or any Affiliate thereof shall not be susceptible to cure), provided, however, that if such breach or failure to perform is susceptible to cure but cannot reasonably be cured within such period and such Seller Party shall have commenced cure within such period and is thereafter diligently and expeditiously proceeds to cure the same, such period shall be extended for such time as is reasonably necessary for such Seller Party, in the exercise of due diligence, to cure such breach or failure to perform, but in no event shall such cure period exceed thirty (30) days after the earlier of notice to such Seller Party from Purchaser, or such Seller Party’s Knowledge, of such breach or failure to perform.

(b) Remedies. If an Event of Default shall occur and be continuing with respect to any Seller, the following rights and remedies shall be available to Purchaser:

(i) At the option of Purchaser, exercised by written notice to any Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Seller Party), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (such date, the “Accelerated Repurchase Date”).

(ii) If Purchaser exercises or is deemed to have exercised the option referred to in Article 14(b)(i):

(A) each Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Purchase Price for such Transaction (decreased by (I) any amounts actually remitted to (or for the account of) Purchaser by any Account Bank, Securities Intermediary or Seller from time to time pursuant to Article 5 and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to this Article 14(b)(ii));

(C) the Custodian shall, upon the request of Purchaser, deliver to Purchaser or their designee all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D) Purchaser may (1) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices Purchaser may deem satisfactory any or all of the Purchased Assets, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Sellers credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets (as determined by Purchaser in its sole good faith discretion) against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by each Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 14(b)(ii)(D) shall be applied to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion.

(iii) The parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, Purchaser may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser.

(iv) Sellers shall be liable to Purchaser and its Affiliates and shall indemnify Purchaser and its Affiliates for the amount (including, without limitation, in connection with the enforcement of the Transaction Documents) of all actual losses, out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred by Purchaser in connection with or as a consequence of an Event of Default.

(v) Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC (or the equivalent Requirements of Law in any relevant non-U.S. jurisdiction), to the extent that the UCC or such other Requirement of Law is applicable, and the right to offset any mutual debt and claim and the right to appropriate the Purchased Assets in accordance with Section 14(b)(ii)(D)), in equity, and under any other agreement between Purchaser and any Seller. Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Sellers’ obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency. The parties hereto agree that the method of valuation of Purchased Assets provided for in this Section 14(b) shall constitute a commercially reasonable method of valuation for the purposes of the FCA Regulations;

(vi) Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have.

(vii) Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Each Seller also waives, to the extent permitted by law, any defense such Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(viii) With respect to any Purchased Asset, Purchaser may take any steps necessary to vest all or any of such Purchased Asset in the name of Purchaser (or its designee) including completing and submitting any Transfer Certificate to the relevant facility agent and making payment of any transfer fees. Each Seller hereby agrees that any such transfer fees paid by or on behalf of Purchaser will constitute “Indemnified Amounts” for the purposes of Article 27 of this Agreement.

(c) Power of Attorney. Each Seller hereby appoints Purchaser as attorney-in-fact of such Seller during the continuance of an Event of Default for the purpose of taking any action and executing or endorsing any instruments that Purchaser may deem necessary or advisable to accomplish the purposes of this Agreement, including the exercise of any remedies hereunder, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Sellers hereby agree to deliver to Purchaser upon request such powers of attorney as to evidence such appointment as Purchaser may reasonably request.

ARTICLE 15

SET-OFF

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, each Seller hereby grants to Purchaser, after the occurrence and during the continuance of an Event of Default, a right to set-off, appropriate and apply, without prior written notice to any Seller, any sum or obligation (whether or not arising under the Transaction Documents, whether matured or unmatured, whether or not contingent, irrespective of the currency, place of payment or booking office of the sum or obligation and irrespective of whether Purchaser shall have made any demand hereunder) owed by any Seller to any Purchaser against (i) any sum or obligation (whether or not arising under the Transaction Documents, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by such Person to any Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of any Seller and the proceeds therefrom, now or hereafter held or received for the account of such Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by any Purchaser or any entity under the control of any such Person and its respective successors and assigns (including, without limitation, branches and agencies of any Purchaser, wherever located). The applicable Person shall give written notice to the applicable Seller of any set-off effected under this Article 15 to the extent it is not prohibited from doing so by applicable law.

(b) If a sum or obligation is unascertained, the applicable Person may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 15 shall be effective to create a charge or other security interest. This Article 15 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(c) ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY ANY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SUCH SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY EACH SELLER.

ARTICLE 16

SINGLE AGREEMENT

Purchaser and each Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Purchaser and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 17

RECORDING OF COMMUNICATIONS

EACH OF PURCHASER AND EACH SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF PURCHASER AND EACH SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 18

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service or Royal Mail, with proof of delivery, or (d) by electronic mail, provided that, other than with respect to day-to-day notices delivered under this Agreement and other than with respect to any notices delivered under Article 12(a), such electronic mail notice must also be delivered by one of the means set forth in (a), (b), or (c) above unless the sender of such communication receives a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation), to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by the respective notice party, as the case may be, in a written notice to the other parties listed on Exhibit I hereto in the manner provided for in this Article 18; provided, however, at least one of the individuals identified in clause (i) of the definition of “Knowledge” shall be an “attention” party for notices to any Seller. A notice shall be deemed to have been given: (x) in the case of hand delivery, at the time of delivery, if on a Business Day, and otherwise on the next occurring Business Day, (y) in the case of registered or certified mail or expedited prepaid delivery, when delivered, if on a Business Day, and otherwise on the next occurring Business Day, or upon the first attempted delivery on a Business Day or (z) in the case of electronic mail, upon receipt of a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation). A party receiving a notice that does not comply with the technical requirements for notice under this Article 18 may elect to waive any deficiencies and treat the notice as having been properly given. Notwithstanding the foregoing, in the event that any Seller directs Purchaser to transfer funds pursuant to a Transaction or otherwise in accordance with Article 3 to an account or recipient other than such Seller’s wiring instructions specified on Annex I, such direction shall be in writing (including in a Confirmation) and signed by two (2) Responsible Officers of such Seller; provided, however, that Purchaser shall not have any duty to confirm that any such request has been signed by the requisite number of Responsible Officers of such Seller and shall not be liable to such Seller if it acts on a request that has not been signed by the requisite number of Responsible Officers of such Seller or at all.

ARTICLE 19

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 20

NON-ASSIGNABILITY

(a) No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Purchaser shall be null and void.

(b) Purchaser may, without consent of any Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 9(a)) to any Person that is a Qualified Transferee; provided, however, that, so long as no Event of Default shall have occurred and be continuing, without the prior written consent of any Seller (i) no assignment or participation shall be made to a Direct Competitor or to a Borrower or an Affiliate of any Borrower under any Purchased Asset and (ii) other than in the case of a merger or other fundamental corporate transaction (such as a sale of the applicable business unit) or a Repledge Default, (A) Barclays Bank PLC or an Affiliate thereof or an Approved Fund shall retain a minimum twenty-five percent (25%) direct interest in the Transactions under this Agreement, (B) Sellers shall only be required to interface with Barclays Bank PLC or an Affiliate thereof or an Approved Fund with respect to this Agreement and the Transactions hereunder and (C) Barclays Bank PLC or an Affiliate thereof or an Approved Fund (which Approved Fund is controlled by Barclays Bank PLC or an Affiliate thereof and for which Barclays Capital PLC and/or such Affiliate retains all decision-making authority) shall retain all authority to enforce remedies and provide consents, waivers or approvals (including, without limitation, approving any Eligible Asset as a Purchased Asset or any extension of the Availability Period) under this Agreement and to determine the Market Value for any Purchased Asset under this Agreement. In connection with any permitted assignment or participation, Purchaser may bifurcate or allocate (i.e. senior/subordinate) amounts due to Purchaser. Each Seller agrees to reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest.

(c) Purchaser, acting solely for this purpose as an agent of Sellers, shall maintain at one of its offices in the United States a copy of each such sale, transfer and assignment and assumption delivered to it and a register for the recordation of the names and addresses of Purchaser and each permitted purchaser, transferee and assignee, as applicable, and the amounts (and stated interest) owing to, each purchaser, transferee and assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the parties hereunder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Seller at any reasonable time and from time to time upon reasonable prior notice. No assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Persons interest hereunder shall be effective or permitted under this Agreement until such person’s name and address has been registered in the Register pursuant to this Article 20.

(d) If Purchaser sells a participation interest pursuant to Article 20(b), it shall, acting solely for this purpose as an agent of the applicable Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest herein or obligations under the Transaction Documents (the “Participant Register”); provided that Purchaser shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Transaction Document) to any Person except to the related Seller or to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Purchaser and the related Seller shall treat each Person whose name is recorded in the register as the owner of such participation interest for all purposes of this Agreement notwithstanding any notice to the contrary. No participation pursuant to this Article 20 shall be effective until reflected in the foregoing register.

(e) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective permitted successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

ARTICLE 21

GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 22

WAIVERS AND AMENDMENTS

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

ARTICLE 23

INTENT

(a) The parties intend recognize that the arrangements under this Agreement are to constitute a “title transfer financial collateral arrangement” or a “security financial collateral arrangement” for the purposes of the Financial Collateral Arrangements (No 2) Regulations 2003 (the “FCA Regulations”). The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in Title 11 of the United States Code, (iii) all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title II of the Bankruptcy Code and (iv) the grant of the security interest/pledge of the Collateral in Article 7 constitutes a “security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

(b) The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 14 is in each case a contractual right to cause or exercise such right as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

(c) The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then this Agreement and each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, as amended, and as used in Section 561 of Title 11 of the United States Code, as amended, and a “securities contract” with the meaning of Section 555 and Section 559 under the Bankruptcy Code.

(f) The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g) Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that, for U.S. Federal, state and local income, franchise and foreign tax purposes and for accounting purposes, each Transaction constitute a financing to the applicable Seller (or its regarded owner for U.S. tax purposes, as applicable), and that the applicable Seller (or its regarded owner for U.S. tax purposes, as applicable) be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Sellers and Purchaser agree to treat the Transactions as described in the preceding sentence for all U.S. Federal, state, and local income, franchise, and foreign tax purposes (including, without limitation, on any and all filings with any U.S. Federal, state, local or foreign taxing authority) and agree not to take any action inconsistent with such treatment except as required by applicable law.

(h) Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement as a “repurchase agreement” (except to the extent the related Transaction has a duration that renders such term inapplicable), “securities contract” and/or “master netting agreement”, (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as, in the case of a “repurchase agreement”, the term of the Transactions, would render such definition inapplicable, or (iii) Purchaser as a “financial institution” or “financial participant” within the meaning of the Bankruptcy Code.

ARTICLE 24

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of any Transaction in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to such Transaction;

(b) in the case of any Transaction in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to such Transaction; and

(c) in the case of any Transactions in which one of the parties is a financial institution, funds held by the financial institution in connection with such Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 25

CONSENT TO JURISDICTION; WAIVERS

(a) Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) To the extent that a party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Nothing in this Article 25 shall affect the right of a party to serve legal process in any other manner permitted by law or affect the right of a party to bring any enforcement action or proceeding against the other party or its property located in other jurisdictions in the courts of such other jurisdictions to the extent required by the laws of such other jurisdictions.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 26

NO RELIANCE

Each Seller and Purchaser hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e) no joint venture exists between Purchaser and any Seller Party pursuant to any Transaction Document; and

(f) it is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 27

INDEMNITY AND EXPENSES

(a) Sellers hereby agree to indemnify Purchaser, Purchaser’s Affiliates and each of its and their officers, directors, employees and agents (“Indemnified Parties”) for, and hold harmless from, any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including, without limitation, the reasonable out-of-pocket fees and expenses of outside counsel), Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Article 5) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Transactions, any Event of Default or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing, and any enforcement of any of the provisions of the Transaction Documents; provided that no Seller shall be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, each Seller agrees to hold Purchaser harmless from and indemnify Purchaser against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act in each case, which does not result from the gross negligence or willful misconduct of any Indemnified Party. In any suit, proceeding or action brought by Purchaser in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, each Seller agrees to hold Purchaser harmless from and indemnify Purchaser from and against all Indemnified Amounts suffered by Purchaser by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof party to the Transaction Documents of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller Party or any Affiliate thereof party to the Transaction Documents. The obligation of each Seller hereunder is a recourse obligation of such Seller. This Article 27(a) shall (other than in respect of Indemnified Taxes) not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(b) Sellers agree to pay or reimburse upon written demand all of Purchaser’s actual out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, (iii) any preservation of Purchaser’s rights under the Transaction Documents, (iv) any performance by Purchaser of any obligations of any Seller in respect of any Purchased Asset, (v) if any Event of Default has occurred and is continuing any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral or the Equity Pledged Collateral, (vi) the custody, care or preservation of the Collateral or the Equity Pledged Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise, (vii) the maintenance of the Collection Accounts, the Securities Accounts, and the Servicer Account and registering the Collateral and the Equity Pledged Collateral in the name of Purchaser or its nominee, (viii) any default by any Seller in repurchasing the Purchased Asset after such Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date, (ix) any Breakage Costs incurred by Purchaser in connection with the Purchased Assets, (x) any failure by any Seller to sell any Eligible Asset to Purchaser on the Purchase Date thereof, (xi) any actions taken and which are reasonably necessary to perfect or continue any lien created under any Transaction Document, (xii) Purchaser owning any Purchased Asset or other Purchased Item and/or (xiii) in accordance with Section 28(e), any due diligence performed by Purchaser pursuant to Article 28. All such expenses shall be recourse obligations of Sellers to Purchaser under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon Sellers absent manifest error.

(c) This Article 27 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

ARTICLE 28

DUE DILIGENCE

(a) Each Seller acknowledges that Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Assets (including obtaining updated or new appraisals not to exceed one appraisal per year for any Mortgaged Property so long as the related loan is not a Credit Risk Asset), the Borrowers (including any other obligors), the Seller Parties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Each Seller agrees that upon reasonable prior notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), such Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Purchaser and any of its agents, representatives or permitted assigns to the offices of such Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.

(b) Each Seller agrees that it shall, promptly upon reasonable request of Purchaser, deliver (or shall cause to be delivered) to Purchaser and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Purchaser in accordance with Article 28(a).

(c) Each Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Purchaser and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 28(a) or (ii) upon reasonable prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of such Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Purchaser wishes to discuss with such Person.

(d) Without limiting the generality of the foregoing, each Seller acknowledges that Purchaser may enter into Transactions with any Seller based solely upon the information provided by such Seller to Purchaser and the representations, warranties and covenants contained herein, and that Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Purchaser may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Each Seller agrees to reasonably cooperate with Purchaser and any third-party underwriter designated by Purchaser in writing in connection with such underwriting, including, but not limited to, providing Purchaser and such third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of such Seller reasonably requested by Purchaser in writing.

(e) Each Seller agrees to reimburse Purchaser within ten (10) Business Days after receipt of an invoice therefor for any and all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred by Purchaser in connection with its continuing due diligence activities pursuant to this Article 28.

ARTICLE 29

SERVICING

(a) The parties hereto agree and acknowledge that the Purchased Assets are sold to Purchaser on a “servicing released” basis and Purchaser is owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, while no Event of Default exists, each Seller shall be granted a revocable license (which license shall automatically be revoked (i) every thirty (30) days unless Purchaser provides written notice to such Seller that such license is extended for another thirty (30) days (provided, however, that if Purchaser fails to deliver any such notice of renewal, then upon notice from such Seller of such failure, Purchaser shall provide notice to such Seller and Servicer of Purchaser’s election to extend such thirty (30) day period or not extend such thirty (30) day period and, if such notice of election to extend is provided by Purchaser after the expiration of the immediately preceding thirty (30) day period, such extension shall apply retroactively for the period beginning on the last day of such preceding thirty (30) day period through and including the date such notice of election to extend is provided by Purchaser), it being acknowledged that Purchaser intends to include such written notice in a Purchase Price Differential statement with respect to the Pricing Rate Period (provided, however, that Purchaser shall have no obligation to provide such written notice in the aforesaid manner)) or (ii) upon the occurrence of an Event of Default) to cause Servicer to service the Purchased Assets sold by such Seller, and such Seller shall, at such Seller’s sole cost and expense, cause Servicer to service the Purchased Assets in accordance with the applicable Servicing Agreement and this Article 29 and for the benefit of Purchaser; provided, however, that while an Event of Default exists, the related Seller’s license to cause Servicer to service the Purchased Assets shall be revoked. Notwithstanding the foregoing, no Seller shall take any action or effect any Material Modification without first having given prior notice thereof to Purchaser in each such instance and receiving written consent of Purchaser. For any Purchased Asset which is a Senior Note or Senior Participation Interest and the holder of which is not the Controlling Holder, for so long as any affiliate of the applicable Seller is the holder of, or has the right to exercise any control rights with respect to any Companion Interest or the related Mortgage Loan and/or Mezzanine Loan (including, without limitation, as holder of a controlling class in a securitization), no such affiliate will take any action or effect any Material Modification under such companion interests or the related Mortgage Loan and/or Mezzanine Loan without the prior written consent of Purchaser as set forth above. Any consent to a Material Modification by Purchaser will not be unreasonably withheld, conditioned or delayed, provided that, for the avoidance of doubt, Purchaser’s determination of reasonableness may be made by it on an independent basis without regard for what would be considered reasonable for the applicable Seller and Purchaser shall have the rights set forth in Section 3 of the Fee Letter.

(b) The obligation of Servicer (or the applicable Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Purchaser’s option, upon the earliest of (i) Purchaser’s termination of Servicer in accordance with Article 29(c), (ii) Purchaser not extending the related Seller’s revocable license in accordance with Article 29(a) or (iii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer in accordance with the terms of this Agreement. Each Seller agrees to reasonably cooperate with Purchaser in connection with any termination of Servicer. Upon any termination of Servicer, if no Event of Default shall have occurred and be continuing, Sellers shall at their sole cost and expense transfer the servicing of the effected Purchased Assets to another Servicer approved Purchaser in its reasonable discretion.

(c) Purchaser may, in its sole and absolute discretion, terminate Servicer or any sub-servicer with respect to any Purchased Asset (i) upon the occurrence of a default by Servicer under the Servicing Agreement and/or any applicable Redirection Letter, as applicable (a “Servicer Termination Event”) or (ii) during the continuance of an Event of Default, either for cause or without cause, in each case, without payment of any penalty or termination fee. Each Seller shall reasonably cooperate with Purchaser to effectuate the removal of any Servicer or any sub-servicer by Purchaser in accordance with this Article 29(c).

(d) Sellers shall not, and shall not permit Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Purchaser. If the Purchased Assets are serviced by a sub-servicer, the related Seller shall irrevocably assign all rights, title and interest (if any) in the servicing agreements with such sub-servicer to Purchaser; provided that Servicer may delegate certain non-cashiering administrative functions to third-parties without Purchaser’s consent provided that Servicer at all times remains liable for such functions.

(e) Each Seller shall cause Servicer and any sub-servicer to service the Purchased Assets pursuant to the applicable Servicing Agreement and/or the related Purchased Asset Documents or other applicable servicing agreement, as the case may be, in each case in accordance with Accepted Servicing Practices. With respect to each Purchased Asset, the applicable Seller shall, within one (1) Business Day following the related Purchase Date, deliver to each Borrower, issuer of a Participation Interest, servicer (including Servicer pursuant to the Servicing Agreement) or other obligor of such Purchased Asset an irrevocable redirection letter in the form attached as Exhibit XI hereto or such other form as required by Purchaser (a “Redirection Letter”) acknowledging Purchaser’s security interest in the applicable Purchased Assets and instructing the Borrower, issuer or servicer, as applicable, to remit all Income received with respect to the Purchased Asset to the applicable Servicer Account or Collection Account in accordance with Article 5 or as otherwise directed by Purchaser in accordance with such Redirection Letter. If a Borrower, issuer, servicer or other obligor forwards any Income with respect to a Purchased Asset to any Seller or to any of its Affiliates rather than directly to the applicable Servicer Account, such Seller shall deliver an additional Redirection Letter to such Person, with a simultaneous copy to the applicable Servicer, and Purchaser, and make other commercially reasonable efforts to cause such Person to forward such amounts directly to the applicable Servicer Account.

(f) Each Seller agrees that, upon Purchaser’s purchase of each Purchased Asset, Purchaser is the owner of all servicing records related to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Each Seller covenants to (or use commercially reasonable efforts to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including Custodian) at Purchaser’s request.

(g) The payment of servicing fees shall be solely the responsibility of Sellers and shall be subordinate to payment of amounts outstanding and due to Purchaser under the Transaction Documents (except as expressly set forth in the Transaction Documents).

ARTICLE 30

Acknowledgment and Consent to Bail-In

(a) Contractual Recognition of Bail-in.

(i) Each party acknowledges and accepts that liabilities arising under this Agreement (other than Excluded Liabilities) may be subject to the exercise of the UK Bail-in Power by the relevant resolution authority and acknowledges and accepts to be bound by any Bail-in Action and the effects thereof (including any variation, modification and/or amendment to the terms of this Agreement as may be necessary to give effect to any such Bail-in Action), which if the Bail-in Termination Amount is payable by any Purchaser to any Seller may include, without limitation:

(A) a reduction, in full or in part, of the Bail-in Termination Amount; and/or

(B) a conversion of all, or a portion of, the Bail-in Termination Amount into shares or other instruments of ownership, in which case such Seller acknowledges and accepts that any such shares or other instruments of ownership may be issued to or conferred upon it as a result of the Bail-in Action.

(ii) Each party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of this Agreement and that no further notice shall be required between the parties pursuant to the Agreement in to order to give effect to the matters described herein.

(iii) The acknowledgements and acceptances contained in clauses (i) and (ii) above will not apply if:

(A) the relevant resolution authority determines that the liabilities arising under this Agreement may be subject to the exercise of the UK Bail-in Power pursuant to the law of the third country governing such liabilities or a binding agreement concluded with such third country and in either case the UK Regulations have been amended to reflect such determination; and/or

(B) the UK Regulations have been repealed or amended in such a way as to remove the requirement for the acknowledgements and acceptances contained in clauses (i) and (ii).

(iv) For purposes of this Article 30:

“Bail-in Action” means the exercise of the UK Bail-in Power by the relevant resolution authority in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this Agreement.

“Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this Agreement (before, for the avoidance of doubt, any such amount is written down or converted by the relevant resolution authority).

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Excluded Liabilities” means liabilities excluded from the scope of the contractual recognition of bail-in requirement pursuant to the UK Regulations.

“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom relating to the transposition of the BRRD as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

A reference to a “regulated entity” is to any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority (“FCA”), both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

(b) Contractual Recognition of UK Stay in Resolution. Where a resolution measure is taken in relation to any BRRD undertaking or any member of the same group as that BRRD undertaking and that BRRD undertaking or any member of the same group as that BRRD undertaking is a party to this Agreement (any such party to this Agreement being an “Affected Party”), each other party to this Agreement agrees that it shall only be entitled to exercise any termination rights under or rights to enforce a security interest in connection with this Agreement against the Affected Party to the extent that it would be entitled to do so under the Special Resolution Regime if this Agreement were governed by the laws of any part of the United Kingdom.

For the purpose of this clause, “resolution measure” means a ‘crisis prevention measure’, ‘crisis management measure’ or ‘recognised third-country resolution action’, each with the meaning given in the “PRA Rulebook: CRR Firms and Non-Authorised Persons: Stay in Resolution Instrument 2015”, as may be amended from time to time (the “PRA Contractual Stay Rules”), provided, however, that ‘crisis prevention measure’ shall be interpreted in the manner outlined in Rule 2.3 of the PRA Contractual Stay Rules; “BRRD undertaking”, “group”, “Special Resolution Regime” and “termination right” have the respective meanings given in the PRA Contractual Stay Rules.

(c) Notice Regarding Client Money Rules. Purchaser, as a CRD credit institution (as such term is defined in the rules of the FCA), holds all money received and held by it hereunder as banker and not as trustee. Accordingly, money that is received and held by a Purchaser from a Seller Party will not be held in accordance with the provisions of the FCA’s Client Asset Sourcebook relating to client money (the “Client Money Rules”) and will not be subject to the statutory trust provided for under the Client Money Rules. In particular, the applicable Purchaser shall not segregate money received by it from a Seller Party from Purchaser’s money and Purchaser shall not be liable to account to a Seller Party for any profits made by Purchaser use as banker of such cash and upon failure of Purchaser, the client money distribution rules within the Client Asset Sourcebook (the “Client Money Distribution Rules”) will not apply to these sums and so a Seller Party will not be entitled to share in any distribution under the Client Money Distribution Rules.

ARTICLE 31

MISCELLANEOUS

(a) All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC or the equivalent Requirements of Law in the relevant non-U.S. jurisdiction, as applicable.

(b) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signature pages to any Transaction Document or certification delivered pursuant thereto delivered in electronic form (such as PDF) shall be considered binding with the same force and effect as original signatures.

(c) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) This Agreement, the Fee Letter and each Confirmation contain a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h) Unless otherwise specifically enumerated, wherever pursuant to this Agreement Purchaser exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Purchaser in its sole and absolute discretion, Purchaser shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Purchaser shall be final and conclusive.

ARTICLE 32

TAXES

(a) Status of Purchaser.

(i) If Purchaser is entitled to an exemption from or reduction of withholding tax with respect to payments made under the Transaction Documents, Purchaser shall deliver to Sellers, prior to becoming a party to this Agreement, and at the time or times reasonably requested by any Seller, such information, Australian tax file number, Australian Business Number or any other number or exemption details or properly completed and executed documentation reasonably requested by such Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Purchaser, if reasonably requested by any Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Seller as will enable such Seller to determine whether or not any Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Article 32(a)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Purchaser’s reasonable judgment such completion, execution or submission would subject Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Purchaser.

(ii) Without limiting the generality of the foregoing,

(A) if Purchaser is a U.S. Person, it shall deliver to Sellers on or prior to the date on which Purchaser becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of any Seller), executed copies of IRS Form W-9 (or any successor form) certifying that Purchaser is exempt from U.S. federal backup withholding tax;

(B) if Purchaser is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Sellers (in such number of copies as shall be requested by any Seller) on or prior to the date on which Purchaser becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of any Seller), whichever of the following is applicable:

(1) in the case of a Purchaser that is claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms thereof, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or any successor form thereof);

(3) in the case of a Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Seller as described in Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to any Seller described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form thereof); or

(4) to the extent a Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY (or any successor form thereof), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or any successor forms thereof, as applicable), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if Purchaser is a partnership and one or more direct or indirect partners of Purchaser are claiming the portfolio interest exemption, Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) if Purchaser is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Sellers (in such number of copies as shall be requested by any Seller) on or prior to the date on which Purchaser becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of any Seller), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Sellers to determine the withholding or deduction required to be made; and

(D) if a payment made to Purchaser under any Transaction Document would be subject to U.S. federal withholding tax imposed by FATCA if Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Purchaser shall deliver to Sellers at the time or times prescribed by law and at such time or times reasonably requested by any Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Seller as may be necessary for such Seller to comply with its obligations under FATCA and to determine that Purchaser has complied with Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and provide such successor form to Sellers, or promptly notify Sellers in writing of its legal inability to do so.

(b) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Agreement (including by the payment of additional amounts pursuant to this Agreement), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Agreement with respect to the taxes giving rise to such refund), net of all out of pocket costs and expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Agreement (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Agreement, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Agreement the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(c) Taxes and non-U.S. Purchased Assets.

(i) Purchaser, on the one hand, and each of the Sellers (as relevant), on the other hand, each confirm that it will take all steps (including without limitation the completion of procedural formalities) reasonably required by the other such that payments by the obligors in respect of any non-U.S. Purchased Assets can be made without deduction or withholding for or on account of tax so far as legally permissible.

(ii) Purchaser agrees that, so long as no Event of Default has occurred and is continuing, it will promptly notify the applicable Seller if Purchaser assigns or otherwise transfers any interest in any non-U.S. Purchased Asset where an individual holding the title of Managing Director or higher within the group at Purchaser that covers this Agreement has actual knowledge that to do so would or is likely to result in any increased deduction or withholding for or on account of tax from amounts payable by the obligors in respect of such non-U.S. Purchased Asset.

(d) Survival. Each party’s obligations under this Article 32 shall survive any assignment of rights by any Purchaser, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

ARTICLE 33

CONFIDENTIALITY

The terms set forth in this Agreement and in the other Transaction Documents (and, in the case of Purchaser, all information delivered pursuant to the Transaction Documents or obtained by Purchaser pursuant to inspections or due diligence) shall be kept confidential and shall not be disclosed by any Seller Party or Purchaser to any Person without the prior written consent of such other party except (a) to the Affiliates of such party or its or their respective direct and indirect members, managers, partners, stockholders, directors, officers, employees, agents, advisors, investors and potential investors, attorneys and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent ordinarily disclosed by Seller, Guarantor or Purchaser by virtue of such Person or its Affiliates being a publicly traded company registered under the Exchange Act (it being acknowledged by Seller that the Fee Letter is not ordinarily disclosed by virtue of the Guarantor or any of its Affiliates being a publicly traded company registered under the Exchange Act) or to the extent requested by any regulatory authority or required by Requirement of Law, (c) to the extent required to be included in the financial statements or reporting of such party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Transaction Documents, (e) to the extent required to consummate and administer a Transaction, (f) to the extent required in connection with any litigation between the parties concerning any Transaction Document, or (g) to any actual or prospective assignee or participant under Article 20 or hedge counterparty which agrees to comply with and be bound by this Article 33, or (h) in connection with an actual or prospective transaction pursuant to Article 9 which counterparty agrees to comply with and be bound by this Article 33; provided, that no such disclosure shall include a copy this Agreement and any other Transaction Document to the extent a summary would suffice (as determined by the disclosing party in its commercially reasonable discretion), and, if permitted by Requirements of Law, any such disclosure shall redact all pricing and other economic terms set forth in the Fee Letter to the extent such disclosure can be satisfied by a redacted copy of the Fee Letter.

ARTICLE 34

JOINT AND SEVERAL LIABILITY; ADDITIONAL SELLERS

(a) Each Seller hereby acknowledges and agrees that (i) each Seller shall be jointly and severally liable to Purchaser to the maximum extent permitted by Requirements of Law for all Repurchase Obligations, (ii) the liability of each Seller with respect to the Repurchase Obligations (A) shall be absolute and unconditional to the extent set forth in this Agreement and the other Transaction Documents and shall remain in full force and effect, and be reinstated, until all

Repurchase Obligations shall have been paid, performed and/or satisfied, as applicable, in full, and (B) until such payment, performance and/or satisfaction, as applicable, has occurred, shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including any of the following, whether or not with notice to or the consent of any Seller, (1) the waiver, compromise, settlement, release, termination or amendment (including any extension or postponement of the time for payment, performance, satisfaction, renewal or refinancing) of any of the Repurchase Obligations (other than a waiver, compromise, settlement, release or termination in full of the Repurchase Obligations), (2) the failure to give notice to any Seller of the occurrence of any nonpayment or other default, (3) the failure to make any demand for payment of any amounts owing to Purchaser by any other Seller, (4) the release, substitution or exchange by Purchaser of any Purchased Asset (whether with or without consideration) or the acceptance by Purchaser of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any non-perfection or other impairment of collateral, (5) the release of any Person primarily or secondarily liable for all or any part of the Repurchase Obligations, whether by Purchaser or in connection with any Act of Insolvency affecting any Seller or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Repurchase Obligations or any part thereof, or (6) to the extent permitted by Requirements of Law, any other event, occurrence, action or circumstance that would, in the absence of this Article 34, result in the release or discharge of any or all Sellers from the performance or observance of any Repurchase Obligation, (iii) Purchaser shall not be required first to initiate any suit or to exhaust its remedies against any Seller or any other Person to become liable, or against any of the Purchased Assets, in order to enforce the Transaction Documents and each Seller expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Seller shall be and remain directly and primarily liable for all sums due under any of the Transaction Documents, (iv) when making any demand hereunder against any Seller, Purchaser may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by Purchaser to make any such demand or to collect any payments from any other Seller, or any release of any such other Seller shall not relieve any Seller in a respect of which a demand or collection is not made or Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Purchaser against Sellers, and (v) on disposition by Purchaser of any Purchased Asset, each Seller shall be and shall remain jointly and severally liable for any deficiency to the extent set forth in this Agreement and the other Transaction Documents.

(b) In furtherance of the foregoing, each Seller waives (i) any and all notices of the creation, renewal, extension or accrual of any amounts at any time owing to Purchaser by any other Seller under the Transaction Documents, (ii) any and all notices of or proof of reliance by Purchaser upon any Seller or acceptance of the obligations of any Seller under this Article 34, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of Sellers under this Article 34, (iii) diligence, presentment, protest, demand for payment and notice of nonpayment or other default to or upon any Seller with respect to any amounts at any time owing to Purchaser by any Seller under the Transaction Documents, other than such notices as are expressly required to be given under this Agreement or any of the other Transaction Documents.

(c) To the extent any Seller (a “Paying Seller”) shall have paid more than its proportionate share of any payment made hereunder, such Paying Seller hereby waives (i) any right to subrogation or set-off that it may acquire on account of such payment against any other Seller or any collateral security or guarantee and (ii) the right to seek contribution or reimbursement from any other Seller in respect such payment, in each case, until all Repurchase Obligations are paid in full. If any amount shall be paid to any Paying Seller on account of such subrogation rights at any time when any Repurchase Obligations are outstanding, amount shall be held by Paying Seller in trust for Purchaser, segregated from other funds of Paying Seller, or where the trust is not recognized, such amount shall be held by Paying Seller on behalf of Purchaser, and shall, forthwith upon receipt by Paying Seller, be turned over to Purchaser in the exact form received by Paying Seller (duly indorsed by the Paying Seller to Purchaser, if required), to be applied against amounts owing to Purchaser by Sellers under the Transaction Documents, whether matured or unmatured, in such order as Purchaser may determine.

(d) With respect to any matter under the Transaction Documents for which (i) any consent or approval of a Seller is required, (ii) any notice to, or from, a Seller is required or (iii) any other undertaking is made by a Seller, unless otherwise specified with respect to such consent, approval, notice or undertaking, such action by (or notice to) any one or more Sellers shall be sufficient for all such purpose.

(e) Subject to the approval of Purchaser in its sole and absolute discretion, Seller may join Additional Sellers as a party to this Agreement and the other Transaction Documents. In connection with any joinder of an Additional Seller, Seller shell deliver such agreements, amendments, certificates, opinions and other documentation as are required by Purchaser in its sole and absolute discretion (including, without limitation, an Equity Pledge Agreement).

[REMAINDER OF PAGE LEFT BLANK]

RE BDC LOANS 1, LLC, as a Seller

By:	/s/ David Rosen
Name: David Rosen
Title: Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Barclays-BREC – Master Repurchase Agreement]

BARCLAYS BANK PLC, as Purchaser

By:	/s/ Francis X. Gilhool
Name: Francis X. Gilhool
Title: Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Barclays-BREC – Master Repurchase Agreement]

ANNEX I

SELLER WIRE INSTRUCTIONS

[To be provided by Seller]

Annex I-1

EXHIBIT II

FORM OF CONFIRMATION STATEMENT

[Date]

To: Barclays Bank PLC, as Purchaser

Ladies and Gentlemen:

Reference is made hereby to the Master Repurchase Agreement, dated as of May 13, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Agreement”) by and among Barclays Bank PLC, as purchaser (including any successor thereto, “Purchaser”), RE BDC LOANS 1, LLC and any Additional Seller joined thereto from time-to-time (each, a “Seller”). This Confirmation is being delivered by the undersigned Seller (“Relevant Seller”) to evidence its agreement to enter into a Transaction pursuant to which (i) Purchaser will purchase from Relevant Seller the Eligible Asset identified on the attached Schedule 1 and (ii) Relevant Seller will repurchase the Eligible Asset identified on the attached Schedule 1. Purchaser’s delivery of an executed counterpart of this Confirmation to Relevant Seller evidences Purchaser’s agreement, subject to and in accordance with the Agreement, to enter into such Transaction with Relevant Seller. Capitalized terms used herein without definition have the meanings given in the Agreement.

Relevant Seller:

Purchase Date:	__________, 20__

Eligible Asset(s):	, as further identified on Schedule 1

Asset Type:	[Mortgage Loan][Mortgage Loan and Mezzanine Loan][1][Senior Note][Senior Participation Interest][Repack Security]

Record Holder:	[N/A][Yes][No]

Controlling Holder:	[N/A][Yes][No]

Outstanding Principal Amount of Purchased
Asset as of Purchase Date:	As set forth on attached Schedule 1

Available Future Advances under Purchased
Asset as of Purchase Date:	As set forth on attached Schedule 1

[1]

Unless otherwise specified, with respect to any Asset Combination, any reference to Eligible Asset or Purchased Asset shall include the applicable Mezzanine Related Asset and the Mezzanine Asset that is, or is proposed to be, subject to the same Transaction.

Ex. II-1

Approved Future Advances:	[$][€][£][kr][A$][$CAD]__________

Additional Approved Future
Advance Conditions:	[Specify any additional conditions required by Purchaser]

Repurchase Date:	__________, 20__

Market Value:	[$][€][£][kr][A$][$CAD]__________

Initial Benchmark:	[Term SOFR][EURIBOR][STIBOR] [Daily Non-Cumulative Compounded RFR Rate][BBSY Rate][Term CORRA][SONIA Reference Rate] fallback:[2] For the purposes of limb (d) of the definition, the fallback rate used will be [Purchaser’s cost of funds]/[__]]

[Pricing Rate Determination	each of [quarterly IPD benchmark reset dates to be Date:] [specified for each Purchased Asset][As provided in the Agreement]

Benchmark Floor:	______%

Day Count Convention:	[actual/365][actual/360]

Spread:	______%

Applicable Currency:	[$][€][£][kr][A$][$CAD]

Purchase Date Spot Rate:	[NAP][__________%][3]

Purchase Price Percentage:	______%

Maximum Purchase Price:	[$][€][£][kr][A$][$CAD]__________

Purchase Price:	[$][€][£][kr][A$][$CAD]__________ (see attached Schedule 2)

Governing Agreements:	As identified on attached Schedule 1

Representations and Warranties:	[Exhibit V-[_] to the Agreement][Attached as Schedule 4][4]

[2]	For SONIA asset.
[3]	To be included for Purchased Assets which are not denominated in the Base Currency.
[4]

(i) In the case of all Purchased Asset, Exhibit V-A, (ii) in the case of a Purchased Asset secured by Mortgaged Properties located in England or Wales, Exhibit V-B, (iii) in the case of a Purchased Asset secured by Mortgaged Properties located in the European Union, Exhibit V-C, (iv) in the case of a Purchased Asset secured by Mortgaged Properties located in Sweden, Exhibit V-D, (v) in the case of a Purchased Asset secured by Mortgaged Properties located Australia, Exhibit V-E, (vi) in the case of a Purchased Asset secured by Mortgaged Properties located in Canada, Exhibit V-F, (vii) in the case of Repack Securities, Exhibit V-G and (v) in the case of any other Purchased Asset, attach Schedule 2.

Ex. II-2

Requested Exceptions Report:	[Attached as Schedule 4]

Funding Date Funding Fee:	[$][€][£][kr][A$][$CAD]

Requested Wire Amount:	[$][€][£][kr][A$][$CAD]

Type of Funding:	[Wet][Dry] Funding

Wiring Instructions	[To Relevant Seller][To [name of Designated Funding Party]] as identified on attached Schedule 3

[Seller hereby certifies that all conditions precedent to the funding of a Purchase Price increase in connection with the Future Advance set forth in the related Purchased Asset Documents and in Article 3(h)(ii) of the Agreement have been satisfied except for the following conditions which have been waived by Purchaser: [IDENTIFY ANY WAIVED CONDITIONS]].5

[5]	To be included if the Confirmation is delivered in connection with a future funding.

Ex. II-3

To evidence your agreement to enter into the Transaction in accordance with the terms set forth in this Confirmation, please return a countersigned copy of this Confirmation to Seller.

[RELEVANT SELLER ENTITY]

By:
Name:
Title:

[By:
Name:
Title:][6]

AGREED AND ACKNOWLEDGED:
BARCLAYS BANK PLC, as Purchaser

By:
Name:
Title:

[6]	If wire instructions are to an account other than Seller’s account as set forth on Annex I to the Agreement, the Confirmation must be signed by two (2) Responsible Officers of Seller.

Ex. II-4

Schedule 1 to Confirmation

Purchased Asset Schedule

Purchased Asset(s): [   ]

Outstanding Principal Amount of Purchased

Asset as of Purchase Date: [   ]

Available Future Advances under Purchased

Asset as of Purchase Date: [   ]

Ex. II-5

Schedule 2 to Confirmation

Transaction Activity Log

Ex. II-6

Schedule 3 to Confirmation

Wiring Instructions

Bank Name:

ABA #:

Account Number:

Reference:

Ex. II-7

Schedule 4 to Confirmation

[Representations and Warranties][Requested Exceptions Report]

Ex. II-8

EXHIBIT IV-A

FORM OF POWER OF ATTORNEY (FOR PURCHASED ASSETS SECURED BY

MORTGAGED PROPERTIES LOCATED IN THE UNITED STATES)

Know All Men by These Presents, that [   ], a Delaware limited liability company (“Seller”), does hereby appoint Barclays Bank PLC (including any successor thereto, “Purchaser”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Promissory Notes, assignments of mortgages and Participation Certificates, and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Master Repurchase Agreement, dated as of May 13, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and among (i) Purchaser and Seller and any Additional Seller joined thereto from time-to-time (each, a “Seller”), as sellers, and to take such other steps as may be necessary or desirable to enforce Purchaser’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS POWER OF ATTORNEY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[SIGNATURE PAGE FOLLOWS]

Ex. IV-A-1

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this    day of     , 20  .

[SELLER ENTITY]

By:
Name:
Title:

STATE OF           )

COUNTY OF         )

On     , 20  , before me,          , a Notary Public, personally appeared         , who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the         that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

(Seal)

Ex. IV-A-2

EXHIBIT IV-B

FORM OF POWER OF ATTORNEY (FOR PURCHASED ASSETS SECURED BY

MORTGAGED PROPERTIES LOCATED IN ENGLAND OR WALES)

THIS POWER OF ATTORNEY is made and given on [   ] [  ], 20[  ], by [   ], a Delaware limited liability company whose registered office is at [    ] (“Seller”) in favor of Barclays Bank PLC, a public limited company organized under the laws of England and Wales which has its registered office at 745 7th Avenue, New York, New York 10019 (including any successor thereto, “Purchaser” and, as the context may require, “Attorney”), for the purposes and on the terms hereinafter set forth.

(A) By a Master Repurchase Agreement, dated as of May 13, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), Seller agreed to sell, and Purchaser agreed to purchase, the Purchased Assets on terms requiring Seller to repurchase the same on the terms set out therein.

(B) In connection with the agreement of Purchaser to purchase the Purchased Assets, Seller has agreed to enter into these presents for the purposes hereinafter appearing.

NOW THIS DEED WITNESSETH and SELLER HEREBY APPOINTS Attorney to be its true and lawful attorney in the name of Seller or otherwise, for and on behalf of Seller to do any of the following acts, deeds and things or any of them:

(a) amend, substitute pages (where applicable), complete, date and deliver to the facility agent for execution any Transfer Certificate executed by Seller,

(b) take any action (including exercising voting and/or consent rights) with respect to any participation interest,

(c) complete the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other UCC or other forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets,

(d) enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement,

(e) to take such other steps as may be necessary or desirable to fully and effectively transfer Seller’s rights, title and interests in the Purchased Assets to Purchaser or to enforce Purchaser’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records or to enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement.

Attorney shall have the power in writing under seal by an officer of Attorney from time to time to appoint a substitute (each, a “Substitute Attorney”) who shall have the power to act on behalf of Seller (whether concurrently with or independently of Attorney) as if that Substitute Attorney shall have been originally appointed as Attorney by this Deed and/or to revoke any such appointment at any time without assigning any reason therefor provided Attorney shall continue to be liable for the negligence, willful misconduct or bad faith of any such Substitute Attorney appointed by it.

Ex. IV-B-1

SELLER DECLARES THAT:

This Power of Attorney shall be irrevocable and is given as security for the interests of Attorney under the Repurchase Agreement and will survive and not be affected by the subsequent bankruptcy or insolvency or dissolution of Seller.

Seller hereby agrees at all times hereafter to ratify and confirm whatever Attorney or any Substitute Attorney lawfully does or purports to do in the exercise of any power conferred by this Power of Attorney.

Words and expressions defined in the Repurchase Agreement shall have the same meanings in this Power of Attorney except so far as the context otherwise requires.

This Power of Attorney is governed by and shall be construed in accordance with English law.

[SIGNATURE PAGE FOLLOWS]

Ex. IV-B-2

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this    day of     , 20  .

[SELLER ENTITY]

By:
Name:
Title:

Ex. IV-B-3

EXHIBIT IV-C

FORM OF POWER OF ATTORNEY (FOR PURCHASED ASSETS SECURED BY

MORTGAGED PROPERTIES LOCATED IN THE EUROPEAN UNION)

THIS POWER OF ATTORNEY is made and given on [   ] [ ], 20[ ], by [   ], a [   ] whose registered office is at [   ] (“Seller”) in favor of Barclays Bank PLC, a public limited company organized under the laws of England and Wales which has its registered office at 745 7th Avenue, New York, New York 10019 (including any successor thereto, “Purchaser” and, as the context may require, “Attorney”), for the purposes and on the terms hereinafter set forth.

(A) By a Master Repurchase Agreement, dated as of May 13, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), Seller agreed to sell, and Purchaser agreed to purchase, the Purchased Assets on terms requiring Seller to repurchase the same on the terms set out therein.

(B) In connection with the agreement of Purchaser to purchase the Purchased Assets, Seller has agreed to enter into these presents for the purposes hereinafter appearing.

NOW THIS DEED WITNESSETH and SELLER HEREBY APPOINTS Attorney to be its true and lawful attorney in the name of Seller or otherwise, for and on behalf of Seller to do any of the following acts, deeds and things or any of them:

(a) amend, substitute pages (where applicable), complete, date and deliver to the facility agent for execution any Transfer Certificate executed by Seller,

(b) take any action (including exercising voting and/or consent rights) with respect to any participation interest,

(c) complete the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other UCC or other forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets,

(d) enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement,

(e) to take such other steps as may be necessary or desirable to fully and effectively transfer Seller’s rights, title and interests in the Purchased Assets to Purchaser or to enforce Purchaser’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records or to enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement.

Attorney shall have the power in writing under seal by an officer of Attorney from time to time to appoint a substitute (each, a “Substitute Attorney”) who shall have the power to act on behalf of Seller (whether concurrently with or independently of Attorney) as if that Substitute Attorney shall have been originally appointed as Attorney by this Deed and/or to revoke any such appointment at any time without assigning any reason therefor provided Attorney shall continue to be liable for the negligence, willful misconduct or bad faith of any such Substitute Attorney appointed by it.

Ex. IV-C-1

SELLER DECLARES THAT:

This Power of Attorney shall be irrevocable and is given as security for the interests of Attorney under the Repurchase Agreement and will survive and not be affected by the subsequent bankruptcy or insolvency or dissolution of Seller.

Seller hereby agrees at all times hereafter to ratify and confirm whatever Attorney or any Substitute Attorney lawfully does or purports to do in the exercise of any power conferred by this Power of Attorney.

Words and expressions defined in the Repurchase Agreement shall have the same meanings in this Power of Attorney except so far as the context otherwise requires.

This Power of Attorney is governed by and shall be construed in accordance with English law.

[SIGNATURE PAGE FOLLOWS]

Ex. IV-C-2

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this    day of     , 20  .

[SELLER ENTITY]

By:
Name:
Title:

Ex. IV-C-3

EXHIBIT IV-D

FORM OF POWER OF ATTORNEY (FOR PURCHASED ASSETS SECURED BY

MORTGAGED PROPERTIES LOCATED IN SWEDEN)

THIS POWER OF ATTORNEY is made and given on [   ] [ ], 20[ ], by [   ], a [   ] whose registered office is at [   ] (“Seller”) in favor of Barclays Bank PLC, a public limited company organized under the laws of England and Wales which has its registered office at 745 7th Avenue, New York, New York 10019 (including any successor thereto, “Purchaser” and, as the context may require, “Attorney”), for the purposes and on the terms hereinafter set forth.

(A) By a Master Repurchase Agreement, dated as of May 13, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), Seller agreed to sell, and Purchaser agreed to purchase, the Purchased Assets on terms requiring Seller to repurchase the same on the terms set out therein.

(B) In connection with the agreement of Purchaser to purchase the Purchased Assets, Seller has agreed to enter into these presents for the purposes hereinafter appearing.

NOW THIS DEED WITNESSETH and SELLER HEREBY APPOINTS Attorney to be its true and lawful attorney in the name of Seller or otherwise, for and on behalf of Seller to do any of the following acts, deeds and things or any of them:

(a) amend, substitute pages (where applicable), complete, date and deliver to the facility agent for execution any Transfer Certificate executed by Seller,

(b) take any action (including exercising voting and/or consent rights) with respect to any participation interest,

(c) complete the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other UCC or other forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets,

(d) enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement,

(e) to take such other steps as may be necessary or desirable to fully and effectively transfer Seller’s rights, title and interests in the Purchased Assets to Purchaser or to enforce Purchaser’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records or to enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement.

Attorney shall have the power in writing under seal by an officer of Attorney from time to time to appoint a substitute (each, a “Substitute Attorney”) who shall have the power to act on behalf of Seller (whether concurrently with or independently of Attorney) as if that Substitute Attorney shall have been originally appointed as Attorney by this Deed and/or to revoke any such appointment at any time without assigning any reason therefor provided Attorney shall continue to be liable for the negligence, willful misconduct or bad faith of any such Substitute Attorney appointed by it.

Ex. IV-D-1

SELLER DECLARES THAT:

This Power of Attorney shall be irrevocable and is given as security for the interests of Attorney under the Repurchase Agreement and will survive and not be affected by the subsequent bankruptcy or insolvency or dissolution of Seller.

Seller hereby agrees at all times hereafter to ratify and confirm whatever Attorney or any Substitute Attorney lawfully does or purports to do in the exercise of any power conferred by this Power of Attorney.

Words and expressions defined in the Repurchase Agreement shall have the same meanings in this Power of Attorney except so far as the context otherwise requires.

This Power of Attorney is governed by and shall be construed in accordance with English law.

[SIGNATURE PAGE FOLLOWS]

Ex. IV-D-2

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this    day of     , 20  .

[SELLER ENTITY]

By:
Name:
Title:

Ex. IV-D-3

EXHIBIT IV-E

FORM OF POWER OF ATTORNEY (FOR PURCHASED ASSETS SECURED BY

MORTGAGED PROPERTIES LOCATED IN AUSTRALIA)

THIS POWER OF ATTORNEY is made and given on [   ] [ ], 20[ ], by [   ], a [   ] whose registered office is at [   ] (“Seller”) in favor of Barclays Bank PLC, a public limited company organized under the laws of England and Wales which has its registered office at 745 7th Avenue, New York, New York 10019 (including any successor thereto, “Purchaser” and, as the context may require, “Attorney”), for the purposes and on the terms hereinafter set forth.

(C) By a Master Repurchase Agreement, dated as of May 13, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), Seller agreed to sell, and Purchaser agreed to purchase, the Purchased Assets on terms requiring Seller to repurchase the same on the terms set out therein.

(D) In connection with the agreement of Purchaser to purchase the Purchased Assets, Seller has agreed to enter into these presents for the purposes hereinafter appearing.

NOW THIS DEED WITNESSETH and SELLER HEREBY APPOINTS Attorney to be its true and lawful attorney in the name of Seller or otherwise, for and on behalf of Seller to do any of the following acts, deeds and things or any of them:

(f) amend, substitute pages (where applicable), complete, date and deliver to the facility agent for execution any Transfer Certificate executed by Seller,

(g) take any action (including exercising voting and/or consent rights) with respect to any participation interest,

(h) complete the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other UCC or other forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets,

(i) enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement,

(j) to take such other steps as may be necessary or desirable to fully and effectively transfer Seller’s rights, title and interests in the Purchased Assets to Purchaser or to enforce Purchaser’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records or to enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement.

Attorney shall have the power in writing under seal by an officer of Attorney from time to time to appoint a substitute (each, a “Substitute Attorney”) who shall have the power to act on behalf of Seller (whether concurrently with or independently of Attorney) as if that Substitute Attorney shall have been originally appointed as Attorney by this Deed and/or to revoke any such appointment at any time without assigning any reason therefor provided Attorney shall continue to be liable for the negligence, willful misconduct or bad faith of any such Substitute Attorney appointed by it.

Ex. V-E-1

SELLER DECLARES THAT:

This Power of Attorney shall be irrevocable and is given as security for the interests of Attorney under the Repurchase Agreement and will survive and not be affected by the subsequent bankruptcy or insolvency or dissolution of Seller.

Seller hereby agrees at all times hereafter to ratify and confirm whatever Attorney or any Substitute Attorney lawfully does or purports to do in the exercise of any power conferred by this Power of Attorney.

Words and expressions defined in the Repurchase Agreement shall have the same meanings in this Power of Attorney except so far as the context otherwise requires.

This Power of Attorney is governed by and shall be construed in accordance with English law.

Ex. V-E-2

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this    day of     , 20  .

[SELLER ENTITY]

By:
Name:
Title:

Ex. V-E-3

EXHIBIT IV-F

FORM OF POWER OF ATTORNEY (FOR PURCHASED ASSETS SECURED BY

MORTGAGED PROPERTIES LOCATED IN CANADA)

THIS POWER OF ATTORNEY is made and given on [   ] [ ], 20[ ], by [   ], a [   ] whose registered office is at [   ] (“Seller”) in favor of Barclays Bank PLC, a public limited company organized under the laws of England and Wales which has its registered office at 745 7th Avenue, New York, New York 10019 (including any successor thereto, “Purchaser” and, as the context may require, “Attorney”), for the purposes and on the terms hereinafter set forth.

(C) By a Master Repurchase Agreement, dated as of May 13, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), Seller agreed to sell, and Purchaser agreed to purchase, the Purchased Assets on terms requiring Seller to repurchase the same on the terms set out therein.

(D) In connection with the agreement of Purchaser to purchase the Purchased Assets, Seller has agreed to enter into these presents for the purposes hereinafter appearing.

NOW THIS DEED WITNESSETH and SELLER HEREBY APPOINTS Attorney to be its true and lawful attorney in the name of Seller or otherwise, for and on behalf of Seller to do any of the following acts, deeds and things or any of them:

(a) amend, substitute pages (where applicable), complete, date and deliver to the facility agent for execution any Transfer Certificate executed by Seller,

(b) take any action (including exercising voting and/or consent rights) with respect to any participation interest,

(c) complete the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other UCC or other forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets,

(d) enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement,

(e) to take such other steps as may be necessary or desirable to fully and effectively transfer Seller’s rights, title and interests in the Purchased Assets to Purchaser or to enforce Purchaser’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records or to enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement.

Attorney shall have the power in writing under seal by an officer of Attorney from time to time to appoint a substitute (each, a “Substitute Attorney”) who shall have the power to act on behalf of Seller (whether concurrently with or independently of Attorney) as if that Substitute Attorney shall have been originally appointed as Attorney by this Deed and/or to revoke any such appointment at any time without assigning any reason therefor provided Attorney shall continue to be liable for the negligence, willful misconduct or bad faith of any such Substitute Attorney appointed by it.

Ex. V-F-1

SELLER DECLARES THAT:

This Power of Attorney shall be irrevocable and is given as security for the interests of Attorney under the Repurchase Agreement and will survive and not be affected by the subsequent bankruptcy or insolvency or dissolution of Seller.

Seller hereby agrees at all times hereafter to ratify and confirm whatever Attorney or any Substitute Attorney lawfully does or purports to do in the exercise of any power conferred by this Power of Attorney.

Words and expressions defined in the Repurchase Agreement shall have the same meanings in this Power of Attorney except so far as the context otherwise requires.

This Power of Attorney is governed by and shall be construed in accordance with English law.

[SIGNATURE PAGE FOLLOWS]

Ex. V-F-2

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this    day of     , 20  .

[SELLER ENTITY]

By:
Name:
Title:

Ex. V-F-3

EXHIBIT V-A

REPRESENTATIONS AND WARRANTIES REGARDING INDIVIDUAL

PURCHASED ASSETS (FOR ALL PURCHASED ASSETS)

(Attached)

Ex. V-A-1

EXHIBIT V-A

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS (FOR ALL PURCHASED ASSETS)

Capitalized terms used but not defined in this Exhibit V-A shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V-A is attached (the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V-A may be amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated after the date Seller receives written notice of the amended representations and warranties.

CERTAIN DEFINED TERMS

“Anticipated Repayment Date” shall mean, with respect to any Mortgage Loan or Mezzanine Loan that is identified on the related Purchased Asset Schedule as an ARD Loan, the date upon which such Mortgage Loan or Mezzanine Loan, as applicable, commences accruing interest at an increased interest rate.

“ARD Loan” shall mean a Mortgage Loan or a Mezzanine Loan the terms of which provide that if, after an Anticipated Repayment Date, the related Borrower has not prepaid such Mortgage Loan or Mezzanine Loan, as applicable, in full, any principal outstanding on the Anticipated Repayment Date will accrue interest at an increased interest rate.

“Assignment of Leases” shall mean any assignment of leases, rents and profits or similar document or instrument executed by a Borrower in connection with the origination of a Mortgage Loan.

“Companion Interest” shall mean, with respect to any Purchased Asset that is a Participation Interest or a Senior Note, any subordinate or pari passu Promissory Note or Participation Interest secured directly or indirectly by the same Mortgaged Property.

“Companion Interest Holder” shall mean, with respect to any Purchased Asset that is a Participation Interest or a Senior Note, any holder of a related Companion Interest.

“Equity Interests” shall mean, with respect to any Mezzanine Loan, 100% of the direct or indirect equity interests, as applicable, in the entity or entities that own the Mortgaged Property or Mortgaged Properties that indirectly secure such Mezzanine Loan.

Ex. V-A-1

“Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

“Interest Rate” shall mean, with respect to each Mortgage Loan or Mezzanine Loan, the related annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or Mezzanine Loan, as applicable, from time to time in accordance with the related Promissory Note and applicable law.

“REMIC Provisions” shall mean the provisions of the Code relating to real estate mortgage investment conduits, within the meaning of Section 860D(a) of the Code.

“Treasury Regulations” shall mean applicable final regulations of the U.S. Department of the Treasury.

REPRESENTATIONS AND WARRANTIES

A. All Purchased Assets. With respect to each Purchased Asset:

1. Complete Servicing File. All documents comprising the Servicing Records are in the possession of the Servicer.

2. Ownership of Purchased Assets. Immediately prior to the sale, transfer and assignment to Purchaser, no Purchased Asset was subject to any assignment (other than assignments to Seller), participation (excluding, for the avoidance of doubt, any Companion Interest) or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations (excluding, for the avoidance of doubt, any Companion Interest), any other ownership interests on, in or to such Purchased Asset other than any interim servicing agreement or similar agreement and the rights of the holder of a Companion Interest under the related co-lender or participation agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and upon the insertion of Purchaser’s name where applicable and countersignature by Purchaser where applicable, the assignment to Purchaser constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset other than (a) the rights of the holder of a Companion Interest under the related co-lender or participation agreement and/or (b) if the Purchased Asset is subject to a Mezzanine Loan, the holder of such Mezzanine Loan pursuant to the related intercreditor agreement.

3. Purchased Asset File. The Purchased Asset File contains a true, correct and complete copy (or, if required by the Custodial Agreement, original) of each document evidencing or securing the Purchased Asset, or affecting the rights of any holder thereof. With respect to any document contained in the Purchased Asset File that is required to be recorded or filed in accordance with the requirements set forth in the Custodial Agreement, such document is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction and has been or will be recorded or filed as required by the Custodial Agreement. With respect to each assignment, assumption, modification, consolidation or extension contained in the Purchased Asset File, if the document or agreement being assigned, assumed, modified, consolidated or extended is required to be recorded or filed, such assignment, assumption, modification, consolidation or extension is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction.

Ex. V-A-2

4. Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the related Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date and contains all information required by the Transaction Documents to be contained therein.

B. Mortgage Loans. With respect to each Mortgage Loan that constitutes a Purchased Asset:

1. Whole Loans. Such Mortgage Loan is a whole Mortgage Loan and not a Participation Interest or other partial interest in a Mortgage Loan.

2. Loan Document Status. Each related Promissory Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of such Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) anti-deficiency laws, bankruptcy, insolvency, receivership, redemption, liquidation, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clauses (i) and (ii) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Promissory Notes, Mortgages or other operative Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Promissory Note, Mortgage or other operative Purchased Asset Documents.

3. Mortgage Provisions. The Purchased Asset Documents for such Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure, in each case subject to the limitations set forth in the Insolvency Qualifications.

Ex. V-A-3

4. Hospitality Provisions. The Purchased Asset Documents for such Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement or license agreement include an executed copy of such franchise or license agreement as well as a comfort letter or similar agreement signed by the Borrower and franchisor or licensor of such property enforceable by Purchaser or any subsequent holder of such Mortgage Loan (including a securitization trustee) against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office (or, with respect to Wet Purchased Assets, has been submitted for filing in such office).

5. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement (a) the material terms of each Mortgage, Promissory Note, Mortgage Loan guaranty and related operative Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the related Purchased Asset Documents.

6. Lien; Valid Assignment. Subject to the Insolvency Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller will constitute a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower. Each related Mortgage is (or, with respect to Wet Purchased Assets, upon the recording thereof in the appropriate recording office will be) a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the related Purchased Asset Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) or any other title exceptions identified to Purchaser in a Requested Exceptions Report (“Title Exceptions”)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances or any Title Exceptions) as of the origination date of the related Mortgage Loan and, to Seller’s Knowledge, as of the related Purchase Date, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy, and, to Seller’s Knowledge and subject to the rights of tenants (subject to and excepting Permitted Encumbrances and any other Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

Ex. V-A-4

7. Permitted Liens; Title Insurance. Each Mortgaged Property securing such Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow or closing instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized with any other Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s Knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

8. Junior Liens. It being understood that B notes secured (and any other Purchased Assets that are cross-collateralized and cross-defaulted with a Purchased Asset) by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than as permitted under the related Purchased Asset Documents, Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing and related Mezzanine Loan(s) which are also Purchased Assets under the Master Repurchase Agreement). Except for related Mezzanine Loan(s) which are also Purchased Assets under the Master Repurchase Agreement or as set forth on the related Purchased Asset Schedule, Seller has no Knowledge of any mezzanine debt secured directly by interests in the related Borrower.

9. Assignment of Leases and Rents. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates (or, with respect to Wet Purchased Assets, upon the recording thereof in the appropriate recording office, will create) a valid first-priority collateral assignment

Ex. V-A-5

of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

10. UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the related originator has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by the related Borrower and located on such Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Insolvency Qualifications, each related Mortgage (or equivalent document) upon recordation, creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

11. Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six (6) months of origination of the Mortgage Loan and within six (6) months of the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of such Mortgage Loan no more than twelve (12) months prior to the Purchase Date. Seller has no Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable loans, of any material damage to the Mortgaged Property that Seller believes would have a material adverse effect on the value of the Mortgaged Property (a) other than those disclosed in the engineering report or property condition assessment delivered to Purchaser in accordance with Exhibit VII and (b) except to the extent that such material damage (i) has been repaired in all material respects, (ii) is addressed by the escrow of funds established in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account have been established, which escrowed amount will in all events be in an aggregate amount not less than the estimated cost of the necessary repairs, or (iii) is fully covered by insurance (subject to any deductible).

12. Taxes and Assessments. As of the Purchase Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase

Ex. V-A-6

Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

13. Condemnation. As of the date of origination of such Mortgage Loan and to Seller’s Knowledge as of the Purchase Date, there is no proceeding pending and, to Seller’s Knowledge as of the date of origination of such Mortgage Loan and as of the Purchase Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

14. Actions Concerning Mortgage Loan. As of the date of origination of such Mortgage Loan and to Seller’s Knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current principal use of the Mortgaged Property.

15. Escrow Deposits. All escrow deposits and payments held by, or on behalf of, the lender in connection with such Mortgage Loan are in the possession, or under the control, of Servicer (or, to the extent Seller is not the Record Holder, the applicable other servicer of the Mortgage Loan), and all such escrows and deposits (or the right thereto) that are escrowed with the lender under the related Purchased Asset Documents are being conveyed by Seller to Purchaser (although the same are held by Servicer in accordance with the Servicing Agreement (or, to the extent Seller is not the Record Holder, the applicable other servicer of the Mortgage Loan in accordance with the applicable other servicing agreement)). There are no deficiencies (subject to any applicable grace or cure periods) under the related Purchased Asset Documents in connection with the escrows and deposits that are required to be escrowed with lender.

16. No Holdbacks. The principal amount of the Mortgage Loan stated on the related Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except for Future Advances identified on the related Purchased Asset Schedule or in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Seller to merit such holdback).

Ex. V-A-7

17. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Purchased Asset Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, “A3” from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Financial Services, LLC (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (x) the original principal balance of the Mortgage Loan and (y) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Borrower included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered (as of the Purchased Date), and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Mortgage Loan on a single asset with a maximum principal balance of $50 million or more, eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within twenty-five (25) miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered (as of the Purchase Date), and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

Ex. V-A-8

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Purchaser. Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

18. Access; Utilities; Separate Tax Lots. To Seller’s Knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of such Mortgage Loan, each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

19. No Encroachments. To Seller’s Knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of such Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy, (b) no improvements on adjoining parcels

Ex. V-A-9

encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under, or after taking into account any applicable provisions of the Title Policy, and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

20. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (in each case except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

21. REMIC. With respect to any Mortgage Loan identified in the relevant Purchased Asset Documents as being REMIC eligible, such Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (a) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (b) either: (i) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (A) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date or (B) at the Purchase Date at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (ii) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan is identified in the related Purchased Asset Documents as being REMIC eligible, if such Mortgage Loan was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (b)(i)(A) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (b)(i)(B), including the proviso thereto. If such Mortgage Loan is identified in the Purchased Asset Documents as being REMIC eligible, any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G- (b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

22. Compliance with Usury Laws. The Interest Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Mortgage Loan complied as of the date of origination of such Mortgage Loan with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

Ex. V-A-10

23. Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Promissory Note, each holder of the Promissory Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by any holder thereof.

24. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination of the related Mortgage Loan and, to Seller’s Knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

25. Local Law Compliance. To Seller’s Knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing such Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively, “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the related Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the value, use or operation of the related Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) law and ordinance insurance coverage has been obtained in respect thereof in amounts customarily required by Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, or (iv) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Purchased Asset Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

26. Licenses and Permits. Each Borrower covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect. To Seller’s Knowledge based upon any of a letter from any governmental authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar related commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

Ex. V-A-11

27. Recourse Obligations. The Purchased Asset Documents for such Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Borrower; (ii) if Borrower or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) upon any voluntary transfer of either the Mortgaged Property or equity interests in Borrower made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Borrower’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of security deposits (or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to an event of default under such Mortgage Loan)), insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the related Purchased Asset Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

28. Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) [reserved], (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any Mortgage Loan identified in the related Purchased Asset Documents as REMIC eligible, with respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to any Mortgage Loan identified in the related Purchased Asset Documents as REMIC eligible, in the event of a taking of any portion of a Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the related Mortgage

Ex. V-A-12

Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan.

With respect to any Mortgage Loan identified in the related Purchased Asset Documents as REMIC eligible, no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties other than in compliance with the REMIC Provisions.

29. Financial Reporting and Rent Rolls. The Purchased Asset Documents for such Mortgage Loan require the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

30. Acts of Terrorism Exclusion. With respect to each Mortgage Loan with a maximum principal balance over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s Knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to such Mortgage Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under such Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Ex. V-A-13

31. Due-on-Sale or Encumbrance. Subject to specific exceptions set forth below, such Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraph 28 herein or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Interest in such Mortgage Loan or subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances; provided however, that the Mortgage Loan may provide a mechanism for the assumption of the Mortgage Loan by a third party upon the Borrower’s satisfaction of certain conditions precedent and the payment of a required transfer fee. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

32. Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a maximum principal balance in excess of $5 million as of the Purchase Date provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a maximum principal balance of $20 million or more as of the Purchase Date has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a maximum principal balance equal to $5 million or less as of the Purchase Date, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it

Ex. V-A-14

was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

33. Defeasance. The Mortgage Loan does not permit defeasance.

34. Interest Rates. Each Mortgage Loan bears interest at a floating rate of interest that is based on Term SOFR or the SOFR Average plus a margin (which interest rate may be subject to a minimum “Floor” rate).

35. Ground Leases. With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the originator, its successors and assigns, Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b) The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended, modified, or canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Mortgage Loan, except as reflected in any written instruments included in the related Purchased Asset File;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Borrower or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mortgage Loan, or ten (10) years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

Ex. V-A-15

(d) The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e) The Ground Lease does not, in Seller’s reasonable judgment, place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its assigns without the consent of the lessor thereunder (or if such consent is necessary it has been obtained), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f) Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such Ground Lease and to Seller’s Knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

(g) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against lender unless such notice is given to the lender;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i) The Ground Lease does not impose any restrictions on subletting that would be viewed, in Seller’s reasonable judgment, as commercially unreasonable by Seller in connection with loans originated for securitization;

(j) Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

Ex. V-A-16

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

36. Servicing. The servicing and collection practices used by Seller (or, to Seller’s Knowledge, the related originator or any interim servicer, if Seller or an Affiliate was not the originator) with respect to the Mortgage Loan have at all times been, in all respects, legal and have met Accepted Servicing Practices.

37. Origination and Underwriting. The origination practices of Seller (or, to Seller’s Knowledge, the related originator if Seller or an Affiliate was not the originator) with respect to such Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof (to Seller’s Knowledge, if Seller or an Affiliate was not the originator) complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit V-A.

38. [Reserved].

39. No Material Default; Payment Record. As of its Purchase Date, no Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of its Purchase Date, no Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V-A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Purchased Asset Documents.

Ex. V-A-17

40. Bankruptcy. As of the date of origination (to Seller’s Knowledge, if Seller or an Affiliate was not the originator) of such Mortgage Loan and, to Seller’s Knowledge, as of the Purchase Date, neither the Mortgaged Property (other than tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

41. Organization of Borrower. With respect to such Mortgage Loan, in reliance on certified copies of the organizational documents of the related Borrower delivered by such Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized or cross defaulted with another Purchased Asset, to Seller’s Knowledge, no Mortgage Loan has a Borrower that is an affiliate of a Borrower under another Purchased Asset.

42. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared during such period), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the related Purchase Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Borrower was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

Ex. V-A-18

43. [Reserved].

44. Appraisal. The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Mortgage Loan origination date, and within six (6) months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to Seller’s Knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

45. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan, except as set forth on the related Purchased Asset Schedule.

46. Advance of Funds by Seller. After origination of such Mortgage Loan, no advance of funds has been made by Seller to the related Borrower other than in accordance with the related Purchased Asset Documents, and, to Seller’s Knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on such Mortgage Loan (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or the related Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under such Mortgage Loan, other than contributions made on or prior to the Purchase Date.

47. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

48. Affiliates. The related Borrower is not an Affiliate of Seller.

C. Mezzanine Loans. With respect to each Mezzanine Loan that constitutes a Purchased Asset:

1. Whole Loans. Such Mezzanine Loan is a whole Mezzanine Loan secured by Equity Collateral consisting of one hundred percent (100%) of the direct or indirect equity interests in the entity or entities that own directly or indirectly the related Mortgaged Property or Mortgaged Properties. No Mezzanine Loan is a Participation Interest or other partial interest in a Mezzanine Loan. The related Mortgage Loan complies with all of the representations and warranties set forth in Section (B) above and is also a Purchased Asset subject to a Transaction under the Master Repurchase Agreement.

2. Mezzanine Loan Document Status. Each related Promissory Note and other agreement executed by or on behalf of the related Borrower in connection with such Mezzanine Loan is the legal, valid and binding obligation of such Borrower (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by the Insolvency Qualifications.

Ex. V-A-19

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Promissory Notes or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of such Mezzanine Loan, that would deny the pledgee the principal benefits intended to be provided by the Promissory Note or other Purchased Asset Documents.

3. Pledge Provisions. The Purchased Asset Documents for each Mezzanine Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Equity Interests of the principal benefits of the security intended to be provided thereby, including realization by UCC foreclosure subject to the limitations set forth in the Insolvency Qualifications.

4. Mezzanine Loan Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement, (a) the material terms of the related pledge agreement, Promissory Note, guaranty, and the other Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mezzanine Loan; (b) no related Equity Interests or any portion thereof has been released from the lien of the related pledge or other security agreement in any manner which materially interferes with the security intended to be provided by such agreement; and (c) the related Borrower has not been released from its material obligations under the related Purchased Asset Documents.

5. Lien; Valid Assignment. Subject to the Insolvency Qualifications, each assignment of Mezzanine Loan and agreements executed in connection therewith from Seller will constitute a legal, valid and binding assignment from Seller. Each Mezzanine Loan is freely assignable without the consent of the related Borrower. Each pledge of collateral for the Mezzanine Loan creates (or, with respect to Wet Purchased Assets, upon the filing of a UCC financing statement in the applicable filing office, will create) a legal, valid and enforceable first priority security interest in such collateral, except as the enforcement thereof may be limited by the Insolvency Qualifications. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

6. UCC 9 Policies. Seller’s security interest in the Equity Interests is covered by a “UCC 9” insurance policy relating to the Mezzanine Loan (or, if such policy is yet to be issued, by a pro forma title policy or “marked up” commitment preliminary title policy with escrow or closing instructions, in each case binding on the issuer), and (i) such policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, (ii) all premiums thereunder have been paid, (iii) no claims have been made by or on behalf of Seller thereunder, and (iv) no claims have been paid thereunder. The originator of such Mezzanine Loan obtained a mezzanine endorsement to the “owner’s” title policy and an assignment of title proceeds in connection therewith.

Ex. V-A-20

7. Actions Concerning Mezzanine Loan. As of the date of origination of such Mezzanine Loan and to Seller’s Knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any related Borrower or guarantor, or the related Equity Interests, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to such Equity Interests, (b) the related mortgage Borrower’s title to the related Mortgaged Property, (c) the validity or enforceability of the related Purchased Asset Documents, (d) such Borrower’s ability to perform under such Mezzanine Loan (or the related mortgage Borrower’s ability to perform under the related Mortgage Loan, as applicable), (e) such guarantor’s ability to perform under the related guaranty or (f) the principal benefit of the security intended to be provided by the Purchased Asset Documents.

8. Escrow Deposits. All escrow deposits and payments held by, or on behalf of, the lender in connection with such Mezzanine Loan are in the possession, or under the control, of Servicer (or, to the extent Seller is not the Record Holder, the applicable other servicer of the Mezzanine Loan), and all such escrows and deposits (or the right thereto) that are escrowed with the lender under the related Purchased Asset Documents are being conveyed by Seller to Purchaser (although the same are held by Servicer in accordance with the Servicing Agreement (or, to the extent Seller is not the Record Holder, the applicable other servicer of the Mezzanine Loan in accordance with the applicable other servicing agreement)). There are no deficiencies (subject to any applicable grace or cure periods) under the related Purchased Asset Documents in connection with the escrows and deposits that are required to be escrowed with lender.

9. No Holdbacks. The principal amount of such Mezzanine Loan stated on the related Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except for Future Advances identified on the related Purchased Asset Schedule or in those cases where the full amount of the Mezzanine Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Seller to merit such holdback).

10. No Contingent Interest or Equity Participation. No Mezzanine Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (in each case except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

11. Compliance with Usury Laws. The Interest Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Mezzanine Loan complied as of the date of origination of such Mezzanine Loan with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

Ex. V-A-21

12. Recourse Obligations. The Purchased Asset Documents for such Mezzanine Loan provide that such Mezzanine Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the related Borrower (but may be affiliated with such Borrower) that has assets other than the equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the related Borrower; (ii) if Borrower or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Borrower; or (iii) upon any voluntary transfer of the related Mortgaged Property, Equity Interests, or equity interests in the related Borrower made in violation of the related Purchased Asset Documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the related Borrower (but may be affiliated with such Borrower) that has assets other than the equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of the Borrower’s (i) misappropriation of rents after the occurrence of an event of default under the Mezzanine Loan; (ii) misappropriation of security deposits (or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to an event of default under such Mezzanine Loan)), insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the related Purchased Asset Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property.

13. Single-Purpose Entity. Each Mezzanine Loan requires the related Borrower to be a Single-Purpose Entity for at least as long as such Mezzanine Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Borrower with respect to each Mezzanine Loan with a maximum principal balance in excess of $5 million as of the Purchase Date provide that such Borrower is a Single-Purpose Entity, and each Mezzanine Loan with a maximum principal balance of $20 million or more as of the Purchase Date has a counsel’s opinion regarding non-consolidation of such Borrower.

14. Defeasance. The Mezzanine Loan does not permit defeasance.

15. Interest Rates. Each Mezzanine Loan bears interest at a floating rate of interest that is based on LIBOR, Term SOFR or the SOFR Average plus a margin (which interest rate may be subject to a minimum or “floor” rate).

16. Servicing. The servicing and collection practices used by the Seller (or, to Seller’s Knowledge, the related originator or any interim servicer, if Seller or an Affiliate was not the originator) with respect to the Mezzanine Loan have at all times been, in all respects, legal and have met Accepted Servicing Practices.

17. Origination and Underwriting. The origination practices of Seller (or, to Seller’s Knowledge, the related originator if Seller or an Affiliate was not the originator) with respect to such Mezzanine Loan have been, in all material respects, legal and as of the date of its origination, such Mezzanine Loan and the origination thereof (to Seller’s Knowledge, if Seller or an Affiliate was not the originator) complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mezzanine Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit V-A.

Ex. V-A-22

18. No Material Default; Payment Record. As of its Purchase Date, no Mezzanine Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of its Purchase Date, no Mezzanine Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the Mezzanine Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mezzanine Loan, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V-A. No person other than the holder of such Mezzanine Loan may declare any event of default under the Mezzanine Loan or accelerate any indebtedness under the Purchased Asset Documents.

19. Bankruptcy. As of the date of origination (to Seller’s Knowledge, if Seller or an Affiliate was not the originator) of each Mezzanine Loan and, to Seller’s Knowledge, as of the Purchase Date, no related Borrower or guarantor is a debtor in any state or federal bankruptcy, insolvency or similar proceeding.

20. Organization of Borrower. With respect to such Mezzanine Loan, in reliance on certified copies of the organizational documents of the related Borrower delivered by such Borrower in connection with the origination of such Mezzanine Loan, such Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mezzanine Loan that is cross-collateralized or cross-defaulted with another Purchased Asset, to Seller’s Knowledge, no Mezzanine Loan has a Borrower that is an affiliate of another Borrower under another Purchased Asset.

21. Cross-Collateralization. No Mezzanine Loan is cross-collateralized or cross-defaulted with any other loan, except any another Purchased Asset and only to the extent set forth on the related Purchased Asset Schedule.

22. Advance of Funds by Seller. After origination of such Mezzanine Loan, no advance of funds has been made by Seller to the related Borrower other than in accordance with the related Purchased Asset Documents, and, to Seller’s Knowledge, no funds have been received from any person other than the related Borrower or an affiliate of the related Borrower for, or on account of, payments due on such Mezzanine Loan (other than as contemplated by the related Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or the related Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mezzanine Loan, other than contributions made on or prior to the Purchase Date.

Ex. V-A-23

23. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of such Mezzanine Loan.

24. Affiliates. The related Borrower is not an Affiliate of Seller.

25. Not a Security. With respect to each Mezzanine Loan, such Mezzanine Loan has not been deemed, and is not, a “security” within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

D. Senior Notes. With respect to each Purchased Asset that is a Promissory Note, such note is a Senior Note (with no existing more-senior Promissory Note or Participation Interest) related to a Mortgage Loan or a Mezzanine Loan that complies with all of the representations set forth in Section (B) or (C) above, as applicable. If such Promissory Note is pari passu with any other Promissory Note, the holder of such Promissory Note is the lead and controlling holder as between such pari passu Promissory Note pursuant to a co-lender agreement that is legal, valid and enforceable as between its parties, subject to the limitations set forth in the Insolvency Qualifications.

E. Participation Interests. With respect to each Purchased Asset that is a Participation Interest:

1. Mortgage Loan/Mezzanine Loan. The related Mortgage Loan complies with all of the representations set forth in Section (B) above and, if applicable, the related Mezzanine Loan complies with all of the representations set forth in Section (C) above.

2. Participation Certificate. Such Participation Interest is evidenced by a physical Participation Certificate.

3. Record Holder; Status of Participation Agreement. Such Participation Interest is a senior or pari passu participation interest (in each case, with no existing more-senior participation interest) in either (x) a whole Mortgage Loan, (y) a whole Mezzanine Loan or (z) both a whole Mortgage Loan and a whole Mezzanine Loan. Seller or an agent on behalf of Seller and the holder of the related Companion Interest(s) is the Record Holder of the related Mortgage Loan and, if applicable, the Record Holder under the related Mezzanine Loan pursuant to (x) a participation agreement that is legal, valid and enforceable as between its parties and (y) if applicable, a custodial agreement that is legal, valid and enforceable as between its parties, in each case subject to the limitations set forth in the Insolvency Qualifications. If such Participation Interest is (i) a pari passu participation interest or (ii) a senior participation interest with respect to which no related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Mortgage Loan and, if applicable, the related Mezzanine Loan, the related participation agreement provides that the holder of such Participation Interest has full power, authority and discretion to service (or cause to be serviced) the related Mortgage Loan and, if applicable, the related Mezzanine Loan, modify and amend the terms thereof, pursue

Ex. V-A-24

remedies and enforcement actions, including foreclosure or other legal action, without consent or approval of any holder of a Companion Interest (each, a “Companion Interest Holder”). If such Participation Interest is a senior participation interest with respect to which the related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Mortgage Loan and, if applicable, the related Mezzanine Loan, the control rights granted to the holder of such junior participation pursuant to the related participation agreement are customary for holders of junior participations in commercial mortgage loans.

4. Costs and Expenses. If the Participation Interest is pari passu with any Companion Interest, the holder of such Companion Interest is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan and, if applicable, the related Mezzanine Loan upon request therefor by the holder of such Participation Interest (or the Record Holder or a servicer). If the Participation Interest is senior to any Companion Interests, the holder of such Companion Interest is required to bear any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan and, if applicable, the related Mezzanine Loan prior to the holder of such Participation Interest.

5. Companion Interest Holders. The related participation agreement is effective to convey the related Companion Interests to the related Companion Interest Holders and is not intended to be or effective as a loan or other financing secured by the related Mortgaged Property or, if applicable, the related Equity Interests. Neither the holder of the Participation Interest nor the Record Holder owes any fiduciary duty or obligation to any Companion Interest Holder pursuant to the applicable participation agreement.

6. Purchased Asset File. The Purchased Asset File with respect to such Participation Interest includes all material documents evidencing such Participation Interest and since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement, the terms of such documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any material respect except as set forth in the documents contained in the Purchased Asset File. Each assignment of the related Participation Certificate contained in the Purchased Asset File is in the form required by the related participation agreement or is otherwise sufficient to assign such Participation Certificate.

7. No Defaults or Waivers under Participation Documents. All amounts due and owing to any Companion Interest Holder pursuant to the related participation agreement or related documents have been duly and timely paid. (a) There is (i) no default, breach or violation existing under any participation agreement or related document, and (ii) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, or violation under any participation agreement or related document, and (b) no default, breach or violation under any participation agreement or related document has been waived, that, in the case of either (a) or (b), materially and adversely affects the value of the Participation Interest; provided, however, that this representation and warranty does not cover any default, breach or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V-A. No person other than the holder of such Participation Interest or the related Companion Interests (or, in each case, a pledgee of any such Participation Interests) may declare any default, breach or violation under the applicable participation agreement or related documents.

Ex. V-A-25

8. Bankruptcy. As of the Purchase Date (to Seller’s Knowledge, if neither Seller nor an Affiliate thereof was the issuer of such Participation Interest), no issuer of such Participation Interest is a debtor in any outstanding in state or federal bankruptcy or insolvency proceeding. As of the Purchase Date (to Seller’s Knowledge, if neither Seller nor an Affiliate thereof is the Companion Interest Holder), no related Companion Interest Holder is a debtor in any outstanding in state or federal bankruptcy or insolvency proceeding.

9. No Known Liabilities. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

10. Transfer. If Seller is the Record Holder, the Record Holder role, rights and responsibilities are assignable by Seller without consent or approval other than those that have been obtained and Seller will timely deliver to Custodian all necessary assignments, notices, and documents in order to convey record title of the related Mortgage Loan and, if applicable, the related Mezzanine Loan, and other rights and interests to Purchaser in its capacity as successor Record Holder;

11. No Repurchase. The terms of the related participation agreement do not require or obligate the holder of the Participation Interest or the Record Holder or their respective successors or assigns to repurchase any Companion Interest under any circumstances.

12. No Misrepresentations. Neither Seller nor any Affiliate thereof that is the issuer of such Participation Interest, in selling any Companion Interest to a Companion Interest Holder, committed any fraud or made any misrepresentation or omission of information Known to Seller or any Affiliate thereof necessary for a prudent commercial real estate lender to make an informed decision to purchase such Companion Interest.

13. UCC. Such Participation Interest (i) is not dealt in or traded on a securities exchange or in a securities market, (ii) does not by its terms expressly provide that it is a Security governed by Article 8 of the UCC, (iii) is not Investment Property, (iv) is not held in a Securities Account and (v) does not constitute a Security or a Financial Asset. The related Participation Certificate is an Instrument. For purposes of this paragraph (13), capitalized terms undefined in the Master Repurchase Agreement have the meaning given to such term in the UCC.

Ex. V-A-26

EXHIBIT V-B

REPRESENTATIONS AND WARRANTIES REGARDING INDIVIDUAL PURCHASED

ASSETS (FOR PURCHASED ASSETS SECURED BY MORTGAGED PROPERTIES

LOCATED IN ENGLAND OR WALES)

(Attached)

Ex. V-B-1

EXHIBIT V-B

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS (FOR PURCHASED ASSETS

SECURED BY MORTGAGED PROPERTIES LOCATED IN ENGLAND OR WALES)

The following Representations and Warranties are made in respect of Purchased Assets where (and to the extent that) the Mortgaged Properties/y are/is located in England or Wales.

Capitalized terms used but not defined in this Exhibit V-B shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V-B is attached (the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V-B may be (i) amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated or first acquired by Seller or any of its Affiliates after the date Seller receives written notice of the amended representations and warranties and (ii) amended and/or supplemented by Purchaser in its reasonable discretion in respect of a new Transaction (but not, for the avoidance of dobut, for any previously existing Transaction) to take into account specific legal issues or market norms in England and Wales that are otherwise unaccounted for herein.

REPRESENTATIONS AND WARRANTIES

With respect to each applicable Purchased Asset:

1. Such Purchased Asset complies with all of the representations and warranties set forth in Exhibit V-A of the Master Repurchase Agreement, to the extent applicable under the relevant laws of England and Wales for a Purchased Asset secured by Mortgaged Property located in England or Wales.

2. The relevant Seller’s share of the related Purchased Asset carries a right to repayment of principal under the related loan agreement (the related loan agreement as amended from time to time, the “Relevant Loan”) in an amount not less than the principal balance of the Seller’s share of the Relevant Loan disclosed in the Confirmation.

3. Subject to registration at the Land Registry in England and Wales (an application for which shall be submitted within the applicable priority period, or within the advance notice period (as applicable)) and subject to any Title Exception which references this Warranty and which is expressed to be a derogation from this Warranty (if any), each Mortgage constitutes a first ranking charge by way of legal mortgage over the relevant Mortgaged Property and secures in priority to all other mortgages and charges (or other security interests of any nature whatsoever) all monies owing under the related Mortgage Loan or, to the extent that the Mortgage has not yet been registered, such related Mortgage is in proper form for registration as a first ranking charge by way of legal mortgage, all stamp, registration, notarial or similar taxes or fees in connection with such registration have been paid and relevant disclosures to HM Revenue and Customs in relation to stamp duty land tax have been made.

4. The Purchased Asset carries a right to repayment of principal under the related Purchased Asset Documents in an amount not less than the principal balance of such Purchased Asset as disclosed in the Confirmation and the Purchased Asset is not subject to any right of set-off or counterclaim in favor of a Borrower.

5. Interest is charged on the relevant Seller’s share of the related Purchased Asset at such a rate or rates as may be determined in accordance with the provisions of the Relevant Loan.

6. On the basis of, and subject to the reservations and qualifications set out in, the legal opinions referred to in the Relevant Loan, the related Purchased Asset constitutes a valid and binding obligation of, and is enforceable against, the Borrowers, subject to the general principles of law limiting such valid and binding obligation and its enforceability.

7. Each relevant Seller or an Affiliate of the relevant Seller has, since the date of origination of the related Purchased Asset, kept or procured the keeping of full and commercially proper accounts, books and records showing clearly all transactions, payments, receipts, proceedings and notices relating to its relevant Seller share of the related Purchased Asset made or received by it or by an Affiliate of the relevant Seller and which are complete and accurate in all material respects and the said records are available to it on an unrestricted basis, or, to the relevant Seller’s Knowledge, such records have been kept by or on behalf of a predecessor-in-title to the relevant Seller, and, to the Seller’s Knowledge such records of a predecessor-in-title to the relevant Seller or an Affiliate of the relevant Seller are complete and accurate in all material respects.

8. So far as the relevant Seller is aware, no event of default (howsoever described) under the related Purchased Asset (each, a “Loan Event of Default”) or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the relevant documents or any combination of any of the foregoing) be a Loan Event of Default has occurred that has not been cured or waived.

9. The relevant Seller has not received any notice, and is not aware, that any Hedging Transaction is invalid, void, or is subject to a claim impairment the effect of which would materially reduce, impair or otherwise materially and adversely affect the Relevant Loan or the Relevant Security (as that term is defined below) for that Relevant Loan.

10. To the relevant Seller’s Knowledge there are no circumstances giving rise to a material reduction in the market value of the relevant Mortgaged Properties since the funding date of the relevant Purchased Asset (other than market forces generally).

11. Each relevant Seller is (subject only to delivery of any necessary notice which have been delivered) the sole legal and beneficial owner of the relevant Purchased Asset and is the sole beneficial owner of its interest in the security granted by a Borrower in respect of the related Mortgage Loan (the “Relevant Security”) in each case free and clear of all encumbrances, claims and equities other than those contemplated by the Transaction Documents. The relevant Seller’s interest in the related Purchased Asset is transferred with full title guarantee.

Ex. V-B-3

12. Each relevant Seller is entitled, under the terms of the Relevant Loan and subject to the provisions for transfer as set out therein, to enter into the Relevant Loan, to execute and deliver a Transfer Certificate and to grant security to the Purchaser in accordance with the terms of the Relevant Loan, and to transfer the relevant Purchased Asset (and its interest in the Relevant Security relating to the same) to the Purchaser absolutely.

13. Prior to the advancing and purchase of the relevant Purchased Asset:

(a) the relevant Seller or a predecessor-in-title of the relevant Seller commissioned an adequate due diligence procedure which initially or after further investigation disclosed nothing which would have caused a reasonably prudent mortgage lender to decline to proceed with the advance on its agreed terms; and

(b) the relevant Seller or, to the Seller’s Knowledge, a predecessor-in-title of the relevant Seller have not become aware of any matter or thing since the date of origination or acquisition materially affecting the title of the Borrowers to any part of the Relevant Security which would have caused a reasonably prudent mortgage lender to decline to proceed with the advance on its agreed terms.

14. To the Sellers’ Knowledge no report on title given by a lawyer in connection with its or a predecessor-in-title’s origination of the relevant Purchased Asset was negligently or fraudulently prepared.

15. The Mortgaged Properties securing the relevant Purchased Asset were valued by an independent valuer prior to the advance of the relevant Purchased Asset (the related valuation, the “Initial Valuation”).

16. To the Sellers’ Knowledge, the Initial Valuation was not fraudulently undertaken by the relevant valuer and such Initial Valuation did not fail to disclose any fact or circumstance which, if disclosed, would have caused the relevant Sellers or a predecessor-in-title of the Relevant Seller to decline to proceed with the origination of the relevant Purchased Asset.

17. To the Sellers’ Knowledge, the origination and advance of the relevant Purchased Asset and any Relevant Security and the circumstances of the Borrowers satisfied in all material respects the applicable parts of the relevant Seller’s underwriting and lending criteria, or of the underwriting and lending criteria of a predecessor-in-title to the relevant Seller.

18. Each relevant Seller and each predecessor-in-title to the relevant Seller has performed in all material aspects all of its obligations under or in connection with the relevant Purchased Asset and to the relevant Seller’s Knowledge the Borrowers have not taken or threatened to take any action against such relevant Seller or against any agent, security trustee or other administrative party under the Relevant Loan (together with the relevant Seller, the “Finance Parties”) for any material failure on the part of the Finance Parties under or in respect of the relevant Purchased Asset to perform any such obligations.

19. The relevant Seller has not received written notice of any default or forfeiture (or irritancy or any analogous proceedings) of any head lease for, or occupational lease granted in respect of any Mortgaged Property or of the insolvency of any tenant of any Mortgaged Property which would, in any case materially impair or otherwise materially and adversely affect the Related Security.

Ex. V-B-4

20. Prior to making the initial advance under the relevant Purchased Asset, (i) no written recommendation was received by the relevant Seller or a predecessor-in-title of the relevant Seller from any valuer in connection with its work on the Initial Valuation to carry out any further or additional environmental audit, survey or report of any Mortgaged Property which was not pursued (except for de minimis recommendations which, if not pursued, would be inconsistent with the performance of adequate due diligence), and (ii) if any such environmental audit, survey or report was performed prior to such origination or acquisition, the results of any such environmental audit, survey or report which was procured by the relevant Seller or a predecessor-in-title of the relevant Seller were made available to the valuer in respect of the Initial Valuation.

21. The sale of the relevant Purchased Asset pursuant to a Transaction will occur in the ordinary course of the business of the relevant Seller.

22. The relevant Borrowers had as at the date of origination of the relevant Purchased Asset, and have, subject to matters disclosed in the due diligence reports and the Property Reports which were disclosed to the valuer in connection with the Initial Valuation, good and marketable title to the Mortgaged Properties.

23. The relevant Sellers have not received and (to the relevant Seller’s Knowledge) no Finance Party has received written notice that any insurance policy in respect of a Mortgaged Property is about to lapse.

24. The relevant Seller has not received notice and the relevant Seller has no Knowledge of the bankruptcy, liquidation, receivership, administration or a winding up or administrative order or dissolution (or its equivalent in any relevant jurisdiction applicable to the Borrower) made against any Borrower or owner of a Mortgaged Property.

25. As of the Purchase Date, to the relevant Seller’s Knowledge, no amount of principal or interest due from the Borrowers has at any time been more than 5 Business Days overdue in respect of the related Purchased Asset.

26. No Mortgage Loan nor the related Mortgage consist of or includes any “stock” or “marketable securities” within the meaning of section 125 of the Finance Act 2003, “chargeable securities” for the purposes of section 99 of the Finance Act 1986, a “chargeable interest” for the purposes of section 48 of the Finance Act 2003 or a “chargeable interest” for the purposes of section 4 of the Land Transaction Tax and Anti-avoidance of Devolved Taxes (Wales) Act 2017) (in each case, as such legislation may be amended, extended or re-enacted from time to time).

27. No agreement for any Mortgage Loan is in whole or in part a regulated agreement or consumer credit agreement (as defined in Section 8 of the Consumer Credit Act 1974 (as amended, extended or re-enacted from time to time).

Ex. V-B-5

EXHIBIT V-C

REPRESENTATIONS AND WARRANTIES REGARDING INDIVIDUAL PURCHASED

ASSETS (FOR PURCHASED ASSETS SECURED BY MORTGAGED PROPERTIES

LOCATED IN THE EUROPEAN UNION)

(Attached)

Ex. V-C-1

EXHIBIT V-C

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS (FOR PURCHASED ASSETS

SECURED BY MORTGAGED PROPERTIES LOCATED IN THE EUROPEAN UNION)

The following Representations and Warranties are made in respect of Purchased Assets where (and to the extent that) the Mortgaged Properties/y are/is located in a member state of the European Union (a “Member State”).

Capitalized terms used but not defined in this Exhibit V-C shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V-C is attached (the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V-C may be (i) amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated or first acquired by Seller or any of its Affiliates after the date Seller receives written notice of the amended representations and warranties and (ii) amended and/or supplemented by Purchaser in its reasonable discretion in respect of a new Transaction (but not, for the avoidance of doubt, for any previously existing Transaction) to take into account specific legal issues or market norms of the relevant Member State that are otherwise unaccounted for herein.

REPRESENTATIONS AND WARRANTIES

With respect to each applicable Purchased Asset:

1. Such Purchased Asset complies with all of the representations and warranties set forth in Exhibit V-A of the Master Repurchase Agreement, to the extent applicable under the relevant laws of the relevant Member State for a Purchased Asset secured by Mortgaged Property located in that Member State.

2. The relevant Seller’s share of the related Purchased Asset carries a right to repayment of principal under the related loan agreement (the related loan agreement as amended from time to time, the “Relevant Loan”) in an amount not less than the principal balance of the Seller’s share of the Relevant Loan disclosed in the Confirmation.

3. Subject to registration (an application for which shall be submitted within the applicable priority period or within the advance notice period (as applicable)) at the equivalent of HM Land Registry in the relevant Member State and subject to any Title Exception (or its equivalent in the relevant Member State) which references this Warranty and which is expressed to be a derogation from this Warranty (if any), each Mortgage constitutes a first ranking charge by way of legal mortgage over the relevant Mortgaged Property and secures in priority to all other mortgages and charges (or other security interests of any nature whatsoever) all monies owing under the related Mortgage Loan or, to the extent that the Mortgage has not yet been registered, such Mortgage is in proper form for registration as a first ranking charge by way of legal mortgage, all stamp, registration, notarial or similar taxes or fees in connection with such registration have been paid and relevant disclosures to any relevant taxing authority in relation to stamp duty land tax have been made.

4. The Purchased Asset carries a right to repayment of principal under the related Purchased Asset Documents in an amount not less than the principal balance of such Purchased Asset as disclosed in the Confirmation and the Purchased Asset is not subject to any right of set-off or counterclaim in favor of a Borrower.

5. Interest is charged on the relevant Seller’s share of the related Purchased Asset at such a rate or rates as may be determined in accordance with the provisions of the Relevant Loan.

6. On the basis of, and subject to the reservations and qualifications set out in, the legal opinions referred to in the Relevant Loan, the related Purchased Asset constitutes a valid and binding obligation of, and is enforceable against, the Borrowers, subject to the general principles of law limiting such valid and binding obligation and its enforceability.

7. Each relevant Seller or an Affiliate of the relevant Seller has, since the date of origination of the related Purchased Asset, kept or procured the keeping of full and commercially proper accounts, books and records showing clearly all transactions, payments, receipts, proceedings and notices relating to its relevant Seller share of the related Purchased Asset made or received by it or by an Affiliate of the relevant Seller and which are complete and accurate in all material respects and the said records are available to it on an unrestricted basis, or, to the relevant Seller’s Knowledge, such records have been kept by or on behalf of a predecessor-in-title to the relevant Seller, and, to the Seller’s Knowledge such records of a predecessor-in-title to the relevant Seller or an Affiliate of the relevant Seller are complete and accurate in all material respects.

8. So far as the relevant Seller is aware, no event of default (howsoever described) under the related Purchased Asset (each, a “Loan Event of Default”) or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the relevant documents or any combination of any of the foregoing) be a Loan Event of Default has occurred that has not been cured or waived.

9. The relevant Seller has not received any notice, and is not aware, that any Hedging Transaction is invalid, void, or is subject to a claim impairment the effect of which would materially reduce, impair or otherwise materially and adversely affect the Relevant Loan or the Relevant Security (as that term is defined below) for that Relevant Loan.

10. To the relevant Seller’s Knowledge there are no circumstances giving rise to a material reduction in the market value of the relevant Mortgaged Properties since the funding date of the relevant Purchased Asset (other than market forces generally).

11. Each relevant Seller is (subject only to delivery of any necessary notice which have been delivered) the sole legal and beneficial owner of the relevant Purchased Asset and is the sole beneficial owner of its interest in the security granted by a Borrower in respect of the related Mortgage Loan (the “Relevant Security”) in each case free and clear of all encumbrances, claims and equities other than those contemplated by the Transaction Documents. The relevant Seller’s interest in the related Purchased Asset is transferred with full title guarantee.

Ex. V-C-3

12. Each relevant Seller is entitled, under the terms of the Relevant Loan and subject to the provisions for transfer as set out therein, to enter into the Relevant Loan, to execute and deliver a Transfer Certificate and to grant security to the Purchaser in accordance with the terms of the Relevant Loan, and to transfer the relevant Purchased Asset (and its interest in the Relevant Security relating to the same) to the Purchaser absolutely.

13. Prior to the advancing and purchase of the relevant Purchased Asset:

(a) the relevant Seller or a predecessor-in-title of the relevant Seller commissioned an adequate due diligence procedure which initially or after further investigation disclosed nothing which would have caused a reasonably prudent mortgage lender to decline to proceed with the advance on its agreed terms; and

(b) the relevant Seller or, to the Seller’s Knowledge, a predecessor-in-title of the relevant Seller have not become aware of any matter or thing since the date of origination or acquisition materially affecting the title of the Borrowers to any part of the Relevant Security which would have caused a reasonably prudent mortgage lender to decline to proceed with the advance on its agreed terms.

14. To the Sellers’ Knowledge no report on title given by a lawyer in connection with its or a predecessor-in-title’s origination of the relevant Purchased Asset was negligently or fraudulently prepared.

15. The Mortgaged Properties securing the relevant Purchased Asset were valued by an independent valuer prior to the advance of the relevant Purchased Asset (the related valuation, the “Initial Valuation”).

16. To the Sellers’ Knowledge, the Initial Valuation was not fraudulently undertaken by the relevant valuer and such Initial Valuation did not fail to disclose any fact or circumstance which, if disclosed, would have caused the relevant Sellers or a predecessor-in-title of the Relevant Seller to decline to proceed with the origination of the relevant Purchased Asset.

17. To the Sellers’ Knowledge, the origination and advance of the relevant Purchased Asset and any Relevant Security and the circumstances of the Borrowers satisfied in all material respects the applicable parts of the relevant Seller’s underwriting and lending criteria, or of the underwriting and lending criteria of a predecessor-in-title to the relevant Seller.

18. Each relevant Seller and each predecessor-in-title to the relevant Seller has performed in all material aspects all of its obligations under or in connection with the relevant Purchased Asset and to the relevant Seller’s Knowledge the Borrowers have not taken or threatened to take any action against such relevant Seller or against any agent, security trustee or other administrative party under the Relevant Loan (together with the relevant Seller, the “Finance Parties”) for any material failure on the part of the Finance Parties under or in respect of the relevant Purchased Asset to perform any such obligations.

19. The relevant Seller has not received written notice of any default or forfeiture (or irritancy or any analogous proceedings) of any head lease for, or occupational lease granted in respect of, any Mortgaged Property or of the insolvency of any tenant of any Mortgaged Property which would, in any case materially impair or otherwise materially and adversely affect the Related Security.

Ex. V-C-4

20. Prior to making the initial advance under the relevant Purchased Asset, (i) no written recommendation was received by the relevant Seller or a predecessor-in-title of the relevant Seller from any valuer in connection with its work on the Initial Valuation to carry out any further or additional environmental audit, survey or report of any Mortgaged Property which was not pursued (except for de minimis recommendations which, if not pursued, would be inconsistent with the performance of adequate due diligence), and (ii) if any such environmental audit, survey or report was performed prior to such origination or acquisition, the results of any such environmental audit, survey or report which was procured by the relevant Seller or a predecessor-in-title of the relevant Seller were made available to the valuer in respect of the Initial Valuation.

21. The sale of the relevant Purchased Asset pursuant to a Transaction will occur in the ordinary course of the business of the relevant Seller.

22. The relevant Borrowers had as at the date of origination of the relevant Purchased Asset, and have, subject to matters disclosed in the due diligence reports and the Property Reports which were disclosed to the valuer in connection with the Initial Valuation, good and marketable title to the Mortgaged Properties.

23. The relevant Sellers have not received and (to the relevant Seller’s Knowledge) no Finance Party has received written notice that any insurance policy in respect of a Mortgaged Property is about to lapse.

24. The relevant Seller has not received notice and the relevant Seller has no Knowledge of the bankruptcy, liquidation, receivership, administration or a winding up or administrative order or dissolution (or its equivalent in any relevant jurisdiction applicable to the Borrower) made against any Borrower or owner of a Mortgaged Property.

25. As of the Purchase Date, to the relevant Seller’s Knowledge, no amount of principal or interest due from the Borrowers has at any time been more than 5 Business Days overdue in respect of the related Purchased Asset.

26. No Mortgage Loan nor the related Mortgage consist of or includes any “stock” or “marketable securities” within the meaning of section 125 of the Finance Act 2003, “chargeable securities” for the purposes of section 99 of the Finance Act 1986, a “chargeable interest” for the purposes of section 48 of the Finance Act 2003 or a “chargeable interest” for the purposes of section 4 of the Land Transaction Tax and Anti-avoidance of Devolved Taxes (Wales) Act 2017) (in each case, as such legislation may be amended, extended or re-enacted from time to time), or the equivalent of any such term under any analogous legislation in the relevant Member State.

27. No agreement for any Mortgage Loan is in whole or in part a regulated agreement or consumer credit agreement (as defined in Section 8 of the Consumer Credit Act 1974 (as amended, extended or re-enacted from time to time)) or its equivalent of any such term under any analogous legislation in the relevant Member State.

Ex. V-C-5

EXHIBIT V-D

REPRESENTATIONS AND WARRANTIES REGARDING INDIVIDUAL

PURCHASED ASSETS (FOR PURCHASED ASSETS SECURED BY MORTGAGED

PROPERTIES LOCATED IN SWEDEN)

(Attached)

Ex. V-D-1

EXHIBIT V-D

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS (FOR PURCHASED ASSETS

SECURED BY MORTGAGED PROPERTIES LOCATED IN SWEDEN)

Capitalized terms used but not defined in this Exhibit V-D shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V-D is attached (the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V-D may be amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated after the date Seller receives written notice of the amended representations and warranties.

The following Representations and Warranties are made in respect of Purchased Assets where (and to the extent that) the Mortgaged Properties/y are/is located in Sweden.

REPRESENTATIONS AND WARRANTIES

With respect to each applicable Purchased Asset:

1. Such Purchased Asset complies with all of the representations and warranties set for in Exhibit V-A of the Master Repurchase Agreement, to the extent applicable under the relevant laws of England and Wales (or other applicable law, as the case may be) for a Purchased Asset secured by Mortgaged Property located in Sweden.

2. The relevant Seller’s share of the related Purchased Asset carries a right to repayment of principal under the related loan agreement (the related loan agreement as amended from time to time, the “Relevant Loan”) in an amount not less than the principal balance of the Seller’s share of the Relevant Loan disclosed in the Confirmation.

3. Subject to registration at the Swedish Land Registration Authority (Lantmäteriet), and subject to any Title Exception which references this Warranty and which is expressed to be a derogation from this Warranty (if any), each Mortgage constitutes a first ranking pledge by way of legal mortgage over the relevant Mortgaged Property and secures in priority to all other mortgages and charges (or other security interests of any nature whatsoever) all monies owing under the related Mortgage Loan or, to the extent that the Mortgage has not yet been registered, there is nothing preventing the related Mortgage becoming registered as a first ranking charge by way of legal mortgage, and all stamp, registration, notarial or similar taxes or fees in connection with such registration have been paid and relevant disclosures to any relevant taxing authority in relation to stamp duty land tax have been made.

4. The Purchased Asset carries a right to repayment of principal under the related Purchased Asset Documents in an amount not less than the principal balance of such Purchased Asset as disclosed in the Confirmation and the Purchased Asset is not subject to any right of set-off or counterclaim in favor of a Borrower.

5. Interest is charged on the relevant Seller’s share of the related Purchased Asset at such a rate or rates as may be determined in accordance with the provisions of the Relevant Loan.

6. On the basis of, and subject to the reservations and qualifications set out in, the legal opinions referred to in the Relevant Loan, the related Purchased Asset constitutes a legal, valid and binding obligation of, and is enforceable against, each Borrower, subject to the general principles of law limiting such valid and binding obligations and its enforceability.

7. Each relevant Seller or an Affiliate of the relevant Seller has, since the date of origination of the related Purchased Asset, kept or procured the keeping of full and commercially proper accounts, books and records showing clearly all transactions, payments, receipts, proceedings and notices relating to its relevant Seller share of the related Purchased Asset made or received by it or by an Affiliate of the relevant Seller and which are complete and accurate in all material respects and the said records are available to it on an unrestricted basis, or, to the relevant Seller’s Knowledge, such records have been kept by or on behalf of a predecessor-in-title to the relevant Seller, and, to the Seller’s Knowledge such records of a predecessor-in-title to the relevant Seller or an Affiliate of the relevant Seller are complete and accurate in all material respects.

8. So far as the relevant Seller is aware, no event of default (howsoever described) under the related Purchased Asset (each, a “Loan Event of Default”) or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the relevant documents or any combination of any of the foregoing) be a Loan Event of Default has occurred that has not been cured or waived.

9. The relevant Seller has not received any notice, and to the relevant Seller’s Knowledge, no Hedging Transaction is invalid, void, or is subject to a claim impairment the effect of which would reduce, impair or otherwise materially and adversely affect the Relevant Loan or the Relevant Security (as that term is defined below) for that Relevant Loan.

10. To the relevant Seller’s Knowledge, there are no circumstances giving rise to a material reduction in the market value of the relevant Mortgaged Properties since the funding date of the relevant Purchased Asset (other than market forces generally)

11. Each relevant Seller is (subject only to delivery of any necessary notice which have been delivered or, to the extent not yet delivered, which shall be delivered within 5 Business Days of the date that this Warranty is made) the sole legal and beneficial owner of the relevant Purchased Asset and is the sole and full owner of its interest in the security granted by a Borrower (and each other obligor under the Relevant Loan) in respect of the related Mortgage Loan (the “Relevant Security”) in each case free and clear of all encumbrances, claims and equities other than those contemplated by the Transaction Documents. The relevant Seller’s interest in the related Purchased Asset is transferred with full title guarantee.

12. Each relevant Seller is entitled, under the terms of the Relevant Loan and subject to the provisions for transfer as set out therein, to enter into the Relevant Loan, to execute and deliver a Transfer Certificate and/or an Assignment Agreement (at the Purchaser’s election and in its sole discretion) and to grant security to the Purchaser in accordance with the terms of the Relevant Loan, and to transfer the relevant Purchased Asset (and its interest in the Relevant Security relating to the same) to the Purchaser absolutely.

Ex. V-D-3

13. Prior to the advancing and/or purchase (as the case may be) of the relevant Purchased Asset:

(a) the relevant Seller or a predecessor-in-title of the relevant Seller commissioned an adequate due diligence procedure in accordance with good industry practice which initially or after further investigation disclosed nothing which would have caused a reasonably prudent mortgage lender to decline to proceed with the advance on its agreed terms; and

(b) the relevant Seller or, to the Seller’s Knowledge, a predecessor-in-title of the relevant Seller have not become aware of any matter or thing since the date of origination and/or acquisition (as the case may be) which materially affects the title of a Borrower to any part of the Relevant Security which would have caused a reasonably prudent mortgage lender to decline to proceed with the advance on its agreed terms.

14. To the Sellers’ Knowledge, no report on title given by a lawyer or other professional adviser in connection with its or a predecessor-in-title’s origination of the relevant Purchased Asset was negligently or fraudulently prepared.

15. The Mortgaged Properties securing the relevant Purchased Asset were valued by an independent valuer prior to the advance of the relevant Purchased Asset on the basis of valuation principles and standards generally accepted in the industry as appropriate for an asset in the nature of the Mortgaged Property (the related valuation, the “Initial Valuation”).

16. To the Sellers’ Knowledge, the Initial Valuation was not fraudulently undertaken by the relevant valuer and such Initial Valuation did not fail to disclose any fact or circumstance which, if disclosed, would have caused the relevant Sellers or a predecessor-in-title of the Relevant Seller to decline to proceed with the origination of the relevant Purchased Asset.

17. To the Sellers’ Knowledge, the origination and/or advance of the relevant Purchased Asset, the creation of any Relevant Security and the circumstances of each Borrower satisfied in all material respects the applicable parts of the relevant Seller’s underwriting and lending criteria, or of the underwriting and lending criteria of a predecessor-in-title to the relevant Seller (as the case may be).

18. Each relevant Seller and each predecessor-in-title to the relevant Seller has performed in all material aspects all of its obligations under or in connection with the relevant Purchased Asset and to the relevant Seller’s Knowledge the Borrowers have not taken or threatened to take any action against such relevant Seller or against any agent, security trustee or administrative party under the Relevant Loan (together with the relevant Seller, the “Finance Parties”) for any material failure on the part of the Finance Parties under or in respect of the relevant Purchased Asset to perform any such obligations.

19. The relevant Seller has not received written notice of any default or forfeiture (or any analogous proceedings) of any site leasehold, or tenancy lease, granted in respect of, any Mortgaged Property or of the insolvency of any tenant of any Mortgaged Property which would, in any case impair or otherwise materially and adversely affect the Related Security.

Ex. V-D-4

20. Prior to making the initial advance under the relevant Purchased Asset, (i) no written recommendation was received by the relevant Seller or a predecessor-in-title of the relevant Seller (as the case may be) from any valuer in connection with its work on the Initial Valuation to carry out any further or additional environmental audit, survey or report of any Mortgaged Property which was not pursued (except for de minimis recommendations which, if not pursued, would be inconsistent with the performance of adequate due diligence), and (ii) if any such environmental audit, survey or report was performed prior to such origination or acquisition, the results of any such environmental audit, survey or report which was procured by the relevant Seller or a predecessor-in-title of the relevant Seller (as the case may be) were made available to the valuer in respect of the Initial Valuation.

21. The sale of the relevant Purchased Asset pursuant to a Transaction will occur in the ordinary course of the business of the relevant Seller.

22. Each Borrower had as at the date of origination of the relevant Purchased Asset, and has, subject to matters disclosed in the due diligence reports and the Property Reports which were disclosed to the valuer in connection with the Initial Valuation, good and marketable title to, and is sole and full owner of, the Mortgaged Properties.

23. The relevant Sellers have not received and (to the relevant Seller’s Knowledge) no Finance Party has received written notice that any insurance policy in respect of a Mortgaged Property is about to lapse.

24. The relevant Seller has not received notice and the relevant Seller has no Knowledge of the bankruptcy, liquidation, receivership, administration or a winding up or administrative order or dissolution (or its equivalent in any relevant jurisdiction applicable to the Borrower) made against any Borrower (or other provider or Relevant Security) or owner of a Mortgaged Property.

25. As of the Purchase Date, to the relevant Seller’s Knowledge, no amount of principal or interest due from the Borrowers has at any time been more than 5 Business Days overdue (taking into account any grace period available under the Relevant Loan) in respect of the related Purchased Asset.

26. No Mortgage Loan nor the related Mortgage consist of or includes any “stock” or “marketable securities” within the meaning of section 125 of the Finance Act 2003, “chargeable securities” for the purposes of section 99 of the Finance Act 1986, a “chargeable interest” for the purposes of section 48 of the Finance Act 2003 or a “chargeable interest” for the purposes of section 4 of the Land Transaction Tax and Anti-avoidance of Devolved Taxes (Wales) Act 2017) (in each case, as such legislation may be amended, extended or re-enacted from time to time).

27. No agreement for any Mortgage Loan is in whole or in part a regulated agreement or consumer credit agreement (as defined in Section 8 of the Consumer Credit Act 1974 (as amended, extended or re-enacted from time to time)).

Ex. V-D-5

EXHIBIT V-E

REPRESENTATIONS AND WARRANTIES REGARDING INDIVIDUAL

PURCHASED ASSETS (FOR PURCHASED ASSETS SECURED BY MORTGAGED

PROPERTIES LOCATED AUSTRALIA)

(Attached)

Ex. V-E-1

EXHIBIT V-E

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS (FOR PURCHASED ASSETS

SECURED BY MORTGAGED PROPERTIES LOCATED IN AUSTRALIA)

The following representations and warranties are made in respect of Purchased Assets where (and to the extent that) the Mortgaged Properties/y are/is located in Australia.

Capitalized terms used but not defined in this Exhibit V-E shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V-E is attached (the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V-E may be (i) amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated or first acquired by Seller or any of its Affiliates after the date Seller receives written notice of the amended representations and warranties and (ii) amended and/or supplemented by Purchaser in its reasonable discretion in respect of a new Transaction (but not, for the avoidance of doubt, for any previously existing Transaction) to take into account specific legal issues or market norms of Australia that are otherwise unaccounted for herein.

CERTAIN DEFINED TERMS

“Eligible Interest” means, in relation to any Purchased Asset, one hundred per cent. (100%) of Seller’s unencumbered ownership of any loan advanced by Seller on a secured basis to any company or entity (which interest, for the avoidance of doubt, refers to the lender’s participation in the relevant debt instrument held by the lender and shall not be construed as a requirement that the lender hold the entire loan facility which is made available to a borrower).

“Ground Lease” shall mean for all or any portion of the real property comprising the underlying Mortgaged Property comprising real estate, the Ground Lessee’s interest in which is held by the mortgagor in respect of the related Purchased asset.

“Ground Lessee” means the ground lessee under a Ground Lease.

REPRESENTATIONS AND WARRANTIES

With respect to each applicable Purchased Asset:

1.1. Compliance with law

Such Purchased Asset complies in all material respects with (or is exempt from) all applicable Requirements of Law relating to such Purchased Asset.

1.2. Ownership

(a)	Seller will, immediately prior to the purchase of the same by Purchaser, from Seller, have an Eligible Interest in such Purchased Asset.

(b)

Immediately prior to the purchase of such Purchased Asset by Purchaser, from Seller, Seller had good marketable title to, and was the sole legal and beneficial owner of, the Eligible Interest in such Purchased Asset or otherwise had sufficient right, interest or power grant a security interest in the Purchased Asset, free and clear of any and all Liens.

(c)

The entry into by Seller of this Agreement (and the agreements contemplated hereby) in relation to such Purchased Asset does not require Seller to obtain any approval, consent, authorisation or order of or registration or filing with or notice to, any court or Governmental Authority that has not been obtained.

1.3. No default

(a)

No Purchased Asset is thirty (30) days or more delinquent in payment of principal and interest payable under the related Purchased Asset Documents and no Purchased Asset has been thirty (30) days or more past due (without giving effect to any applicable grace period).

(b)

To Seller’s Knowledge, (i) there is no other default under any of the related Purchased Asset Documents, after giving effect to any applicable notice and/or grace period and no such default or breach has been waived in writing by Seller or on its behalf or by Seller’s predecessors-in-interest with respect to the Purchased Asset; (ii) no event has occurred that, with the passing of time or giving notice, would constitute a default under the related Purchased Asset Documents, which in the case of clause (i) or (ii) would materially and adversely affect the value of the Purchased Asset or the value, use or operation of the related underlying Mortgaged Property. No Purchased Asset has been accelerated and no enforcement has been initiated in respect of the related Mortgage.

(c)

If the related Mortgage or other Purchased Asset Documents provide for a grace period for delinquent payments of principal and/or interest, such grace period is no longer than ten (10) days from the applicable payment date.

1.4. Nature

The Purchased Assets (exclusive of any default interest, late charges or prepayment premiums) are fixed rate mortgage loans or floating rate mortgage loans with a fixed term.

1.5. Information

To Seller’s Knowledge, all information contained in the related Due Diligence Package (or as otherwise provided to Seller) in respect of each Purchased Asset is true, complete and accurate in all material respects.

1.6. Solvency

The relevant mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganisation, insolvency, moratorium, administration, examinership or similar insolvency proceeding under applicable law.

1.7. Mortgages

Subject to the Reservations, the Mortgages related to and delivered in connection with such Purchased Asset constitute valid and enforceable first priority mortgages upon the related underlying Mortgaged Property comprising real estate prior to all other Liens, except for:

(a)	any Lien arising by operation of law and in the ordinary course of trading of the relevant mortgagor;

(b)	matters to which like properties are commonly subject; and

(c)	any other matters expressly agreed by Purchaser (with Most Senior Class Consent),

and none of which matters referred to in item (a) above materially interferes with the security provided by such Mortgage or the marketability or current use of the underlying Mortgaged Property comprising real estate or the current ability of the underlying Mortgaged Property comprising real estate to generate operating income sufficient to service the Purchased Asset(items (a) and (b) above being, the “Permitted Liens”).

1.8. Security Interest

(a)

The Mortgage and general security agreement establishes and creates a legal, valid, subsisting, binding and, subject to the Reservations and Permitted Liens, enforceable first priority perfected (save for the giving of any notices to third parties required to perfect the same) Lien in the relevant mortgagor’s interest in all leases, sub-leases, licenses or other agreements pursuant to which the relevant mortgagor is entitled to occupy, use or possess all or any portion of the related underlying Mortgaged Property comprising real estate (the “Assigned Property”).

(b)	Each grantor under each such Mortgage and general security agreement has the full right to assign by way of security the relevant Assigned Property.

(c)	To Seller’s Knowledge:

(i)	no Person other than the related mortgagor and the Mortgagee owns any interest in any payments due under the related leases;

(ii)	no person other than the Mortgagee holds or has the benefit of a Lien or other interest in the Purchased Asset other than under a Permitted Lien; and

(iii)

there is no agreement, filing or registration that would enable another person to obtain a priority over its security interest which is inconsistent with the priority contemplated by this Agreement and the Transaction Documents.

(d)

Subject to applicable Requirements of Law, the related Mortgage or general security agreement provides for the appointment of a receiver of the rents or allows the holder of the related Mortgage to enter into possession of the related underlying Mortgaged Property to collect rent or provides for rents to be paid directly to the holder of the related Mortgage in the event of a default beyond applicable notice and grace periods, if any, under the related Purchased Asset Documents.

1.9. Hospitality properties

The Purchased Asset Documents for each Purchased Asset that is secured by a hospitality property operated pursuant to a franchise agreement, operator agreement or management agreement includes an executed tripartite or non-disturbance deed or similar agreement signed by the mortgagor and franchisor and lender of such property enforceable against such franchisor by the holder of the Mortgage. The Mortgage or related security agreement for each Purchased Asset secured by a hospitality property creates a registered and perfected security interest in the revenues of such property.

1.10. Mortgage status; Waivers and modifications

(a)

Except for releases required or permitted under the terms and conditions of the related Purchased Asset Documents, no Mortgage has been satisfied, cancelled, rescinded or subordinated in whole or in material part, and the related underlying Mortgaged Property comprising real estate has not been released from such Mortgage, in whole or in material part, nor has any instrument been executed that would affect any such satisfaction, cancellation, subordination, rescission or release except as specifically set forth by a document in the related Purchased Asset File.

(b)

None of the terms of any Mortgage, general security agreement or other security document or instrument securing such Purchased Asset have been impaired, waived, altered or modified in any respect, except by written instruments, all of which are included in the related Purchased Asset File.

(c)

No Mortgage securing such Purchased Asset provides for or permits, without the prior written consent of the holder of the Mortgage, the related underlying Mortgaged Property comprising real estate to secure any other debt or obligation.

1.11. Fixtures

Subject to the Reservations and Permitted Liens, the general security agreement and Mortgage in respect of each Purchased Asset contains valid and enforceable first priority Liens over those items of personal property located on the underlying Mortgaged Property for such Purchased Asset that either: (a) are reasonably necessary for the mortgagor in respect of the same to operate such underlying Mortgaged Property; or (b) are (as indicated in the valuation obtained in connection with the origination of such Purchased Asset) material to the value of the underlying Mortgaged Property subject to Permitted Liens.

1.12. Registrations and Filings

All acts and things have been done and all filings, recordings and registrations have been made (or will have been submitted in proper form for filing, recording and/or registration within any applicable time limits) in all public places (including the relevant land titles office or registry in the State or Territory of Australia where the property is located (including PEXA (if applicable)) necessary to perfect a valid first priority Lien in each underlying Mortgaged Property securing such Purchased Asset.

1.13. No further advances/no partly paid Assets

(a)	The proceeds of such Purchased Asset have been, or will be on the date of first utilisation of the Purchased Asset, fully disbursed and there is no obligation for future advances with respect thereto.

(b)

All escrow and reserve amounts required to be deposited by each mortgagor on the date of first utilisation of the Purchased Asset under the related Purchased Asset Documents were deposited on such date.

(c)

All escrow deposits and payments required to be escrowed with lender by the terms of each Purchased Asset are in the possession, or under the control, of Seller (or agent of Seller), and there are no material deficiencies with regard thereto (subject to any applicable notice and cure period). All of Seller’s interest in such escrows and deposits will be secured by Seller, on behalf of Purchaser, hereunder.

(d)

With respect to such Purchased Asset, any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any funds escrowed for such purpose that were to have been complied with on or before the Purchase Date for the same have been complied with, or any such funds so escrowed have not been released.

(e)	Neither Seller nor any of its Affiliates has any obligation to make any further capital contributions to any mortgagor under such Purchased Asset.

(f)

Other than as described in paragraph (a) above, in connection with the origination of such Purchased Asset, Seller or its Affiliates has no obligation to make loans to, make guarantees on behalf of, or otherwise extend credit to, or make any of the foregoing for the benefit of, any mortgagor or any other person under or in connection with such Purchased Asset.

1.14. Purchased Asset Documents provisions

To the extent applicable, the Purchased Asset Documents for such Purchased Asset together with applicable law, contain customary and enforceable provisions for comparable Underlying Mortgaged Properties similarly situated such as to render the rights and remedies of the lender thereunder adequate for the practical realisation against the related underlying Mortgaged Property of the principal benefits of the security intended to be provided thereby.

There is no exemption available to the related mortgagor that would interfere with such right of enforcement except (a) any statutory right of redemption or (b) any limitation arising under anti-deficiency laws or by bankruptcy, receivership, conservatorship, reorganisation, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

1.15. Security trusts

To the extent applicable, if any Mortgage, general security agreement or other Lien constituted in the Purchased Asset Documents for such Purchased Asset is held on trust for the lenders and/or related parties:

(a)	a trustee, duly qualified under applicable law to serve as such, is properly designated and serving as such; and

(b)

no fees or expenses other than customary fees, costs and indemnities (including annual agency/security agency fees, transfer fees and fees for management time) are payable to such trustee by Seller in the event the related mortgagor does not fulfil its obligations to pay such amounts under the Purchased Asset.

1.16. Status of the Purchased Asset Documents

The Purchased Asset Documents for such Purchased Asset that were executed by or on behalf of the related mortgagor are the legal, valid and binding obligation of such mortgagor(s), enforceable in accordance with its terms except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganisation, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except that certain provisions of such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable laws, but the inclusion of such provisions does not render any of the Purchased Asset Documents invalid as a whole, and such Purchased Asset Documents taken as a whole are enforceable to the extent necessary and customary for the practical realisation of the principal rights and benefits afforded thereby.

1.17. Insurance

(a)

Each underlying Mortgaged Property securing such Purchased Asset is, and is required pursuant to the related Purchased Asset Documents to be, covered by insurance (including, without limitation with respect to fire and extended perils insurance included within the classification “All Risk of Physical Loss”) on the relevant underlying Mortgaged Property and plant and machinery thereon (including fixtures and improvements) at least equal to the lesser of the replacement cost of improvements located on such underlying Mortgaged Property, with no deduction for depreciation, and the outstanding principal balance of such Purchased Asset(subject to customary deductibles) and in any event, the amount necessary to avoid the operation of any co-insurance provisions on a full replacement cost basis of such underlying Mortgaged Property (in some cases exclusive of foundations and footings) with an agreed amount endorsement to avoid application of any coinsurance provision; such policies contain a standard mortgagee clause naming mortgagee and its successor-in-interest as additional insureds or loss payee, as applicable.

(b)

Each underlying Mortgaged Property comprising real estate securing such Purchased Asset is covered by business interruption or rental loss insurance in an amount at least equal to (i) three (3) years of operations, with an extended indemnity for three (3) additional years after property is repaired or rebuilt as a result of casualty or condemnation or (ii) in some cases all rents and other amounts customarily insured under this type of insurance of the underlying Mortgaged Property.

(c)

Each underlying Mortgaged Property securing such Purchased Asset is covered by comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related underlying Mortgaged Property, in an amount usually covered by a reasonably prudent mortgagee of a property of the same nature and in a comparable location.

(d)	The relevant insurance policy for any underlying Mortgaged Property comprising real estate securing such Purchased Asset provides cover in respect of at least three years loss of rent.

(e)

Such insurance policy contains a standard mortgagee clause that names the Seller (or agent or trustee therefor) in respect of such Purchased Asset(each a “Mortgagee”) in respect of such Purchased Asset as an additional insured and interested party and that requires at least thirty days’ (in the case of termination or cancellation other than for non-payment of premiums) and at least ten days’ (in the case of termination or cancellation for non-payment of premiums or where applicable law so requires) prior notice to the holder of the related Mortgage, and no such notice has been received, including any notice of non-payment of premiums, that has not been cured.

(f)

Each Mortgage and general security agreement securing such Purchased Asset obliges the related mortgagor to maintain all such insurance and, upon such mortgagor’s failure to do so, authorises the holder of the Mortgage to maintain such insurance at the related mortgagor’s cost and expense and to seek reimbursement therefor from such mortgagor.

(g)

Any insurance proceeds in respect of loss, damage or destruction, will be applied either: (i) to the repair or restoration of all or part of the related underlying Mortgaged Property comprising real estate; or (ii) the reduction of the outstanding principal balance of such Purchased Asset, subject in either case to requirements with respect to leases at the related underlying Mortgaged Property comprising real estate and to other exceptions customarily provided for by prudent institutional lenders for similar loans.

(h)

The related underlying Mortgaged Property is insured by an insurance policy, issued by an insurer meeting the requirements of such Purchased Asset and having a claims-paying or financial strength rating of at least A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited. The insurer issuing each of the foregoing insurance policies is qualified to write insurance in the jurisdiction where the related underlying Mortgaged Property is located.

(i)

All premiums with respect to the insurance policies insuring each underlying Mortgaged Property have been paid in a timely manner or escrowed to the extent required by the Purchased Asset Documents, and Seller has not received any notice of cancellation or termination. The relevant Purchased Asset File contains the insurance policy required for such Purchased Asset or a certificate of insurance for such insurance policy.

(j)

None of the Purchased Asset Documents contain any provision that expressly excuses the related borrower from obtaining and maintaining insurance coverage for acts of terrorism and, in circumstances where terrorism insurance is not expressly required, the mortgagee is not prohibited from requesting that the related borrower maintain such insurance, in each case, to the extent such insurance coverage is generally available for like properties in such jurisdictions at commercially reasonable rates. Each underlying Mortgaged Property is insured by an “all-risk” casualty insurance policy that does not contain an express exclusion for (or, alternatively, is covered by a separate policy that insures against property damage resulting from) acts of terrorism.

1.18. Mortgagor

(a)

The owners of each underlying Mortgaged Property securing such Purchased Asset were duly organised and validly existing and, as of the time of the origination of such Purchased Asset with requisite power and authority to own their assets and to transact the business in which they is now engaged, and such Underlying Mortgaged Properties constitute the principal assets of the owners of such underlying Mortgaged Property.

(b)

The owners of each underlying Mortgaged Property comprising real estate securing such Purchased Asset has good and marketable title to such underlying Mortgaged Property comprising real estate and such owners have not received any written notice regarding any violation of any easement, restrictive covenant or similar instrument affecting the underlying Mortgaged Property comprising real estate that would materially and adversely affect the value or marketability of the related underlying Mortgaged Property comprising real estate.

1.19. Leasehold Title

Each underlying Mortgaged Property comprising real estate securing such Purchased Asset consists of the related mortgagor’s freehold estate or, if such Purchased Asset is secured in whole or in part by the interest of a mortgagor under a Ground Lease, by the related mortgagor’s interest in the Ground Lease. With respect to any Purchased Asset secured by a Ground Lease:

(a)

such Ground Lease has, where registerable, been duly registered with the relevant land titles office or registry in the State or Territory of Australia where the property is located (including PEXA (if applicable); such Ground Lease permits the current use of the underlying Mortgaged Property comprising real estate and permits or does not prohibit the interest of the Ground Lessee thereunder to be encumbered by the related Mortgage and does not restrict the use of the related underlying Mortgaged Property comprising real estate by such Ground Lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage by limiting in any way its current use; and there has been no material change in the payment terms of such Ground Lease since the origination or acquisition of the related Purchased Asset, with the exception of material changes reflected in written documents that are a part of the related Purchased Asset File;

(b)

such Ground Lease is in full force and effect, and Seller has received no notice that an event of default has occurred thereunder, and, to Seller’s Knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in a breach of covenant under the terms of such Ground Lease;

(c)	such Ground Lease has an original term (including any extension options set forth therein) which extends at least twenty (20) years beyond the stated maturity date of such Purchased Asset;

(d)

under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the lessor and the related Mortgage, taken together, any related insurance proceeds will be applied either to the repair or restoration of all or part of the related underlying Mortgaged Property comprising real estate, with the Mortgagee having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party (including the relevant insurer) to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender for conduit programs), or to the payment or defeasance of the outstanding principal balance of such Purchased Asset together with any accrued interest thereon;

(e)

such Ground Lease does not impose any restrictions on subletting which would be viewed as commercially unreasonable by Seller; such Ground Lease contains a covenant (or applicable laws provide) that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any lessee in the relevant portion of such underlying Mortgaged Property subject to such Ground Lease for any reason, or in any manner, which would materially adversely affect the security provided by the related Mortgage;

(f)

such Ground Lease may not be amended, modified, cancelled or terminated without the prior written consent of Seller in its capacity as lender under the Purchased Asset Documents for such Purchased Asset and any such action without such consent is not binding on Seller in its capacity as lender under such Purchased Asset Documents, its successors or assigns, except termination or cancellation if (i) an event of default occurs under the Ground Lease, (ii) notice thereof is provided to Seller in its capacity as lender under such Purchased Asset Documents and (iii) (A) such default is curable by Seller in its capacity as lender under such Purchased Asset Documents provided in the Ground Lease but remains uncured beyond the applicable cure period, (B) in the case of any such default that is not curable by such Mortgagee, or in the event of the bankruptcy or insolvency of the lessee under such Ground Lease, such Mortgagee has the right, following termination of the existing Ground Lease or rejection thereof by a liquidator or similar party, to enter into a new ground lease with the lessor on substantially the same terms as the existing Ground Lease; and (C) all rights of the mortgagor under such Ground Lease may be exercised by or on behalf of such Mortgagee under the related Mortgage upon enforcement;

(g)

upon the enforcement of the related Purchased Asset, the mortgagor’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder (or, if any such consent is required, it has been obtained prior to the date on which Seller purchases an Eligible Interest related to such Asset (or acceptance of a deed in lieu thereof);

(h)

the Ground Lease or ancillary agreement between the lessor and the Ground Lessee requires the lessor to give notice of any default by the Ground Lessee to the Mortgagee. The Ground Lease or ancillary agreement further provides that no notice given is effective against the Mortgagee unless a copy has been given to the Mortgagee in a manner described in the Ground Lease or ancillary agreement;

(i)

a Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease;

(j)

if applicable and to the Knowledge of Seller, the lessor under such Ground Lease consented to and acknowledged: (i) the creation of the Mortgage for such Purchased Asset; and (ii) that any enforcement of such Purchased Asset and related change in ownership of the Ground Lessee will not require the consent of the lessor under such Ground Lease or constitute a default under such Ground Lease; and

(k)

such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related fee or long leasehold interest and permitted encumbrances and such Ground Lease is, and shall remain, prior to any mortgage or other lien upon the related fee or long leasehold interest unless a non-disturbance agreement is obtained from the holder of any mortgage on the fee or long leasehold interest that is assignable to or for the benefit of the related lessee and the related Mortgagee.

1.20. Advancement of funds to Seller

No Seller or other lender to the owner of such underlying Mortgaged Property has nor have any of its agents or predecessors in interest with respect to the Purchased Assets, in respect of such Purchased Asset, directly or indirectly, advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related underlying Mortgaged Property other than (a) interest accruing on such Purchased Asset from the date of such disbursement of such Purchased Asset to the date which preceded by thirty (30) days the first payment date under the related Purchased Asset and (b) application and commitment fees, escrow funds, points and reimbursements for fees and expenses, incurred in connection with the origination and funding of the Purchased Asset.

1.21. Cross-collateralisation; Cross-default

Such Purchased Asset is not cross-collateralised or cross-defaulted with any loan or debt securities other than one or more other Purchased Assets.

1.22. Releases of underlying Mortgaged Property

The Purchased Asset Documents for such Purchased Asset do not require the Mortgagee to release all or any material portion of the related underlying Mortgaged Property from the related Mortgage except upon payment in full of all amounts due under such Purchased Asset in relation to such underlying Mortgaged Property; provided that notwithstanding the foregoing, certain of the Purchased Assets may allow partial release (a) upon payment or defeasance of an allocated loan amount which may be formula based, but in no event less than 110% of the allocated loan amount, or (b) in the event the portion of the underlying Mortgaged Property being released was not given any material value in connection with the underwriting or valuation of the related Purchased Asset.

1.23. Acceleration Right

The Purchased Asset Documents for such Purchased Asset contain provisions for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without complying with the requirements of the related Purchased Asset Documents, (a) the related underlying Mortgaged Property, or any controlling interest in the related mortgagor, is directly transferred or sold in a mortgagor, issuance of non-controlling new equity interests, transfers among existing members, partners or shareholders in such mortgagor or an Affiliate thereof, transfers among affiliated mortgagors with respect to such Purchased Asset which are cross-collateralised or cross-defaulted with other mortgage loans or multi-property loans or transfers of a similar nature (such as pledges of ownership interests that do not result in a change of control) or a substitution or release of collateral), or (b) the related underlying Mortgaged Property or controlling interest in the borrower is encumbered in connection with subordinate financing by a Lien against the related underlying Mortgaged Property, other than any existing permitted additional debt or debt otherwise permitted in the Purchased Asset Documents. The Purchased Asset Documents for such Purchased Asset require the borrower to pay all reasonable costs incurred by the mortgagor with respect to any transfer (of any property which is subject to a Mortgage), assumption or encumbrance requiring lender’s approval.

1.24. Approval Rights

Pursuant to the terms of the Purchased Asset Documents for such Purchased Asset: (a) no material terms of any related Mortgage may be waived, cancelled, subordinated or modified in any material respect and no material portion of such Purchased Asset or the underlying Mortgaged Property may be released without the consent of the holder of such Purchased Asset, except to the extent such release is permitted under the terms of the related Purchased Asset Documents; (b) no material action affecting the value of the related underlying Mortgaged Property may be taken by the owner of the related underlying Mortgaged Property with respect to such underlying Mortgaged Property without the consent of the holder of such Purchased Asset; (c) the holder of such Purchased Asset is entitled to approve the business plan or operational budget of the owner of the related underlying Mortgaged Property as it relates to such underlying Mortgaged Property; and (d) the consent of the holder of such Purchased Asset is required prior to the owner of the related underlying Mortgaged Property incurring any additional indebtedness in each case, subject to such exceptions as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property in the jurisdiction in which such underlying Mortgaged Property is located.

1.25. No equity participation or contingent interest

Such Purchased Asset contains no equity participation by the lender or shared appreciation feature or profit participation feature, does not provide for negative amortisation, does not provide for any contingent or additional interest in the form of participation in the cash flow of the related underlying Mortgaged Property and does not have capitalised interest included in its principal balance.

1.26. Inspections

Seller inspected or caused to be inspected each related underlying Mortgaged Property within twelve (12) months of the related Purchase Date. An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Asset no more than twelve (12) months prior to the related Purchase Date. To the best of the Seller’s Knowledge after due inquiry, there exists no material damage to any underlying Mortgaged Property that would have a material adverse effect on the value of such underlying Mortgaged Property as security for the related Purchased Asset other than those disclosed in the engineering report or property condition assessment.

1.27. Subordinated interests

(a)

Such Purchased Asset does not permit the related underlying Mortgaged Property to be encumbered by any Lien subordinate to or of equal priority with the related Mortgage without the prior written consent of the holder thereof subject to such exceptions as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property in the jurisdiction in which such underlying Mortgaged Property is located.

(b)

To the Knowledge of Seller, none of the Underlying Mortgaged Properties securing such Purchased Asset is subject to any Lien which is subordinate to or of equal priority with the related Mortgage subject to such exceptions as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property in the jurisdiction in which such underlying Mortgaged Property is located.

1.28. Origination and Servicing

(a)

The origination (or acquisition), servicing and collection practices used by Seller (and if the Purchased Asset was not originated by Seller, to the Knowledge of Seller, the origination, servicing and collection practices used by such originator) in respect of such Purchased Asset have been in all respects legal, proper and prudent and have met customary industry standards for origination (or acquisition) servicing of commercial property loans (similar to such Purchased Assets).

(b)

The originator of such Purchased Asset was authorised to do business in the jurisdiction in which the related underlying Mortgaged Property is located at all times when it originated and held such Purchased Asset.

1.29. Licenses and permits

The related underlying Mortgaged Property is, in all material respects, in compliance with, and is used and occupied in accordance with, all restrictive covenants of record applicable to such underlying Mortgaged Property and applicable planning laws and all inspections, licenses, permits and certificates of occupancy required by law, ordinance or regulation to be made or issued with regard to the underlying Mortgaged Property have been obtained and are in full force and effect, except to the extent the failure to obtain or maintain such inspections, licenses, permits or certificates of occupancy does not materially impair or materially and adversely affect the use and/or operation of the underlying Mortgaged Property as it was used and operated as of the date of origination of the Purchased Asset or the rights of a holder of the related Purchased Asset.

1.30. Single purpose entity

The mortgagor in respect of such Purchased Asset was, as of the origination of such Purchased Asset, a Special Purpose Vehicle. For this purpose, a “Special Purpose Vehicle” shall mean an entity, other than an individual, in relation to who, the Purchased Asset Documents for such Purchased Asset provide that it was formed or organised solely for the purpose of owning and operating one or more related Underlying Mortgaged Properties securing such Purchased Asset and prohibit it from engaging in any business unrelated to such underlying Mortgaged Property or Properties and the financing thereof does not have any assets other than those related to its interest in such underlying Mortgaged Property or Properties or the financing thereof, or any indebtedness other than as permitted by the related Mortgage or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from any other person, and that it holds itself out as a legal entity, separate and apart from any other person, except as permitted by the related Mortgage or other Purchased Asset Documents.

1.31. Business plan, operational budget or financial statement

The related Purchased Asset Documents for such Purchased Asset require the related mortgagor to furnish to the mortgagee at least annually a business plan or operational budget statement with respect to the related underlying Mortgaged Property showing amounts expected to be disbursed in the forthcoming year.

1.32. No offsets, defences or counterclaims

Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defence, including the defence of usury, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defence, including the defence of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganisation, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defence has been asserted with respect thereto.

1.33. Transferability

Other than consents and approvals obtained as of the related Purchase Date, or those already granted in the related Mortgage and/or Mortgage Loan, no consent or approval by any Person is required in connection with Seller’s sale and/or the acquisition of such Purchased Asset, for any Purchaser’s exercise of any rights or remedies in respect of such Purchased Asset (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by such Purchaser) or for the sale, pledge or other disposition of such Purchased Asset by any Purchaser. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

1.34. Valuation

A valuation of the related underlying Mortgaged Property was conducted in connection with the origination of such Purchased Asset, and to Seller’s Knowledge, such valuation satisfied in all material respects the requirements for a valuation on a market value basis as defined in the then current Royal Institution of Chartered Surveyors Appraisal and Valuation Manual in association with the Incorporated Society of Valuers and Auctioneers and the Institute of Revenues Rating and Valuation, Practice Statement 4 (or its successor) and requirements of ANPS (or its equivalent in any applicable jurisdiction) and IVS.

1.35. No Fraud

No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Purchased Asset nor, to Seller’s Knowledge, were any fraudulent acts committed by any Person in connection with the origination of such Purchased Asset.

1.36. Title

Seller (or an agent thereof) has obtained from lawyers appointed by it (or by the related mortgagor) or with its consent a Certificate of Title (or results from an electronic certificate of title search) which showed no adverse entries, or, if such report did reveal any adverse entry, such entry would not have caused a reasonably prudent lender of money secured on commercial property to decline to proceed with the related advance on its agreed terms.

1.37. Transfer Certificate

Each related Transfer Certificate (as defined in the related Purchased Asset) executed by Seller in blank, (assuming and upon the insertion of an assignee’s name and date) will, at such time but not before, constitute the legal, valid and binding first priority transfer of such Purchased Asset from Seller to such named assignee (except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganisation, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)).

1.38. Improvements

None of the improvements that were included for the purpose of determining the valuation of the related underlying Mortgaged Property at the time of the origination of such Purchased Asset lies outside the boundaries and building restriction lines of such underlying Mortgaged Property, except Underlying Mortgaged Properties which are non-conforming uses, and no improvements on adjoining properties encroach upon such underlying Mortgaged Property, with the exception in each case of immaterial encroachments that do not materially adversely affect the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of such underlying Mortgaged Property. With respect to each Purchased Asset, the property legally described in the survey, if any, obtained for the related underlying Mortgaged Property for purposes of the origination thereof is the same as the property legally described in the Mortgage.

1.39. No compulsory purchase

To Seller’s Knowledge, there are no proceedings pending or threatened, for the total compulsory purchase of the relevant underlying Mortgaged Property or a partial compulsory purchase of the relevant underlying Mortgaged Property that would have a material adverse effect on the value of such underlying Mortgaged Property as security for the related Purchased Asset.

1.40. Environmental matters

(a)

An environmental site assessment or environmental due diligence report relating to each underlying Mortgaged Property and prepared no earlier than twelve (12) months prior to the Purchase Date was obtained and reviewed by Seller in connection with the origination of such Purchased Asset and a copy is included in the Purchased Asset File.

(b)

To Seller’s Knowledge, except as may be set forth in the environmental site assessment, there are no adverse circumstances or conditions with respect to or affecting the underlying Mortgaged Property that would constitute or result in a material violation of any applicable environmental laws, rules and regulations (collectively, “Environmental Laws”), other than with respect to an underlying Mortgaged Property (i) for which environmental insurance is maintained, (ii) that would require (x) any expenditure less than or equal to five percent (5%) of the outstanding principal balance of the Purchased Asset to achieve or maintain compliance in all material respects with any Environmental Laws or (y) any expenditure greater than five percent (5%) of the outstanding principal balance of such Purchased Asset to achieve or maintain compliance in all material respects with any Environmental Laws for which, in connection with this clause (y), adequate sums, but in no event less than 125% of the estimated cost as set forth in the environmental site assessment, were reserved in connection with the origination of the Purchased Asset and for which the related mortgagor has covenanted to perform, (iii) as to which the related mortgagor or one of its affiliates is currently taking or required to take such actions, if any, with respect to such conditions or circumstances as have been recommended by the environmental site assessment or required by the applicable Governmental Authority, (iv) as to which another responsible party not related to the mortgagor with assets reasonably estimated by Seller at the time of origination to be sufficient to effect all necessary or required remediation identified in a notice or other action from the applicable Governmental Authority is currently taking or required to take such actions, if any, with respect to such regulatory authority’s order or directive, (v) as to which the conditions or circumstances identified in the environmental site assessment were investigated further and based upon such additional investigation, an environmental consultant recommended no further investigation or remediation, (vi) as to which a party with financial resources reasonably estimated to be adequate to cure the condition or circumstance that would give rise to such material violation provided a guarantee or indemnity to the related mortgagor or to the mortgagee to cover the costs of any required investigation, testing, monitoring or remediation, (vii) as to which the related mortgagor or other responsible party obtained a “No Further Action” letter or other evidence reasonably acceptable to a prudent commercial mortgage lender that applicable Governmental Authorities had no current intention of taking any action, and are not requiring any action, in respect of such condition or circumstance, or (viii) that would not require substantial cleanup, remedial action or other extraordinary response under any Environmental Laws reasonably estimated to cost in excess of five percent (5%) of the outstanding principal balance of such Purchased Asset;

(c)

With respect to any material adverse environmental condition set forth in the environmental site assessment, there exists either (i) environmental insurance with respect to such underlying Mortgaged Property or (ii) an amount in an escrow account charged as security for such Purchased Asset under the relevant Purchased Asset Documents equal to no less than 125% of the amount estimated in such environmental site assessment as sufficient to pay the cost of such remediation or other action in accordance with such environmental site assessment. Except for any hazardous materials being handled in accordance with applicable Environmental Laws, (i) the related underlying Mortgaged Property is not being used for the treatment or disposal of hazardous materials; (ii) no hazardous materials are being used or stored or generated for off-site disposal or otherwise present at such underlying Mortgaged Property other than hazardous materials of such types and in such quantities as are customarily used or stored or generated for off-site disposal or otherwise present in or at properties of the relevant property type; and (iii) such underlying Mortgaged Property is not subject to any environmental hazard (including, without limitation, any situation involving hazardous materials) that under the Environmental Laws would have to be eliminated before the sale of, or that could otherwise reasonably be expected to adversely affect in more than a de minimis manner the value or marketability of, such underlying Mortgaged Property.

(d)

The related Mortgage or other Purchased Asset Documents contain covenants on the part of the related mortgagor requiring its compliance with any present or future Environmental Laws and regulations in connection with the underlying Mortgaged Property.

(e)

For each of the Purchased Assets that is covered by environmental insurance, each environmental insurance policy is in an amount equal to 125% of the outstanding principal balance of the related Purchased Asset and has a term ending no sooner than the date that is five years after the maturity date of the related Purchased Asset. All environmental assessments or updates that were in the possession of Seller and that relate to an underlying Mortgaged Property as being insured by an environmental insurance policy have been delivered to or disclosed to the environmental insurance carrier issuing such policy prior to the issuance of such policy.

1.41. Governmental action

To Seller’s Knowledge, as of the date of first utilization of the Purchased Asset of the related Purchased Asset, and, as of the Purchase Date, there are no actions, suits, arbitrations or governmental investigations or proceedings by or before any court or other Governmental Authority or agency now pending against or affecting the mortgagor under any Purchased Asset or any underlying Mortgaged Property that, if determined against such mortgagor or such underlying Mortgaged Property, would materially and adversely affect the value of such underlying Mortgaged Property, the security intended to be provided with respect to the related Purchased Asset, or the ability of such mortgagor and/or the current use of such underlying Mortgaged Property to generate net cash flow to pay principal, interest and other amounts due under the related Purchased Asset.

1.42. Underwriting

Each Purchased Asset complied at origination, in all material respects, with all of the terms, conditions and requirements of Seller’s underwriting standards applicable to such Purchased Asset and since origination, the Purchased Asset has been serviced in all material respects in a legal manner in conformance with Seller’s servicing standards.

1.43. Financial statements

The Purchased Asset Documents require the mortgagor to provide the holder of the Purchased Asset with at least annual financial statements and as initial conditions precedent, rent rolls (if applicable).

1.44. Easements

The following statements are true with respect to the related underlying Mortgaged Property: (a) the underlying Mortgaged Property is located on or adjacent to a dedicated road or has access to an irrevocable easement permitting ingress and egress and (b) the underlying Mortgaged Property is served by public or private utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the underlying Mortgaged Property is currently being utilised.

1.45. Withholding tax

All payments of principal interest and other sums due from any borrower to Seller in respect of any underlying Mortgaged Property are made to it under any Purchased Asset without any deduction or withholding for or on account of Tax.

EXHIBIT V-F

REPRESENTATIONS AND WARRANTIES REGARDING INDIVIDUAL

PURCHASED ASSETS (FOR PURCHASED ASSETS SECURED BY MORTGAGED PROPERTIES LOCATED IN CANADA)

(Attached)

Ex. V-F-1

EXHIBIT V-F

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS (FOR PURCHASED ASSETS

SECURED BY MORTGAGED PROPERTIES LOCATED IN CANADA)

Capitalized terms used but not defined in this Exhibit V-F shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V-F is attached (the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V-F may be amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated after the date Seller receives written notice of the amended representations and warranties.

1. Whole Loan; Ownership of Purchased Assets. Each Purchased Asset is a whole loan and not a participation interest in a Purchased Asset. At the time of the sale, transfer and assignment to Purchaser, no Promissory Note or Mortgage or any other applicable Purchased Asset Document was subject to any assignment, participation or pledge, and Seller had good title to, and was the sole legal and beneficial owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges, hypothecs or security interests of any nature encumbering such Purchased Asset.

2. Loan Document Status. Each related Promissory Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Promissory Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Promissory Note, Mortgage or other Purchased Asset Documents.

3. Mortgage Provisions. The Purchased Asset Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement (a) the material terms of such Mortgage, Promissory Note, Mortgage Loan guaranty, and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, cancelled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from any of its material obligations under the Purchased Asset Documents.

5. Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Mortgagee and assignment of any other applicable Purchased Asset Document, constitutes a legal, valid and binding assignment to the Mortgagee. Each related Mortgage and Assignment of Leases and applicable Purchased Asset Document is freely assignable or transferable without the consent of or any requirement to consult with or obtain authorization or consent from the related Borrower.

Each related Mortgage is a legal, valid and enforceable first lien or other first priority mortgage, charge, hypothec and security interest on the related Borrower’s fee (or if identified in the Purchased Asset Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to (i) Permitted Encumbrances (as defined below); (ii) the exceptions to paragraph 6 (“Permitted Liens; Title Insurance”) of this Exhibit V-F set forth in the related report delivered by Seller to Purchaser of any exceptions to the representations and warranties set forth in this Exhibit V-F; and (iii) matters that have been disclosed by or on behalf of the applicable Seller to Purchaser in writing prior to the Purchase Date as part of the Purchased Asset Schedule (each such exception in the foregoing clauses (i) through (iii), a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Except as otherwise set forth in the Title Policy (as hereinafter defined) or that has been disclosed by or on behalf of the applicable Seller to Purchaser in writing prior to the Purchase Date as part of the Purchased Asset Schedule, such Mortgaged Property (subject to and excepting Permitted Encumbrances and Title Exceptions) as of the origination date of the related Mortgage Loan and, to Seller’s Knowledge, as of the related Purchase Date, is free and clear of any recorded mechanics’, construction or builders’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s Knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below).

All actions have been taken and all filings, recordings and registrations have been made (or will have been submitted in proper form for filing, recording and/or registration within any applicable time limits prescribed by applicable Requirements of Law) in all public places necessary to perfect a valid first priority mortgage, charge, hypothec and security interest in the Mortgaged Property and the security created by such Mortgage.

6. Permitted Liens; Title Insurance. The Mortgaged Property securing a Mortgage Loan is covered by a title insurance policy issued by a title insurer in the course of its business in Canada in a form approved for use in the applicable jurisdiction of Canada (or, if such policy is yet to be issued, by a commitment to insure or acknowledgement confirming that a policy will be issued, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; and (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; provided that none of which items (a) through (e), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). None of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. With respect to such Mortgage Loan, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s Knowledge, any other holder of such Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7. Assignment of Leases and Rents. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage) or other applicable comparable Purchased Asset Document. Subject to the Permitted Encumbrances and the Title Exceptions, as applicable, or to the extent disclosed by or on behalf of the applicable Seller to Purchaser in writing prior to the Purchase Date as part of the Purchased Asset Schedule, each related Assignment of Leases or other Purchased Asset Document creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases or Purchased Asset Document, as applicable, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver or receiver-manager is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

8. PPSA Filings / Required Filings. Seller has filed and/or recorded or caused to be filed and/or recorded PPSA financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of PPSA financing statements are required in order to effect such perfection.

9. Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within thirteen months of the Purchase Date.

An engineering report or property condition assessment and such other engineering, property and technical reports that are customarily prepared in connection with the origination of Mortgage Loans secured by Mortgaged Properties located in Canada was prepared in connection with the origination of each Mortgage Loan no more than thirteen months prior to the Purchase Date. To Seller’s Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, and except as disclosed on any engineering report or property condition assessment or other engineering, property and technical reports delivered to Purchaser, as of the Purchase Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

10. Taxes and Assessments. As of the Purchase Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property, to Seller’s Knowledge, have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

11. Condemnation. As of the date of origination of such Mortgage Loan and to Seller’s Knowledge, as of the Purchase Date, Seller has not received written notice from any government agency or body of any proceeding pending or threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

12. Actions Concerning Purchased Asset. As of the date of origination of such Mortgage Loan and to Seller’s Knowledge as of the Purchase Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, the Mortgage or any other Purchased Asset Document, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents, (f) the current principal use of the Mortgaged Property or (g) title or ownership of Seller and/or Purchaser of the Purchased Asset Documents and/or the rights, title and interests thereunder.

13. Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Mortgage Loan are in the possession, or under the control, of Seller or its servicer, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Purchased Asset Documents are being conveyed by Seller to Purchaser or its servicer. There are no deficiencies (subject to any applicable grace or cure periods) under the related Purchased Asset Documents in connection with the escrows and deposits that are required to be escrowed with Mortgagee.

14. No Holdbacks. Except as for Mortgage Loan identified to Purchaser in connection with the subject transaction as having future advances, the principal amount of the Mortgage Loan stated in the Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Seller to merit such holdback).

15. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the outstanding principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance equal to or more than the then-current equivalent of $50 million based on the Spot Rate with respect to the Applicable Currency of such Mortgage Loan as of the date of determination, 18 months).

If any material part of the improvements located on a Mortgaged Property is located in a flood plain area designated by any applicable Governmental Authority or is otherwise identified as having special flood hazards, the related Borrower is required to maintain flood insurance with respect to such improvements and such coverage is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the Mortgage Loan or (ii) the value of the improvements on the related Mortgaged Property located in such flood plain or other flood hazard area.

The Mortgaged Property is covered (as of the Purchase Date), and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than the then-current equivalents of $1 million per occurrence and $2 million in the aggregate based on the Spot Rate with respect to the Applicable Currency of such Mortgage Loan as of the date of determination.

The related Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section due and payable as of the Purchase Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Purchaser. Each related Mortgage Loan obligates the related Borrower to maintain or cause to be maintained all such insurance and, at such Borrower’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Borrower’s reasonable cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require prior notice as provided in the Purchased Asset Documents to the lender of termination or cancellation (or such lesser period, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

16. Access; Utilities; Separate Tax Lots. To Seller’s Knowledge, based solely upon Seller’s review of the related Title Policy (if applicable) and current surveys obtained in connection with origination, each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels (if applicable) which do not include any property which is not part of the Mortgaged Property or, if applicable, is subject to an endorsement under the related Title Policy insuring the Mortgaged Property.

17. No Encroachments. To Seller’s Knowledge based solely on current surveys and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, or except as disclosed by or on behalf of the applicable Seller to Purchaser in writing prior to the Purchase Date, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which encroachments insurance or endorsements were obtained under the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which encroachments insurance or endorsements were obtained under the Title Policy, and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which encroachments insurance or endorsements obtained with respect to the Title Policy.

18. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature.

19. Compliance with Usury Laws. To Seller’s Knowledge, in reliance solely upon legal opinions delivered in connection with a Mortgage Loan, the interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable laws including provincial or federal laws, regulations and other requirements pertaining to usury.

20. Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Promissory Note, each holder of the Promissory Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by Purchaser.

21. Local Law Compliance. To Seller’s Knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy (if applicable), or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy, or matters that have been described in the related Property Report, (ii) are adequately reserved for in accordance with the Purchased Asset Documents, or (iii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Purchased Asset Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

22. Licenses and Permits. Each Borrower covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s Knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

23. Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage, (b) upon payment in full of such Mortgage Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation or taking by a state or other jurisdiction or any political subdivision or authority thereof.

24. Financial Reporting and Rent Rolls. Each Mortgage requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

25. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over the then-current equivalent of $20 million based on the Spot Rate with respect to the Applicable Currency of such Mortgage Loan as of the date of determination, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”) (or the equivalent term under the equivalent Requirements of Law under the relevant non-U.S. jurisdiction), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s Knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA (or the equivalent term under the equivalent Requirements of Law under the relevant non-U.S. jurisdiction), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Purchased Asset Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA (or the equivalent term under the equivalent Requirements of Law under the relevant non-U.S. jurisdiction), or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in the related report delivered by Seller to Purchaser of any exceptions to the representations and warranties set forth in this Exhibit V-F; provided, that if TRIA (or the equivalent Requirements of Law under the relevant non-U.S. jurisdiction) or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

26. Single-Purpose Entity. Except as otherwise disclosed in the Purchased Asset Schedule, each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with an unpaid principal balance as of the Purchase Date in excess of the then-current equivalent of $5 million, based on the Spot Rate with respect to the Applicable Currency of such Mortgage Loan as of the date of determination, provide that the Borrower is a Single-Purpose Entity, and each Mortgage

Loan with an unpaid principal balance as of the Purchase Date of the then-current equivalent of $50 million or more, based on the Spot Rate with respect to the Applicable Currency of such Mortgage Loan as of the date of determination, has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has an unpaid principal balance as of the Purchase Date equal to the then-current equivalent of $5 million, based on the Spot Rate with respect to the Applicable Currency of such Mortgage Loan as of the date of determination, or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loan and prohibit it from engaging in any business unrelated to such Mortgaged Property.

27. Ground Leases. For purposes of this Exhibit V-F, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a) The Ground Lease has been duly recorded or registered or submitted for recordation or registration in a form that is acceptable for recording or registration in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b) The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or cancelled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period);

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e) The Ground Lease does not place, in Seller’s reasonable judgment and to Seller’s Knowledge, commercially unreasonably restrictions on the identity of the Mortgagee and, upon foreclosing on the Mortgage, the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with such Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f) Seller has not received any written notice of material default or forfeiture under or notice of termination of such Ground Lease. To Seller’s Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease, or would lead to a forfeiture of such Ground Lease, and to Seller’s Knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

(g) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h) The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i) The Ground Lease does not impose any restrictions on subletting that would be viewed, in Seller’s reasonable judgment, as commercially unreasonable by a Seller in connection with loans originated for securitization;

(j) Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l) Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in an Act of Insolvency.

28. Servicing. The servicing and collection practices used by Seller (or, to Seller’s Knowledge, the related originator or any interim servicer, if Seller or an Affiliate was not the originator) with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans.

29. Origination and Underwriting. The origination practices of Seller (or to Seller’s Knowledge the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, in material compliance with applicable law and as of the date of its origination, such Mortgage Loan and to the extent originated by Seller or its Affiliates or, if originated by another Person, to Seller’s Knowledge, the origination thereof complied (to Seller’s Knowledge if Seller or an Affiliate was not the originator) in all material respects with, or was exempt from, all requirements of federal, provincial or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, provincial or local law otherwise covered in this Exhibit V-F.

30. No Material Default; Payment Record. As of the Purchase Date and the date of the transfer of any Margin Excess to Seller, no Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination as of the Purchase Date, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments. As of the Purchase Date and the date of the transfer of any Margin Excess to Seller, to Seller’s Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V-F (including, but not limited to, the prior sentence). No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Purchased Asset Documents.

31. Bankruptcy. As of the date of origination, to Seller’s Knowledge as of the Purchase Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Borrower, guarantor or tenant occupying a single- tenant property is a debtor in a state or federal Act of Insolvency or in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium, administration, examinership or similar proceeding.

32. Organization of Borrower. Based solely upon Seller’s reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the related Borrower is an entity organized under the federal or provincial laws of Canada.

33. Environmental Conditions. There is no material and adverse environmental condition or circumstance affecting the related Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the related Mortgaged Property. Neither Seller nor the underlying obligor on such Mortgage Loan has taken any actions which would cause the related Mortgaged Property not to be in material compliance with all applicable Environmental Laws. The related Purchased Asset Documents require the borrower to materially comply with all Environmental Laws. Each Borrower has agreed to either indemnify the mortgagee for any losses resulting from any material, adverse environmental condition (to the extent such condition is not caused by Seller, or from any failure of the Borrower to abide by such Environmental Laws) or has provided environmental insurance.

34. Appraisal. The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Purchase Date. The appraisal is signed by an appraiser who (i) is a member in good standing with the Appraisal Institute Canada holding an Accredited Appraiser Canadian Institute (“AACI”) designation and an Appraisal Institute (“MAI”) designation, and (ii), to Seller’s Knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Canadian Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Institute of Canada.

35. Purchased Asset Schedule. To Seller’s Knowledge, the information pertaining to each Mortgage Loan which is set forth in the Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date.

36. Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Borrower other than in accordance with the Purchased Asset Documents, and, to Seller’s Knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

37. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

38. Transferability: Other than consents and approvals obtained or granted pursuant to the related Mortgage and/or Purchased Asset Documents, no consent or approval by any Person is required in connection with (a) Seller’s sale and/or Purchaser’s acquisition of such Mortgage Loan, (b) Purchaser’s exercise of any rights or remedies in respect of such Mortgage Loan (except with respect to compliance with any applicable Requirement of Law in connection with the exercise of any rights or remedies by Purchaser) or (c) Purchaser’s sale, pledge or other disposition of such Mortgage Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

39. Condition of the Mortgaged Property: (a) Seller has not received notice of any pending or, to Seller’s Knowledge, threatened steps to affect the compulsory purchase of all or any material portion of the Mortgaged Property and (b) to Seller’s Knowledge (based on valuations obtained in connection with the origination of a Mortgage Loan) as of the date of the origination of such Mortgage Loan, no such valuation disclosed any matter or thing that would materially and adversely affect the value or marketability of the Mortgaged Property.

40. Title: If no Title Policy is obtained by Seller, then Seller obtained from its lawyer or other approved party an opinion on title which discloses only liens and/or encumbrances that are Title Exceptions.

41. Provisions of Purchased Asset Documents: (a) to Seller’s Knowledge, the representations and warranties in the applicable Purchased Asset Documents are true and correct in all material respects and (b) the applicable Purchased Asset Documents require the Borrower to provide Seller with (A) annual audited accounts of the Borrower in respect of the Mortgage Loan, (ii) semi-annual unaudited management accounts of the Borrower in respect of the Mortgage Loan, (iii) annual valuations for the Mortgaged Property comprising real estate, (iv) quarterly rent rolls and quarterly forecast of expenses for the Mortgaged Property.

42. Advancement of Funds: Seller has not advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the Borrower, directly or indirectly, for the payment of any amount required by the Mortgage Loan.

43. Cross-Collateralization; Cross-Default: The Mortgage Loan is not cross-collateralized or cross-defaulted with any other loan or security.

44. Acceleration: The applicable Purchased Asset Documents contain provisions for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan if (a) there is a disposal of the Mortgaged Property or the Borrower, or (b) any security interests are created over the Mortgaged Property or the Borrower in contravention of the Purchased Asset Documents.

45. Approval Rights: Pursuant to the terms of the applicable Purchased Asset Documents: (a) no material terms of the Mortgage may be waived, cancelled, subordinated or modified in any material respect and no material portion of the Mortgage or the Mortgaged Property may be released without the consent of the holder of the Mortgage Loan, except to the extent such release is permitted under the terms of the applicable Purchased Asset Documents; (b) no material action affecting the value of the Mortgaged Property may be taken by the owner of the Mortgaged Property with respect to the Mortgaged Property without the consent of the holder of the applicable Purchased Asset Documents; and (c) the consent of the holder of the applicable Purchased Asset Documents is required prior to the owner of the Mortgaged Property incurring any additional indebtedness in each case, subject to such exceptions as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the Mortgaged Property in the jurisdiction in which the Mortgaged Property is located.

46. Reserves: All reserves, funds, escrows and deposits required pursuant to the Purchased Asset Documents for a Mortgage Loan have been so funded and deposited, are in the possession, or under the control, of an agent of trustee for the holder of the Mortgage Loan and, to Seller’s Knowledge, there are no deficiencies in connection therewith.

47. No Fraud: No fraudulent acts were committed by Seller in connection with its acquisition or origination of the Mortgage Loan nor, to Seller’s Knowledge, were any fraudulent acts committed by any person in connection with the origination of the Mortgage Loan.

48. No Equity Participation; No Contingent Interest: No Mortgage Loan (a) contains an equity participation by the lender or shared appreciation feature or profit participation feature, (b) provides for negative amortization, (c) provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property or (d) has capitalized interest included in its principal balance.

49. Transfer Certificate: Each Transfer Certificate executed by Seller in blank (assuming the insertion of the date and an assignee’s name) will constitute the legal, valid and binding first priority assignment of the related Mortgage Loan from Seller to such named assignee (except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)).

For purposes of these representations and warranties, “Mortgagee” shall mean the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

EXHIBIT V-G

REPRESENTATIONS AND WARRANTIES REGARDING INDIVIDUAL

PURCHASED ASSETS (FOR REPACK SECURITIES)

(Attached)

Ex. V-G-1

EXHIBIT V-G

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS (FOR REPACK SECURITIES)

Capitalized terms used but not defined in this Exhibit V-G shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V-G is attached (the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V-G may be amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated after the date Seller receives written notice of the amended representations and warranties.

REPRESENTATIONS AND WARRANTIES

(a) Mortgage Loan. The related Mortgage Loan complies with all of the representations in Exhibit V that are applicable to Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

(b) Ownership. Each Repack Security constitutes all the issued and outstanding beneficial interests of all classes of Capital Stock of the issuer thereof.

(a) Compliance with Law. Each Repack Security complies in all material respects with, or is exempt from, all applicable Requirements of Law relating to such Repack Security.

(b) Good and Marketable Title. Immediately prior to the sale, transfer and assignment to Purchaser thereof, Seller has good and marketable title to, and is the sole beneficial owner and holder of, such Repack Security, and is transferring such Repack Security free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Repack Security. Upon consummation of the purchase contemplated to occur in respect of such Repack Security, Seller will have validly and effectively conveyed to Purchaser all legal and beneficial interest in and to such Repack Security free and clear of any pledge, lien, encumbrance or security interest.

(c) No Fraud. No fraudulent acts were committed by Seller or any other Person in connection with the issuance of such Repack Security.

(d) No Defaults or Waivers. (a) There is (i) no default, breach or violation existing under any agreement or other document governing or pertaining to such Repack Security and (ii) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, or violation under any agreement or other document governing or pertaining to such Repack Security, and (b) no default, breach or violation under any agreement or other document governing or pertaining to such Repack Security has been waived, that, in the case of either (a) or (b), materially and adversely affects the value of such Repack Security; provided, however, that this representation and warranty does not cover any default, breach or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V-F.

(e) No Modifications. Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Repack Security that has not been provided to Purchaser and Seller has not, without Purchaser’s prior written consent, consented to any modification or waiver to any term or provision of any such document, instrument or agreement and no such modification or waiver exists.

(f) Power and Authority. Seller has full right, power and authority to sell and assign such Repack Security to Purchaser and such Repack Security has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

(g) Consents and Approvals. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documents governing such Repack Security, no consent or approval is required under the documents governing such Repack Security by any Person in connection with Seller’s sale and/or Purchaser’s acquisition of, or lien upon, such Repack Security, for Purchaser’s exercise of any rights or remedies in respect of such Repack Security under the documents governing such Repack Security or for Purchaser’s sale, pledge or other disposition of such Repack Security. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other material impediment exists to any such transfer or exercise of rights or remedies with respect to such Repack Security.

(h) No Governmental Approvals. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller is required for any transfer or assignment by the holder of such Repack Security to Purchaser.

(i) DTC or Original Certificates. Seller has caused such Repack Security to be credited to Purchaser’s account on DTC or has delivered to Purchaser or its designee the original certificate or other similar indicia of ownership of such Repack Security, however denominated, reissued in Purchaser’s name.

(j) No Litigation. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Repack Security is or may become obligated.

(k) Duly and Validly Issued. Such Repack Security has been duly and validly issued.

Ex. V-F-2

(l) Repack Securities as Securities. Such Repack Security (a) constitutes “securities” as defined in Section 8-102 of the Uniform Commercial Code, (b) is not dealt in or traded on securities exchanges or in securities markets, (c) does not constitute investment company securities (within the meaning of Section 8-103(c) of the Uniform Commercial Code) and (d) is not held in a securities account (within the meaning of Section 8-103(c) of the Uniform Commercial Code).

(m) No Distributions. There are (x) no outstanding rights, options, warrants or agreements for a purchase, sale or issuance, in connection with such Repack Security, (y) no agreements on the part of Seller to issue, sell or distribute such Repack Security (except as contemplated or permitted by the Master Repurchase Agreement), and (z) no obligations on the part of Seller (contingent or otherwise) to purchase, repurchase, redeem or otherwise acquire any securities or any interest therein (other than from Purchaser or as contemplated by the Master Repurchase Agreement) or to pay any dividend or make any distribution in respect of such Repack Security (other than to Purchaser or as contemplated by the Master Repurchase Agreement until the repurchase of such Repack Security).

Ex. V-F-3

EXHIBIT VI

ASSET INFORMATION

Purchased Asset Name:	Loan Term:
Asset ID #:	Fee/Leasehold:
Asset Type: [Mortgage Loan] [Mezzanine	Property Name:
Loan] [Senior Note] [Senior Participation]	Property Address:
Borrower Name:	Property City:
Sponsor Name:	Property Zip Code:
Recourse?	Property Type (General):
Guaranteed?	Property Type (Specific):
Original Principal Balance:	Cross-Collateralized (Yes/No):*
Maximum Principal Balance:	Appraiser Name:
Origination Date:	Appraised Value:
Loan Type (e.g. fixed/arm):	Appraisal Date:
Current Principal Balance (as of __/__/__):	Covered by Environmental Insurance
Current Interest Rate (per annum)	(Yes/No):
(as of __/__/__):	Secondary Financing in Place (Yes/No):
Remaining Future Advances	Secondary Financing Amount:
(as of __/__/__):	Secondary Financing Description:
Paid to Date:	Future Supplemental Financing (Yes/No):
Next Payment Due Date:	Future Supplemental Financing Description:
Initial Maturity Date:	Servicer:
Fully Extended Maturity Date	Originating Law Firm:
ARD Loan?	Notes:

*	If yes, give property information on each property covered and in aggregate as appropriate. Asset ID’s should be denoted with a suffix letter to signify loans/collateral.

Ex. VI-1

EXHIBIT VII

ADVANCE PROCEDURES

Timing set forth in this Exhibit reflects typical timing Purchaser needs to review the Due Diligence Package. Purchaser will reasonably cooperate with Seller to accommodate shorter timing, as needed, on a case by case basis.

Submission of Due Diligence Package. No less than ten (10) Business Days prior to the each Purchase Date, Seller shall deliver to Purchaser for Purchaser’s review and approval a due diligence package with respect to each Eligible Asset proposed to be purchased on such proposed Purchase Date, which shall contain the following items to the extent such items are applicable to such Eligible Asset and are in Seller’s possession or available to it (the “Due Diligence Package”):

(1) Purchased Asset Documents. With respect to each Eligible Asset:

(a) if such Eligible Asset is not a Wet Purchased Asset, each of the Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents; provided, however, if such Eligible Asset has not been originated and closed at the time of such delivery, Seller shall deliver copies of all draft Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents (with executed copies of all Purchased Asset Documents to be delivered no less than three (3) Business Days prior to the proposed Purchase Date);

(b) if such Eligible Asset is a Wet Purchased Asset, (i) copies of all draft Purchased Asset Documents, along with blacklines against the approved form Purchased Asset Documents, (ii) no later than 11:00 a.m. (New York City time) on the Business Day before the requested Purchase Date, execution versions in final form of (A) the Promissory Note endorsed by the Seller in blank, without recourse (either on the face thereof or pursuant to a separate allonge) and, with respect to Purchased Assets denominated in an Applicable Currency other than U.S Dollars, copies of all Transfer Certificates (or equivalent documentation in any relevant jurisdiction) duly completed and executed by the relevant parties, (B) the Mortgage and/or pledge agreement, (C) evidence satisfactory to Purchaser that all documents necessary to perfect Seller’s (and, by means of assignment to Purchaser on the Purchase Date, Purchaser’s) security interest in the collateral (or, in the case of a Purchased Asset denominated in an Applicable Currency other than U.S Dollars, evidence satisfactory to Purchaser of all filings, recordings, notifications and/or regulations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction to perfect a valid first priority legal mortgage or charge in the collateral) and (D) such other components of the Purchased Asset File as Purchaser may reasonably require on a case by case basis with respect to the particular Purchased Asset, in each case, along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts and (iii) not later than the third (3rd) Business Day following the related Purchase Date, executed copies of all Purchased Asset Documents along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts;

Ex. VII-1

(c) if such Eligible Asset is a Wet Purchased Asset, a fully executed and delivered Bailee Letter and Bailee Trust Receipt;

(d) certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Eligible Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents; provided, however, with respect to any Wet Purchased Asset, if such certificates or other evidence of insurance are not available at least ten (10) Business Day prior to the related Purchase Date, Seller shall deliver such certificates or other evidence of insurance to Purchaser as soon as they are available thereafter, and in any case, by no later than 10:00 a.m. (New York City time) on the Business Day before the requested Purchase Date. Such certificates or other evidence shall indicate that Seller, will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents;

(e) all surveys of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

(f) satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Purchaser with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset and Borrower, such searches to be conducted in such location reasonably satisfactory to Purchaser;

(g) an unconditional commitment to issue a Title Policy in favor of Seller and Seller’s successors and/or assigns with respect to Seller’s interest in the related real property and insuring the assignment of the Eligible Asset to Purchaser, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset, or an endorsement or confirmatory letter from the title insurance company that issued the existing title insurance policy, in favor of Seller and Seller’s successors and/or assigns, that amends the existing title insurance policy by stating that the amount of the insurance is not less than the maximum principal amount of the Eligible Asset (taking into account the proposed advance); and

(h) certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority.

(2) Transaction-Specific Due Diligence Materials. Each of the following:

(a) a summary memorandum outlining the proposed Transaction, including transaction benefits and all material underwriting risks and all Underwriting Issues,

(b) the Asset Information and, if available, maps and photos of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

Ex. VII-2

(c) a current rent roll and roll over schedule;

(d) a cash flow pro-forma, plus historical information;

(e) a description of the underlying real estate directly or indirectly securing or supporting such Eligible Asset and any other collateral securing such Eligible Asset, the related collateral securing such Eligible Asset, if any;

(f) indicative debt service coverage ratios;

(g) indicative loan-to-value ratios;

(h) a term sheet outlining the transaction generally;

(i) a description of the Borrower and sponsor, including experience with other projects (real estate owned), their ownership structure (including, without limitation, the board of directors, if applicable) and financial statements, if available;

(j) a description of Seller’s relationship, if any, to the Borrower and sponsor; and

(k) copies of documents evidencing such Eligible Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Purchaser, Seller shall deliver such items to Purchaser promptly upon Seller’s receipt of such items.

(3) Environmental and Engineering. A “Phase 1” (and, if recommended by such “Phase 1”, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Purchaser, by an engineer or environmental consultant reasonably approved by Purchaser.

(4) Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

(5) Appraisal. An appraisal by a member of the Appraisal Institute performed in accordance with The Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and in relation to Purchased Assets denominated in Australian Dollars, performed in accordance with the Australia and New Zealand Valuation and Property Standards published by the Australian Property Institute and the Property Institute of New Zealand. The related appraisal shall (A) be dated less than twelve (12) months prior to the origination of the Eligible Asset and (B) not be ordered by the related borrower or an Affiliate of the related borrower.

Ex. VII-3

(6) Opinions of Counsel. Copies of all opinions of counsel addressed to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction (including, without limitation, as to enforceability of the loan documents, due formation, authority, choice of law, bankruptcy and perfection of security interests) delivered in connection with the origination thereof; provided that Seller may deliver drafts of such opinions if the relevant Eligible Asset is a Wet Purchased Asset, and shall deliver final, executed copies of such opinions (with blacklines to the previously distributed drafts) on the Purchase Date of such Eligible Asset; provided, further, that with respect to Eligible Assets which provide that the Borrower must be a Single-Purpose Entity (as defined in Exhibit V), a counsel’s opinion regarding non-consolidation of the Borrower shall not be required if such Eligible Asset has a maximum principal balance of less than $20 million as of the proposed Purchase Date.

(7) Additional Real Estate Matters. To the extent obtained by Seller from the Borrower or the underlying obligor at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Purchaser, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.

(8) Exceptions Report. A list of all exceptions to the representations and warranties set forth in Exhibit VI to this Agreement relating to the Purchased Asset and any other Eligibility Criteria for such Purchased Asset (the “Requested Exceptions Report”).

(9) Know Your Customer Information. All documentation and other information received, and the results of all searched and investigations performed, as part of “Know Your Customer” and Sanctions diligence with respect to the related Borrower, guarantor and related parties.

(10) Other Documents. Any other documents as Purchaser or its counsel shall reasonably deem necessary.

(11) Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clause (a) above, Purchaser shall endeavor to, no less than two (2) Business Days prior to the proposed Purchase Date (i) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has not approved the proposed Eligible Asset as a Purchased Asset or (ii) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has approved the proposed Eligible Asset as a Purchased Asset. Purchaser’s failure to respond to Seller on or prior to two (2) Business Days prior to the proposed Purchase Date, shall be deemed to be a denial of Seller’s request that Purchaser approve the proposed Eligible Asset, unless Purchaser and Seller has agreed otherwise in writing.

(12) Assignment Documents. No less than two (2) Business Days prior to the proposed Purchase Date, Seller shall have delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel, execution versions of all applicable assignment documents in blank with respect to the proposed Eligible Asset that shall be subject to no liens except as expressly permitted by Purchaser. Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as in each case shall be reasonably satisfactory to Purchaser.

Ex. VII-4

EXHIBIT VIII

FORM OF MARGIN CALL

[DATE]

Via Electronic Transmission

[Applicable Seller Entity]

c/o Blackstone Private Real Estate Credit and Income Fund

[345 Park Avenue, 24th Floor

New York, New York 10154

Attention: [   ]

Email: [   ]]

Re:

Master Repurchase Agreement, dated as of May 13, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and among Barclays Bank PLC (“Purchaser”), RE BDC Loans 1, LLC and any Additional Seller joined thereto from time-to-time (each, a “Seller”)

Ladies and Gentlemen:

Pursuant to Article 4(a) of the Master Repurchase Agreement, Purchaser hereby notifies [APPLICABLE SELLER ENTITY] that a Margin Deficit Event has occurred as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Purchased Asset:

(a)	Maximum Purchase Price of Purchased Asset:	[$][€][£][kr][A$][$CAD]
(b)	Outstanding Purchase Price of Purchased Asset:	[$][€][£][kr][A$][$CAD]
(c)	Margin Deficit ((a) minus (b)):	[$][€][£][kr][A$][$CAD]

A Margin Deficit Event exists with respect to the Purchased Asset identified above when the amount in (c) above is at least $250,000 (or, with respect to any Purchased Asset for which the Applicable Currency is not the Base Currency, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Purchased Asset as of the date of determination).

MARGIN DEFICIT:	[$][€][£][kr][A$][$CAD]

Accrued interest from_______ to ________:	[$][€][£][kr][A$][$CAD]

TOTAL AMOUNT DUE:	[$][€][£][kr][A$][$CAD]

Ex. VIII-1

WHEN A MARGIN DEFICIT EVENT EXISTS, APPLICABLE SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4(b) THEREOF.

BARCLAYS BANK PLC, as Purchaser

By:
Name:
Title:

Ex. VIII-2

EXHIBIT IX

FORM OF RELEASE LETTER

[DATE]

Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Re:

Master Repurchase Agreement, dated as of May 13, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and among Barclays Bank PLC (“Purchaser”), RE BDC Loans 1, LLC and any Additional Seller joined thereto from time-to-time (each, a “Seller”)

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release to you all rights, interests or claims of any kind other than any rights, interests or claims under the Master Repurchase Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Purchaser of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement and/or the related Confirmation, as applicable. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Very truly yours,

[APPLICABLE SELLER ENTITY]

By:
Name:
Title:

Ex. IX-1

Schedule A

[List of Purchased Asset Documents]

Ex. IX-2

EXHIBIT X

FORM OF COVENANT COMPLIANCE CERTIFICATE

[DATE]

Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Re:

Master Repurchase Agreement, dated as of May 13, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and among Barclays Bank PLC (“Purchaser”), RE BDC Loans 1, LLC and any Additional Seller joined thereto from time-to-time (each, a “Seller”)

Ladies and Gentlemen:

This Covenant Compliance Certificate is furnished pursuant to that Master Repurchase Agreement and the Guaranty dated as of May 13, 2025 (the “Guaranty”) made by Blackstone Private Real Estate Credit and Income Fund (“Guarantor”) in favor of Purchaser. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(i) I am a duly elected, qualified and authorized [Chief Financial Officer] of Guarantor.

(ii) All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct in all material respects as of the date hereof.

(iii) I have reviewed the terms of the Master Repurchase Agreement, the Guaranty and the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of the Seller Parties during the accounting period covered by the financial statements attached (or most recently delivered to Purchaser if none are attached).

(iv) I am not aware of any facts or circumstances that, in the commercially reasonable judgement of any Seller, have caused, or are reasonably likely to cause the Market Value of any Purchased Asset to decline at any time within the reasonably foreseeable future.

Ex. X-1

(v) As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 12(b)(v) of the Master Repurchase Agreement, each Seller Party has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in the Master Repurchase Agreement, the Guaranty and the other Transaction Documents to be observed, performed or satisfied by it.

(vi) The examinations described in paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements, or as of the date of this Covenant Compliance Certificate (including immediately after giving effect to any pending Transactions requested to be entered into), except as set forth below.

(vii) As of the date hereof, each of the representations and warranties made by each Seller Party in any Transaction Document is true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, other than as set forth in any Requested Exceptions Report approved in accordance with the Master Repurchase Agreement.

(viii) Each Seller Party hereby represents and warrants on behalf of itself that (A) it is in compliance in all material respects with all of the terms and conditions of the Transaction Documents to which it is a party and (B) it has no claim or offset against Purchaser under such Transaction Documents.

(ix) To the best of my knowledge, each Seller Party has, during the period since the delivery of the immediately preceding Covenant Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained the Master Repurchase Agreement, the Guaranty and the other Transaction Documents to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes a Default or an Event of Default (in each case, including immediately after giving effect to any pending Transactions requested to be entered into), except as set forth below.

(x) Attached hereto are the calculations demonstrating compliance with the financial covenants set forth in Article V(k) of the Guaranty.]

Described below are the exceptions, if any, to any of the foregoing, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Seller Party has taken, is taking, or proposes to take with respect to each such condition or event:

Ex. XI-2

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered as of the date first above written.

[BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND]

By:
Name:
Title:

Ex. XI-3

EXHIBIT XI

FORM OF REDIRECTION LETTER

[Applicable Seller Entity]

c/o Blackstone Private Real Estate Credit and Income Fund

345 Park Avenue

New York, New York 10154

REDIRECTION LETTER

AS OF [  ], 20[ ]

[Servicer][Borrower][Other Obligor]

Ladies and Gentlemen:

Please refer to: (a) that certain [Loan Agreement], dated [    ], 20[ ], by and between [    ] (the “Borrower”), as borrower, and [   ] (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[   ] loan made by the Lender (or its predecessor in interest) to the Borrower on [     ], 20[ ] (the “Loan”).

You are advised as follows, effective as of the date of this letter.

Assignment of the Loan. The Lender has entered into a Master Repurchase Agreement, dated as of May 13, 2025 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), with Barclays Bank PLC (“Purchaser”), and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to Purchaser subject to the terms of the Repurchase Agreement. This assignment shall remain in effect unless and until Purchaser has notified you otherwise in writing.

Direction of Funds. In connection with the Lender’s obligations under the Repurchase Agreement, the Lender hereby directs you to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan as and when due and payable to the Lender to the following account at [PNC Bank, National Association for the benefit of Purchaser]:

PNC Bank, National Association

ABA #[     ]

Deposit Acct No.: [     ]

Deposit Account Name: [   ] – Deposit Account

This direction shall remain in effect unless and until Purchaser has notified you otherwise in writing.

Modifications, Waivers, Etc. No modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of this letter shall be effective without the prior written consent of Barclays.

Ex. XI-4

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.

[SIGNATURE PAGE FOLLOWS]

Ex. XI-5

Very truly yours,

[ ]

By:
Name:
Title:

Agreed and accepted this [ ]
day of [ ], 20[ ]

[ ]

By:
Name:
Title:

Ex. XI-6

EXHIBIT XII

FORM OF BAILEE LETTER

[Applicable Seller Entity]

c/o Blackstone Private Real Estate Credit and Income Fund

[345 Park Avenue

New York, New York 10154]

        , 20

Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attn: Daniel L. Stanco, Esq.

Re:	Bailee Agreement (the “Bailee Agreement”) in connection with the sale of [Name of Purchased Asset(s)] by [APPLICABLE SELLER ENTITY] (“Seller”) to Barclays Bank PLC (“Purchaser”)

Ladies and Gentlemen:

Reference is made to that certain Master Repurchase Agreement dated as of May 13, 2025, by and among inter alia, Seller, such other Sellers party thereto and Purchaser (as the same may be amended, modified or supplemented from time to time, the “Repurchase Agreement”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Ropes & Gray LLP (“Bailee”) hereby agree as follows:

1. Seller shall deliver to Bailee and Bailee shall hold, in connection with the Purchased Asset[s] delivered to Bailee hereunder (for Bailee’s delivery to Custodian), the custodial delivery certificate (the “Custodial Delivery Certificate”) attached hereto as Attachment 1, in connection with the Purchased Asset[s] identified thereon.

2. On or prior to the date indicated on the Custodial Delivery Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to Bailee, as bailee for hire, the documents set forth on Exhibit B to the Custodial Delivery Certificate (collectively, the “Purchased Asset File[s]”) for the Eligible Asset[s] (the “Purchased Asset[s]”) listed in Exhibit A to the Custodial Delivery Certificate.

Ex. XII-1

3. Bailee shall issue and deliver to Purchaser and Custodian (as defined in Section 5 below) on or prior to the Funding Date by electronic mail in the name of Purchaser, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Trust Receipt”), which Trust Receipt shall state that Bailee has received the documents comprising the Purchased Asset File[s] as set forth in the Custodial Delivery Certificate.

4. On the applicable Funding Date, in the event that Purchaser fails to purchase any Eligible Asset from Seller that is identified in the related Custodial Delivery Certificate (as confirmed by Purchaser in writing (which may include electronic mail)), Bailee shall release the Purchased Asset File[s] to Seller in accordance with Seller’s instructions.

5. Following the Funding Date and the funding of the Purchase Price for the applicable Purchased Asset[s], Bailee shall forward the Purchased Asset File[s] to U.S. Bank, National Association (the “Custodian”), at 1133 Rankin Street, Suite 100, St. Paul, Minnesota 55116, Attention: Commercial Review Team, by insured overnight courier for receipt by Custodian no later than 1:00 p.m. on the third (3rd) Business Day following the applicable Funding Date (the “Delivery Date”).

6. From and after the applicable Funding Date until the time of receipt of Purchaser’s written confirmation as described in Section 4 hereof or the applicable Delivery Date, as applicable, Bailee (a) shall maintain continuous custody and control of the related Purchased Asset File[s] as bailee for Purchaser (excluding any period when the same [is/are] under the delivery process described in Section 5 hereof) and (b) shall hold the related Purchased Asset File[s] as sole and exclusive bailee for Purchaser unless and until otherwise instructed in writing by Purchaser.

7. In the event that Bailee fails to deliver to Purchaser a Promissory Note or other material portion of a Purchased Asset File[s] that was in its possession to Custodian within five (5) Business Days following the applicable Funding Date and the funding of the Purchase Price for the applicable Purchased Asset[s], the same shall constitute a “Bailee Delivery Failure” under this Bailee Agreement.

8. Seller agrees to indemnify and hold Bailee and its partners, directors, officers and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and costs, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by Bailee) were imposed on, incurred by or asserted against Bailee because of the breach by Bailee of its obligations hereunder, which breach was caused by gross negligence or willful misconduct on the part of Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of Bailee or the termination or assignment of this Bailee Agreement.

Ex. XII-2

9. Bailee agrees to indemnify and hold Purchaser and its owners, officers, directors, employees, affiliates and designees, harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee), including reasonable attorneys’ fees and costs of outside counsel, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Bailee Delivery Failure that was caused by the gross negligence or willful misconduct on the part of Bailee or any of its partners, directors, officers or employees. The foregoing indemnification shall survive any termination or assignment of this Bailee Agreement.

10. Seller hereby represents, warrants and covenants that Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that Bailee hereunder may act as counsel to Seller in connection with a proposed Transaction and may represent Seller in connection with any dispute related to this Bailee Agreement or the Transaction Documents.

11. This Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

12. This Bailee Agreement may not be assigned by Seller or Bailee without the prior written consent of Purchaser.

13. For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent.

14. This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

15. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON NEXT PAGE]

Ex. XII-3

Very truly yours,

[_________]

By:
Name:
Title:

ACCEPTED AND AGREED:

ROPES & GRAY LLP, as Bailee

By:
Name:
Title:

ACCEPTED AND AGREED:

BARCLAYS BANK PLC, as Purchaser

By:
Name:
Title:

Ex. XII-4

ATTACHMENT 1 TO BAILEE AGREEMENT

CUSTODIAL DELIVERY CERTIFICATE

[See attached]

ATTACHMENT 2 TO BAILEE AGREEMENT

FORM OF BAILEE TRUST RECEIPT

    , 20

Barclays Bank PLC

745 7th Avenue

New York, New York 10019

Attention: Francis X. Gilhool, Jr.

Re:	Bailee Agreement, dated , 20 (the “Bailee Agreement”) among [ ] (“Seller”), Barclays Bank PLC (“Purchaser”) and Ropes & Gray LLP (“Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Section 3 of the above-referenced Bailee Agreement, the undersigned, as Bailee, hereby certifies that as to the Purchased Asset[s] described in Exhibit A to the Custodial Delivery Certificate, it has reviewed the Purchased Asset File[s] and has determined that all documents listed in Exhibit B to the Custodial Delivery Certificate are in its possession.

Bailee hereby confirms that it is holding the Purchased Asset File[s] as agent and bailee for the exclusive use and benefit of Purchaser pursuant to the terms of the Bailee Agreement.

All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.

ROPES & GRAY LLP, as Bailee

By:
Name:
Title: